     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1998


                                                      REGISTRATION NO. 333-50891
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        SYKES HEALTHPLAN SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

                FLORIDA                                   7389                                  59-3484556
     (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                Identification Number)

                            11405 BLUEGRASS PARKWAY
                           LOUISVILLE, KENTUCKY 40299
                                 (502) 267-4900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DAVID E. GARNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        SYKES HEALTHPLAN SERVICES, INC.
                            11405 BLUEGRASS PARKWAY
                           LOUISVILLE, KENTUCKY 40299
                                 (502) 267-4900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                          COPIES OF COMMUNICATIONS TO:

            ROBERT J. GRAMMIG, ESQ.                         MICHAEL A. CAMPBELL, ESQ.
             HOLLAND & KNIGHT LLP                             MAYER, BROWN & PLATT
      400 NORTH ASHLEY DRIVE, SUITE 2300                    190 SOUTH LASALLE STREET
             TAMPA, FLORIDA 33602                            CHICAGO, ILLINOIS 60603
                (813) 227-8500                                   (312) 701-7178

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statements for the same offering. [ ]
                                                    ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The complete U.S. Prospectus follows immediately. Following the U.S. Prospectus are certain pages of the International Prospectus, which include an alternate front cover page, an alternate underwriting section and an alternate back cover page. All other pages of the U.S. Prospectus and the International Prospectus are identical.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS, DATED JULY 20, 1998


PROSPECTUS
                                2,500,000 SHARES

                                  [SHPS LOGO]

                        SYKES HEALTHPLAN SERVICES, INC.
                                  COMMON STOCK
                            ------------------------
    Of the 2,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Sykes HealthPlan Services, Inc. (the "Company"), offered hereby, 2,000,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 500,000 shares are being offered initially in a concurrent international offering outside the United States and Canada by the International Managers (the "International Offering," and together with the U.S. Offering, the "Offerings"). The initial public offering price and the underwriting discount per share are identical for each of the Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Common Stock. See "Underwriting" for a discussion of certain factors to be considered in determining the initial public offering price. It is currently expected that the initial public offering price will be between $11.00 and $13.00 per share.

    The Common Stock has been approved for listing on the Nasdaq National Market System, subject to official notification of issuance, under the symbol "SHPS."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                           PRICE           UNDERWRITING          PROCEEDS
                                                         TO PUBLIC          DISCOUNT(1)        TO COMPANY(2)
---------------------------------------------------------------------------------------------------------------
Per Share..........................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------
Total(3)...........................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company estimated at $1,250,000.
(3) The Company has granted to the U.S. Underwriters and the International Managers options, exercisable within 30 days after the date hereof, to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."
                            ------------------------
    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about            , 1998.
                            ------------------------
MERRILL LYNCH & CO.
              ING BARING FURMAN SELZ LLC
                              NATIONSBANC MONTGOMERY SECURITIES LLC
                                           RAYMOND JAMES & ASSOCIATES, INC.
                            ------------------------
               The date of this Prospectus is             , 1998.

     A diagram entitled "A Bold New Combination of Services," describing the Company's Care Management services and products and Employee Benefit Services.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes that the Underwriters' over-allotment options will not be exercised, (ii) reflects a 0.582 shares for one share reverse stock split to be effected prior to the completion of the Offerings and (iii) excludes 1,700,000 shares of Common Stock to be sold by the Company to HPS simultaneously with the completion of the Offerings in the SHPS Sale (as defined below) at the initial public offering price, less an amount equal to the underwriting discount. Unless the context otherwise requires, references in this Prospectus to the "Company" or "SHPS" are to Sykes HealthPlan Services, Inc., and its subsidiaries. All references herein to industry financial and statistical information are based on trade articles and industry reports that the Company believes to be reliable, although there can be no assurance to that effect. This Prospectus contains forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results in these forward-looking statements as a result of certain of the factors set forth in "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY

     The Company is a provider of outsourced care management ("Care Management") services and products and employee benefits administration and support services ("Employee Benefit Services"). The Company's customers include large corporations, healthcare providers, payors and insurance companies. The Company's Care Management services are designed to enhance the quality of an individual's overall healthcare by carefully evaluating clinically-based solutions to help patients, physicians and healthcare providers and payors select appropriate and efficient medical treatment while providing the opportunity to reduce overall medical expenditures. The Company's Employee Benefit Services enable customers to outsource the administration of their employee benefit programs. By providing its customers with a single-source for comprehensive, clinically-sophisticated Care Management services and products and Employee Benefit Services, the Company believes it has a unique competitive advantage. In addition, the Company believes the integration of such services will enhance the Company's customers' ability to determine in a timely fashion an individual's eligibility to receive services under a customer's benefit plans. The Company currently provides its services to over 50 of the Fortune 500 companies.

     Care Management. The Company's Care Management services and products assist customers in (i) improving the quality of healthcare services provided to patients and (ii) monitoring patients' compliance with their prescribed course of treatment, while (iii) simultaneously reducing inappropriate medical costs. The Company believes that such costs are generally incurred when there is over- or under-utilization of healthcare services, resulting in less effective medical treatment. The Company's Care Management services include demand, utilization, case, disease and disability management. These services are designed to guide a patient through the medical process by prospectively assisting in determining an individual's healthcare needs and monitoring and evaluating the delivery of clinical care provided.

     The Company's clinical staff, comprised of registered nurses and physicians, interacts with patients, providers, payors and insurance companies to assist in determining, implementing and monitoring an effective and efficient customized Care Management program based on each patient's medical profile and clinical protocols developed by the Company in consultation with a network of board certified physicians. For instance, if a patient's physician recommends hospitalization or surgery, a registered nurse reviews the physician's proposed plan of care and discusses it with the patient's physician based on the Company's clinical protocols. In the event the registered nurse believes a second opinion may be warranted, the registered nurse will refer the case to one of the Company's physician medical directors. If the medical director concurs, the medical director will provide the patient with the names of physicians in the patient's area. Physicians identified by the Company to provide second opinions have been screened to verify that they have met the Company's requirements in the relevant area of medicine. The Company handles the paperwork and has the results reported to both the patient and the patient's physician so that both the patient and the physician can review the consulting physician's report before deciding whether or how to proceed with treatment. The Company believes that the by-products of a successful Care Management program can include not only reduced medical costs for the payor or insurance company and the patient but also improved patient outcomes and increased patient satisfaction.

     In addition, for providers and payors that wish to perform their own quality assurance or utilization management functions, the Company provides quality and utilization managed care software solutions through its OPTIMED(R) ("Optimed") software products and related services. These products are based on clinical protocols and criteria ("Optimed Protocols") developed and reviewed by the Company's medical panel of approximately 250 board certified physicians.

     Employee Benefit Services. The Company's Employee Benefit Services allow its customers to outsource the administration of their employee benefit plans, including enrolling new plan participants, developing and maintaining records, verifying or paying claims and producing management reports. The Company provides a broad range of Employee Benefit Services, including benefit plan administration ("BPA"), flexible spending account ("FSA") administration, COBRA administration, retiree benefits services and other ancillary services.

     The Company was formed in December 1997 as a joint venture between HealthPlan Services Corporation ("HPS"), a provider of marketing, administration and risk management services for health insurance programs, and Sykes Enterprises, Incorporated ("Sykes"), a provider of integrated outsourcing services to the information technology industry. Since its formation, the Company has acquired Health International, Inc. ("HI"), OMS, Incorporated ("OMS") and Sykes HealthPlan Service Bureau, Inc. ("SHSB," formerly Prudential Service Bureau, Inc.). The formation of the joint venture and the aforementioned acquisitions were consummated to take advantage of the substantial perceived market opportunity to provide a single-source for comprehensive, clinically-sophisticated Care Management services and products and Employee Benefit Services. Further, to capitalize upon each partner's competitive strengths, members of senior management from each of HPS and Sykes joined the Company.

     The Company believes that the combination of these three companies creates significant opportunities for cross-selling, cost savings and increased sales and marketing efforts. The Company intends to utilize the strong customer relationships that have been established by each of these companies to cross-sell its services to those customers currently using less than all of the Company's services. For instance, the Company intends to cross-sell its Care Management services to users of its Optimed software products and related services. Customers currently using the Company's Optimed software products and related services include over 40 managed care plans covering approximately 20 million individuals, none of which are currently utilizing the Company's Care Management services.

     According to a Congressional Budget Office report, healthcare spending in the United States has increased to an estimated $1.1 trillion in 1997, or 13.4% of gross national product ("GNP"), from $247 billion, or 8.9% of GNP in 1980. As a result of the increase, payors, providers and users of healthcare services have sought ways to reduce such expenditures. Medical costs are divided into two principal components, the costs of clinical delivery of healthcare (i.e., the costs directly associated with medical treatment) and administrative costs. According to the Health Care Financing Review, approximately 79% of healthcare costs have been directly related to the clinical delivery of healthcare. In addition, efforts to reduce unnecessary clinical costs have been hindered by the inability to comprehensively and cost efficiently manage the complex task of guiding a patient through the healthcare process from eligibility determination to diagnosis, treatment and ultimate claim payment. The Company assists its customers and their healthcare plan participants to better manage the medical process.

     The Company's strategy is to continue as the single-source provider of outsourced Care Management services and products and Employee Benefit Services by capitalizing on its core strengths and the trends in the healthcare and benefits administration industries towards improving service and thereby reducing costs. Key elements of the Company's strategy include: (i) delivering comprehensive and clinically sophisticated services and products; (ii) cross-selling services to the Company's existing customer base; (iii) expanding sales and marketing efforts; (iv) broadening service offerings; and (v) pursuing strategic acquisitions.

     The Company's principal executive offices are located at 11405 Bluegrass Parkway, Louisville, Kentucky 40299, and its telephone number is (502) 267-4900. The Company possesses common law trademark rights in "Sykes HealthPlan Services, Inc.," "SHPS" and its logo, and has applied to register the marks and logo with the United States Patent and Trademark Office. The Company has registered the trademark OPTIMED(R) with the United States Patent and Trademark Office.

                                  RISK FACTORS


     Prospective purchasers of the Common Stock in the Offerings should carefully consider the factors set forth under the caption "Risk Factors" and other information included in this Prospectus prior to making an investment decision. In particular, such factors include the Company's absence of a combined operating history, risks related to integration, unprofitable operating performance, the Company's ability to manage growth and related risks, the Company's reliance on its information processing systems and proprietary technology, Year 2000 compliance, dependence on the trend toward outsourcing, dependence on key customers, fluctuations in operating results, negotiation of a new line of credit facility, contract cancellation or reduction, dependence on senior management, potential risks of Care Management contracts, potential legal liability for Care Management, potential legal liability as a benefits administrator, rapid technological and regulatory changes, governmental regulation, risks relating to laws governing corporate practice of medicine, risks relating to telemedicine, possible adverse effect of national and state healthcare reform proposals, competition, control by principal shareholder, anti-takeover considerations, risks related to goodwill, no prior public market, potential volatility of the Company's stock price, shares eligible for future sale, dilution, dividend policy and the interests of NationsBanc Montgomery Securities LLC in the Offerings.


                                 THE OFFERINGS

Common Stock offered in the Offerings.......................  2,500,000 shares
Common Stock to be outstanding after the Offerings(1).......  10,020,000 shares
Use of Proceeds.............................................  Repay indebtedness (including accrued interest).
Nasdaq National Market System ("Nasdaq") Symbol.............  "SHPS"

---------------

(1) Includes 1,700,000 shares of Common Stock to be sold to HPS simultaneously with the completion of the Offerings in the SHPS Sale (as defined below) at the initial public offering price, less an amount equal to the underwriting discount. Excludes (i) 1,137,928 shares of Common Stock issuable upon exercise of outstanding options under the Sykes HealthPlan Services, Inc. 1997 Stock Option Plan (the "Stock Option Plan") and (ii) 317,072 shares of Common Stock available for future grants under the Stock Option Plan upon completion of the Offerings. See "Management -- Stock Option Plan."

                              RELATED TRANSACTIONS

     Simultaneously with the completion of the Offerings, HPS will (i) purchase 650,000 outstanding shares of Common Stock directly from Sykes (the "Sykes Sale") and (ii) purchase 1,700,000 newly issued shares of Common Stock directly from the Company (the "SHPS Sale") (collectively, the Sykes Sale and the SHPS Sale are referred to as the "HPS Share Purchases"). All shares acquired in the HPS Share Purchases will be purchased at the initial public offering price, less an amount equal to the underwriting discount, with respect to the Offerings. Consummation of the HPS Share Purchases is subject to certain conditions, including the Company's lenders' agreement to release Sykes and HPS as guarantors under the Company's existing Revolving Line of Credit Loan Agreement (the "Line of Credit") or a new line of credit facility. Prior to the Offerings and the HPS Share Purchases, HPS and Sykes each own 50% of the Company's Common Stock. Upon completion of the Offerings and the HPS Share Purchases, HPS and Sykes will own 52.5% and 22.6% of the Company's Common Stock, respectively. See "Principal Shareholders."


                              RECENT DEVELOPMENTS



     For the three months ended June 30, 1998, the Company's revenues were $18.0 million, income from operations was $1.3 million, and depreciation and amortization was $1.4 million. For the same period, the Company's net income was $0.1 million and earnings per share were $0.01 per share based on 6.4 million diluted shares outstanding. For the six months ended June 30, 1998, the Company's revenues were $20.5 million, loss from operations was ($22.3) million, and depreciation and amortization was $1.5 million. For the same period, the Company's net loss was ($23.5) million and loss per share was ($4.04) per share based on 5.8 million diluted shares outstanding.



     On May 6, 1998, HPS and the Company agreed to amend the outsourcing agreement, dated as of January 1, 1998 between HPS and the Company, to provide for the payment by HPS to the Company of a fee equal to 81% of monthly care management and bill audit revenues HPS derives from Centra Benefit Services, Inc. ("Centra"), a company in which HPS recently acquired a controlling interest. See "Certain Transactions."


                        SYKES HEALTHPLAN SERVICES, INC.
                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


                                                        ACTUAL                   PRO FORMA COMPANY(1)(2)(3)(4)
                                          ----------------------------------   ----------------------------------
                                                               THREE MONTHS                         THREE MONTHS
                                            PERIOD ENDED          ENDED           YEAR ENDED           ENDED
                                          DECEMBER 31, 1997   MARCH 31, 1998   DECEMBER 31, 1997   MARCH 31, 1998
                                          -----------------   --------------   -----------------   --------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................      $      --         $   2,431          $  59,730         $   17,132
Operating expenses......................          5,847            25,957             69,010             21,294
                                              ---------         ---------          ---------         ----------
Loss from operations....................         (5,847)          (23,526)            (9,280)            (4,162)
Net loss................................      $  (5,847)        $ (23,588)         $  (6,522)        $   (3,413)
                                              =========         =========          =========         ==========
Net loss per share -- basic and
  diluted...............................      $   (1.00)        $   (4.05)         $   (0.78)        $    (0.41)
                                              =========         =========          =========         ==========
Weighted average number of shares.......      5,820,000         5,820,000          8,320,000          8,320,000
                                              =========         =========          =========         ==========


                                                                            ACTUAL
                                                              ----------------------------------
                                                              DECEMBER 31, 1997   MARCH 31, 1998
                                                              -----------------   --------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................       $1,714            $  6,770
Total assets................................................        7,042              81,704
Long-term debt and capital lease obligations, including
  current portion...........................................        4,082              51,638
Shareholders' equity........................................           72               4,565

---------------


(1) Gives effect to the acquisitions of HI, OMS and SHSB accounted for using the purchase method for business combinations as if such acquisitions had occurred on January 1, 1997 adjusted for (i) the elimination of $21.7 million of revenues and associated expenses for the year ended December 31, 1997, and $2.3 million of revenues and associated expenses for the three months ended March 31, 1998, related to certain services provided to Prudential Healthcare Pharmacy Services ("PHC") (an affiliate of SHSB prior to the Company's acquisition of SHSB), which will not be part of the Company's ongoing operations, (ii) application of the estimated net proceeds to be received by the Company in the Offerings to repay approximately $26.6 million of existing debt and (iii) other adjustments related to such acquisitions. See "Sykes HealthPlan Services, Inc. Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions." The pro forma condensed combined financial information contained in these statements is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.


(2) Pro forma loss from operations of $9.3 million and $4.2 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, have not been adjusted for certain non-recurring expenses as well as other costs which management believes could have been eliminated had the Company, as of January 1, 1997, consummated its acquisitions of HI, OMS and SHSB and completed the cost-reduction actions that it has subsequently taken. These expenses and costs totaled approximately $10.9 million and approximately $4.4 million for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. Non-recurring expenses of approximately $4.0 million and approximately $0.4 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, consist of (i) intercompany charges from the predecessor owner of SHSB for, among other things, industry and compliance studies and cost allocations related to the predecessor owner's mainframe computer systems and (ii) one-time recruiting fees, offset by (iii) the Company's estimated annual costs to operate a client-server system. Cost reductions of approximately $6.9 million and approximately $4.0 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, consist of reductions in the use of outside consultant services, reduced employee levels and associated benefits, a restructured incentive bonus program, lower phone service costs and lower professional fees. Pro forma results also have not been adjusted to reflect the discontinuance of the Hughes Electronics contract. See "Risk Factors -- Reliance on Information Processing Systems and Proprietary Technology," "Sykes HealthPlan Services, Inc. Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions."


(3) Weighted average number of shares of Common Stock outstanding: (i) includes 2,500,000 shares of Common Stock being sold in the Offerings; and (ii) excludes options to purchase 1,137,928 shares of Common Stock with a weighted average exercise price of $5.75.



(4) Excludes the pro forma effect of the SHPS Sale. For the year ended December 31, 1997, inclusion of the SHPS Sale results in (i) a decrease in pro forma net loss to $(5.6) million, (ii) a decrease in pro forma net loss per share-basic and diluted to $(0.56) per share and (iii) an increase in the pro forma weighted average number of shares of Common Stock outstanding to 10,020,000 shares. For the three months ended March 31, 1998 inclusion of the SHPS Sale results in (i) a decrease in pro forma net loss to $(3.2) million, (ii) a decrease in pro forma net loss per share-basic and diluted to $(0.32) per share, and (iii) an increase in the pro forma weighted average number of shares of Common Stock outstanding to 10,020,000 shares.


                   ACQUIRED COMPANIES SUMMARY FINANCIAL DATA

STATEMENT OF OPERATIONS DATA:

                                                                                    SIX MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,                   MARCH 31,
                                  -----------------------------------------------   -----------------
HEALTH INTERNATIONAL, INC.         1993      1994      1995      1996      1997      1997     1998(1)
--------------------------        -------   -------   -------   -------   -------   -------   -------
                                                            (IN THOUSANDS)
Revenues........................  $ 4,756   $ 7,244   $ 7,783   $11,690   $12,059   $ 6,015   $ 6,559
Operating expenses..............    4,619     6,484     7,553    10,441    10,859     5,383     9,260
                                  -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations...      137       760       230     1,249     1,200       632    (2,701)
Net income (loss)...............  $   106   $   652   $   227   $ 1,021   $   755   $   382   $(2,104)
                                  =======   =======   =======   =======   =======   =======   =======

                                                                                      THREE MONTHS
                                                                                         ENDED
                                              YEAR ENDED DECEMBER 31,                  MARCH 31,
                                  -----------------------------------------------    --------------
OMS, INCORPORATED                  1993      1994      1995      1996      1997           1997
-----------------                 -------   -------   -------   -------   -------    --------------
                                                           (IN THOUSANDS)
Revenues........................  $ 3,599   $ 3,879   $ 4,248   $ 4,710   $ 5,013    $        1,132
Operating expenses..............    3,190     3,263     3,569     3,944     4,406             1,011
                                  -------   -------   -------   -------   -------    --------------
Income from operations..........      409       616       679       766       607               121
Net income......................  $   224   $   353   $   425   $   453   $   334    $           71
                                  =======   =======   =======   =======   =======    ==============

                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
SYKES HEALTHPLAN                  -----------------------------------------------   -------------------
SERVICE BUREAU, INC.               1993      1994      1995      1996      1997       1997       1998
--------------------              -------   -------   -------   -------   -------   --------   --------
                                                             (IN THOUSANDS)
Revenues........................  $47,602   $60,467   $53,401   $51,637   $64,381   $12,324    $13,811
Operating expenses..............   45,764    58,941    50,984    56,999    72,555    14,002     17,722
                                  -------   -------   -------   -------   -------   -------    -------
Income (loss) from operations...    1,838     1,526     2,417    (5,362)   (8,174)   (1,678)    (3,911)
Net income (loss)...............  $ 1,386   $   762   $ 2,277   $(2,350)  $(4,089)  $  (740)   $(2,306)
                                  =======   =======   =======   =======   =======   =======    =======

---------------

(1) Includes a non-recurring charge during the six months ended March 31, 1998, of $3.4 million relating to a cash settlement of outstanding stock options and acquisition-related legal, consulting and financial advisory fees.

BALANCE SHEET DATA:

                                                                 AS OF SEPTEMBER 30,
                                                   -----------------------------------------------
HEALTH INTERNATIONAL, INC.                          1993      1994      1995      1996      1997
--------------------------                         -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Working capital..................................  $   199   $   806   $   671   $ 1,753   $ 2,323
Total assets.....................................    1,691     2,445     3,467     4,412     5,191
Long-term obligations, including capitalized
  leases.........................................      361       312       616       578       449
Stockholders' equity.............................      815     1,469     1,702     2,724     3,479

                                                                 AS OF DECEMBER 31,
                                                   -----------------------------------------------
OMS, INCORPORATED                                   1993      1994      1995      1996      1997
-----------------                                  -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Working capital..................................  $   (84)  $   527   $ 1,310   $ 1,647   $ 1,970
Total assets.....................................    3,246     3,949     4,344     4,870     6,942
Long-term obligations, including redeemable
  preferred stock................................    1,460     1,301     1,301     1,301        --
Stockholders' equity.............................      299       652     1,078     1,286     4,331

                                                                 AS OF DECEMBER 31,
                                                   -----------------------------------------------
SYKES HEALTHPLAN SERVICE BUREAU, INC.               1993      1994      1995      1996      1997
-------------------------------------              -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Working capital..................................  $  (768)  $  (371)  $   999   $  (979)  $(3,410)
Total assets.....................................   42,894    40,711    42,599    46,355    41,604
Total long-term obligations, including
  capitalized leases.............................      171       955       716       779        11
Stockholders' equity.............................    4,753     5,504     7,781     5,430     1,342

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the risk factors, in addition to the other information contained in this Prospectus, before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth below and under "Prospectus Summary," "Sykes HealthPlan Services, Inc. Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as in the Prospectus generally. The words "believe," "estimate," "expect," "intend," "anticipate," "plan," and similar expressions and variations of such expressions identify certain of such forward-looking statements which speak only as of the dates on which they were made. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in this Prospectus generally.

ABSENCE OF COMBINED OPERATING HISTORY AND RISKS OF INTEGRATION

     The Company has made three acquisitions since its inception in December 1997. These acquisitions involved companies headquartered in Arizona, Kentucky and Massachusetts, which collectively employed at the time of acquisition approximately 1,000 individuals. The Company conducted limited operations and generated limited revenues prior to these acquisitions. Each of the companies acquired has been operating as a separate independent entity. The success of the Company will depend, to a large extent, on the synergies expected to be developed by integrating and cross-selling the services and products of these previously independent companies, including cost savings and improved operating results, and the retention of key employees and customers of these companies. There can be no assurance that such integration and cross-selling will successfully occur, that synergies will be realized or that such key employees or customers will be retained by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNPROFITABLE OPERATING PERFORMANCE

     SHSB, an operating subsidiary of the Company, experienced operating losses of $5.4 million and $8.0 million in fiscal 1996 and fiscal 1997, respectively. Since acquiring SHSB, the Company has developed a business strategy intended to create growth and improve profitability. This strategy involves initiatives to increase sales of its core services and achieve substantial cost reductions. The implementation of this new business strategy involves substantial risks, and there can be no assurance that this strategy will be fully implemented or that it will achieve its goal of reversing the trend of unprofitable operations at SHSB. Shortly after its acquisition of SHSB, the Company terminated approximately 100 staff and consultant positions, as well as the majority of SHSB's senior management. There can be no assurance that this reduction will not adversely affect the Company's ability to deliver its services or products, maintain customer relationships or develop new services or products. See "Business -- General."

ABILITY TO MANAGE GROWTH AND RELATED RISKS

     Due to the Company's recent acquisitions, the Company has experienced a period of rapid growth. This growth has placed, and will continue to place, significant strains on the Company's operations and systems. Additionally, the Company's management team has been assembled only recently. David E. Garner, James K. Murray, III and John D. Gannett, Jr. joined the Company upon its formation in December 1997. Owen McKenna and Stephen K. Holland, M.D., joined the Company upon its acquisition of OMS in December 1997, and Donald K. Kelly, M.D., Suzanne D. Kelly and Michael C. Peerboom joined the Company upon its acquisition of HI in March 1998. See "Management." There can be no assurance that the management team will be able to effectively direct the Company through this period of significant growth. The Company's growth strategy includes the expansion of its service offerings in response to changing regulatory requirements and customer needs. While the Company believes a substantial market exists for additional service offerings, there can be no assurance that the Company will have sufficient financial and managerial resources or otherwise be able to make the necessary investments to maintain and expand its services in response to changing regulatory requirements or customer needs. Another key element of the Company's growth strategy is the generation of internal growth by capitalizing on cross-selling opportunities. Internal growth will depend upon several factors, including the effective initiation, development and maintenance of customer relationships, the expansion of marketing operations, the Company's ability to maintain the high quality of the services and products it offers and to expand such services and products and the recruitment, motivation and retention of qualified management and other personnel. The Company's growth strategy also includes making acquisitions. Growth through acquisition involves substantial risks, including the risk of improper valuation of the acquired business, diversion of management's attention to the assimilation of the business acquired and the potential liabilities of the acquired business. The Company may compete for acquisition and expansion opportunities with entities that possess significantly greater resources than the Company. Additionally, there can be no assurance that suitable acquisition candidates will be available, that financing for acquisitions will be obtained upon terms acceptable to the Company, that such acquisitions can be consummated, or that acquired companies can be successfully and profitably integrated into the Company's business. If the Company were to encounter difficulties in implementing the expansion or development of its service offerings, in cross-selling its services and products, in managing growth effectively, or in integrating acquisitions, such difficulties could have a material adverse effect on the Company. See "Business -- Services and Products," and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Acquisitions."

RELIANCE ON INFORMATION PROCESSING SYSTEMS AND PROPRIETARY TECHNOLOGY

     The Company's business is dependent on its ability to store, retrieve, process and manage significant databases, and to periodically expand and upgrade its information processing capabilities. To facilitate the planned expansion of the Company's existing services to accommodate its customers' needs and future regulatory requirements, the Company intends to develop additional proprietary applications software and databases and to use commercially available database management software and computer hardware that are not currently being used by the Company. Currently, the information processing systems and services of SHSB are provided to the Company by The Prudential Insurance Company of America ("Prudential") pursuant to a transitional systems support services agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Pursuant to this agreement, Prudential is to provide such services through March 31, 1999. The Company is currently in the process of migrating its information systems from the mainframe platform provided under this agreement to a proprietary, client server platform. The Company expects that this migration will be completed prior to March 31, 1999.

     The Company currently estimates that the cost to migrate from a mainframe platform to a client server platform and to make its computer systems Year 2000 compliant will be approximately $5.5 million. However, any additional costs incurred in connection with such migration, delay in such migration or in becoming Year 2000 compliant, or the failure of the new systems to adequately support the Company's operations, could materially adversely affect the Company's business and financial results. See "-- Year 2000 Compliance" below. In addition, there can be no assurance that the Company will be able to incorporate new technology to enhance and develop its existing services.

     The Company's computer equipment and software systems are maintained at the Company's Arizona, Kentucky, Massachusetts, Nevada and Ohio locations. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure or damage to the Company's systems or the Arizona, Kentucky, Massachusetts, Nevada or Ohio locations caused by fire, hurricane, tornado, flood, lightning, electrical power outage or other disruption could have a material adverse effect on the Company.

     The Company's business is dependent on its continued use of proprietary software, databases and processing techniques. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers, employees and consultants. There can be no assurance that these precautions will be adequate to deter misappropriation of the Company's proprietary software and healthcare information processing techniques.

YEAR 2000 COMPLIANCE

     Both the Company's internal operations and its service offerings use a significant number of computer software programs and operating systems. To the extent that these software applications contain source code that is unable to properly interpret the upcoming calendar year 2000, some level of modification or replacement of such source code or application will be necessary. The Company has identified the software applications used by HI, OMS and SHSB that are not Year 2000 compliant and has estimated the cost to achieve Year 2000 compliance and to migrate from a mainframe platform to a client server platform will be approximately $5.5 million. The Company's business could also be adversely effected by the inability of its significant customers to make their computer systems Year 2000 compliant. The Company is in the process of contacting its significant customers to determine whether their computer systems are Year 2000 compliant and, if not, whether their failure would have an adverse effect on the Company's business.

DEPENDENCE ON TREND TOWARD OUTSOURCING

     The Company's business and growth depend in large part upon the trend toward outsourcing support services. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect upon the Company. Additionally, to date, although the Company believes that no other business is currently a single-source provider of outsourcing services similar to the Company, there can be no assurance that the Company's cross-selling efforts will cause its customers to purchase additional services from the Company or adopt a single-source outsourcing approach. See
"Business -- Strategy."

DEPENDENCE ON KEY CUSTOMERS

     The Company's top ten customers accounted for approximately 48.6% of the Company's pro forma revenues in 1997, of which PHC (an affiliate of SHSB prior to the Company's acquisition of SHSB) and Hughes Electronics represented approximately 14.7% and 11.0%, respectively. The Company expects to discontinue providing fulfillment and dental maintenance organization ("DMO") services to PHC in 1998. The Company estimates that during 1997, the Company provided fulfillment and DMO services to PHC on a break-even basis. Prior to the acquisition of SHSB, the predecessor of SHSB was notified that its contract with Hughes Electronics would not continue after 1998. PHC and HPS are expected to be the Company's largest customers in 1998. The Company anticipates that in the future a significant portion of its revenues will continue to be derived from a limited number of key customers. The Company's loss of more of its business from PHC than anticipated or the loss of its business from HPS or any of its other key customers could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions," "Business -- Customers" and "Certain Transactions."

FLUCTUATIONS IN OPERATING RESULTS

     The results of operations for the Company's Care Management services historically have been affected by the addition or loss of significant customers. When a significant customer is added, the Company hires and trains additional personnel to service the projected new business prior to receipt of revenues from the customer. A start-up fee, ranging from $2-$3 per participant, is initially charged to cover part of the costs incurred by the Company. Consequently, results of operations for a given quarter may be subject to significant fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenue Recognition" and
"Business -- Customers".


NEGOTIATION OF NEW LINE OF CREDIT FACILITY



     The Company intends to negotiate a new line of credit facility in order to replace its existing Line of Credit and release Sykes and HPS as guarantors. The agreement by the Company's lenders to release Sykes and HPS as guarantors is a condition to consummation of the HPS Share Purchases. The Company expects that the new line of credit facility will be reduced from the current $75.0 million to approximately $30.0 million and that the interest rate on borrowed funds will increase. See "Use of Proceeds." The Company has a commitment from a bank for a 90-day, $15.0 million interim line of credit facility to replace its current Line of Credit until a new line of credit facility can be established. There can be no assurance that the Company will be successful in negotiating a new line of credit facility. The expected reduction of available credit could adversely affect the Company's ability to implement its growth strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


CONTRACT CANCELLATION OR REDUCTION

     The Company's contracts are generally cancellable by each customer at any time or on short-term notice, and customers may unilaterally reduce their use of the Company's services under such contracts without penalty. If any material contract or a significant number of the Company's other contracts are cancelled or reduced in scope, there could be a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON SENIOR MANAGEMENT

     The future success of the Company is largely dependent upon the efforts, direction and guidance of its senior management. Although the Company has entered into employment and noncompetition agreements with its executive officers, its continued growth and success also depend in part on its ability to attract and retain skilled employees and managers, and on the ability of its executive officers and key employees to manage its operations successfully. The loss of any of the Company's senior management or key personnel, and in particular, Mr. Garner, President and Chief Executive Officer, Mr. Murray, III, Executive Vice President, Treasurer and Chief Financial Officer, or senior executives of HI or OMS, the Company's inability to enforce the employment or noncompetition agreements with any such executive officers, or the Company's inability to attract and retain key employees in the future, could have a material adverse effect on the Company. See "Management."

POTENTIAL RISKS OF CARE MANAGEMENT CONTRACTS

     In the future, certain of the Company's Care Management contracts may contain "shared risk" provisions under which the Company may be required to bear a portion of any loss in connection with such provisions. To the extent healthcare participants covered by such contracts require more frequent or extensive care than anticipated, the Company would incur unexpected costs not offset by additional revenue, which would reduce operating margins. In the worst case, the revenue derived from such contracts may be insufficient to cover the cost of the services provided. Any such reduction or elimination of earnings could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Revenue Recognition".

POTENTIAL LEGAL LIABILITY FOR CARE MANAGEMENT

     Participants in the healthcare industry have become subject to an increasing number of lawsuits alleging malpractice, product liability, bad faith, ERISA liability and other legal theories, including negligence in credentialing and utilization management, many of which involve large claims and significant legal costs. The Company, through its utilization review services, makes recommendations concerning the appropriateness of providers' proposed medical treatment of patients and, as a result, it could be subject to liability arising from any adverse medical consequences. The Company does not grant or deny claims for payment of benefits, and the Company does not believe that it engages in the practice of medicine or the delivery of medical services. There can be no assurance, however, that the Company will not be subject to claims or litigation related to granting or denying claims for payment of benefits or allegations that the Company engages in the practice of medicine or the delivery of medical services. When a patient requires guidance in retaining physician services in their area, the Company assists them in identifying appropriate providers. To the extent that those providers are deemed to be agents of the Company, the Company could be subject to liability regarding adverse medical consequences or inappropriate provider selection. Additionally, due to the nature of its business, the Company could become involved in litigation regarding the information provided telephonically by its clinical service staff, particularly in light of the emerging laws relating to telemedicine, which is the practice of performing medical diagnoses and treatment via telecommunications devices. See "-- Risks Relating to Telemedicine."

     Additionally, to the extent that the Company's clinical service staff could be deemed a provider of medical or clinical services, the Company could be subject to claims of licensure violations, which could result in fines, suspension or loss of the right to do business in a particular state. In Arizona, the state court of appeals held that the state board of medicine, as the entity with authority to regulate the practice of medicine in Arizona, had jurisdiction to investigate complaints against a physician arising from his decisions authorizing or denying pre-certification of medical procedures as a medical director of a health plan. As a result of its investigation, the Arizona state board of medicine issued a "letter of concern." Unlike the physician in the Arizona case, the physicians and nurses employed by the Company do not make final decisions regarding the authorization or denial of medical treatment. However, to the extent that their duties could be viewed as comparable, the physicians and nurses employed by the Company could be deemed to be engaged in the corporate practice of medicine and subject to discipline by the state boards of medicine and nursing through which they are licensed, which could result in substantial penalties to the Company, including administrative penalties such as fines, reprimands, criminal penalties, or an order to cease doing business, any of which could have a material adverse effect on the Company. See
"Business -- Regulation".

     The Company could also incur liability as a fiduciary in respect of certain of the disability management services it provides. To reduce its exposure, the Company maintains general liability insurance coverage up to $2.0 million in the aggregate, product liability insurance coverage up to $1.0 million in the aggregate, umbrella liability insurance coverage up to $10.0 million in the aggregate, primary occurrence errors and omissions insurance coverage up to $5.0 million in the aggregate and excess occurrence errors and omissions insurance coverage up to $5.0 million in the aggregate. There can be no assurance, however, that such insurance will be sufficient or available at a reasonable cost to protect the Company from liability. To the extent that such insurance is insufficient or unavailable to cover the costs associated with these potential liabilities, the Company's business or results of operations could be materially adversely affected. See "Business -- Services and Products" and "-- Insurance."

POTENTIAL LEGAL LIABILITY AS A BENEFITS ADMINISTRATOR

     As an administrator of benefits, the Company provides services to employers that are subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which may prevent the imposition of liability in state law claims such as malpractice or bad faith. The possibility exists that the Company could be subject to state law claims for services provided to plans not covered by ERISA and liability for these claims could be substantial. Additionally, there can be no assurance that ERISA will not be further eroded by legal precedent or amended to modify or repeal the current limitations on liability.

     As a provider of COBRA compliance and administration services, the Company is subject to excise taxes for noncompliance with certain provisions of COBRA. Under current federal laws, the maximum amount of such taxes that may be imposed on the Company in any year for unintentional violations of COBRA is $2.0 million. In addition to the excise tax liability that may be imposed on the Company, substantial excise taxes may be imposed on the Company's customers under COBRA. Under many of the Company's service agreements, the Company assumes financial responsibility for the payment of such taxes or penalties assessed against a customer arising out of the Company's failure to comply with COBRA, unless such taxes or penalties are attributable to the customer's failure to comply with the terms of its agreement with the Company. In addition to liability for excise taxes for noncompliance with COBRA, the Company accepts financial responsibility for certain civil and other liabilities incurred by its customers that are attributable to the Company's failure to fulfill its obligations to its customers under its agreements. These liabilities could, in certain cases, be substantial. There can be no assurance that the Company will not incur material liability for noncompliance with COBRA or for its failure to comply with its agreement with any customer in the future. Although the Company maintains errors and omissions insurance coverage and such other coverages as the Company believes are reasonable, the imposition of such liability on the Company in excess of any available insurance coverage, or its insurer's interpretation that such liability is not covered under the Company's insurance policy, could have a material adverse effect on the Company. See
"Business -- Services and Products" and "-- Insurance."

RAPID TECHNOLOGICAL AND REGULATORY CHANGES

     The market for the Company's services is characterized by rapid technological advances, new product introductions and enhancements, and changes in customer and regulatory requirements. These factors will require the Company to provide adequately trained personnel to address the increasingly sophisticated, complex and evolving needs of its customers and relevant regulatory requirements. The Company's ability to capitalize on the acquisition of OMS will depend upon its ability to continually enhance OMS's software, to adapt such software to new hardware and operating system requirements and to develop new software products. Any failure by the Company to anticipate or respond rapidly to technological advancements, new products and enhancements, or changes in customer or regulatory requirements could have a material adverse effect upon the Company. See "Business -- Services and Products."

GOVERNMENTAL REGULATION

     The healthcare and employee benefit industries are subject to extensive and evolving regulation, both at the federal and state levels. The benefit plans administered by the Company and its Care Management programs are subject to a variety of laws and regulations, including ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), federal and state confidentiality laws, Medicare as secondary payor laws and regulations, telemedicine laws, the Public Health Service Act, a number of state third party administrative laws, and state laws involving the provision of healthcare services. These laws and regulations are administered by numerous agencies, including the Department of Labor, the Department of Commerce, the Department of Health and Human Services, the Internal Revenue Service (the "IRS") and state insurance and health regulation departments.

     Where a patient requires a second opinion, one of the Company's physician medical directors provides the patient with the names of physicians in the patient's area. The patient selects a physician and the Company makes an appointment for the patient with the physician, and this physician evaluates the appropriateness of the care being recommended by the patient's attending physician. In doing so, the physician may order designated healthcare services which in turn must be a covered service approved by the Company for payment. Whether such services are covered benefits is determined by the terms of the customer's benefit plan, not by the Company. The Company reviews the terms of its customers' benefit plans, each of which includes a process to determine which healthcare services are covered. If the ordered designated healthcare services are covered under the Medicare or Medicaid programs, the provision of the list of names of physicians or the making of a patient appointment by the medical director could be deemed a referral subject to the prohibitions against referrals to entities performing designated healthcare services in which the referring physician has a financial interest as defined in the Stark I and Stark II statutes, resulting in fines or criminal penalties, which could have a material adverse effect on the Company.

     The Company's customers, and not the Company, generally pay the physicians who perform the second opinion and related services, including designated healthcare services. The Company does not believe that under these circumstances it has a financial relationship in any entity that provides designated healthcare services which are reimbursed under the Medicare or Medicaid programs. Therefore, the Company does not believe that the Stark II statute impacts referrals made by the Company's medical directors in these instances.

     Occasionally, the Company may advance payments to physicians, laboratories and x-ray facilities, which may include payment for designated healthcare services, on behalf of the Company's customers. The Company's customers reimburse the Company in total for these advances. These advances may constitute a financial interest as that term is defined in Stark I and in the proposed regulations to the Stark II laws. However, the Company believes that the advance payments to physicians do not violate the Stark I and Stark II prohibition against referrals, as the advance payments meet the proposed exception for physician services under the proposed Stark II regulations. The Company also believes that these payments, which are authorized by the Company's medical director, to laboratories and x-ray facilities do not violate Stark I and the Stark II proposed regulations as these advance payments meet the proposed exception for payments by physicians for items and services under the proposed Stark II regulations. However, there are, to date, no final regulations promulgated under the Stark II statute. To the extent that these actions by the medical directors could later be found to be subject to and in violation of the Stark II statute, the medical directors and the Company could be subject to fines or criminal penalties, which could have a material adverse effect on the Company.

     Many of these statutes and regulations impact the development of healthcare information services and interstate transmission of medical information and services. Some of the statutes and regulations governing the provision of healthcare services as well as laws relating to telemedicine and corporate practice of medicine doctrines could be construed by regulatory authorities to apply to certain of the Company's activities. See "-- Risks Relating to Laws Governing Corporate Practice of Medicine." To the extent these statutes and regulations could be deemed applicable to the Company, the Company and its employees could be required to obtain additional licenses or registrations or to modify or curtail the Company's activities, or the Company could be subject to revocation or suspension of existing licenses or registrations or civil or criminal penalties or fines, currently as high as $10,000, any of which could have a material adverse effect on the Company.

     Currently 34 states require licensure or registration of entities deemed to be private utilization review agents. Frequently, these states exempt entities providing services to ERISA plans. The Company's current clients for these services are primarily but not exclusively ERISA plans. To the extent that the Company provides services only to ERISA plans in any given state, the Company may be exempt from these licensure requirements. Although the Company has voluntarily achieved licensure in the states in which the Company has determined licensure is required, penalties for failure to achieve licensure in additional states could result in the loss of the Company's licenses or substantial penalties to the Company, which could have a material adverse effect on the Company. See "Business -- Regulation."

RISKS RELATING TO LAWS GOVERNING CORPORATE PRACTICE OF MEDICINE

     The laws of certain states in which the Company operates or may operate in the future do not permit business corporations to practice medicine or exercise control over physicians who practice medicine. Currently, Arkansas, California, Illinois, Iowa, Kansas, Louisiana, Massachusetts, Michigan, New Mexico, Texas, Virginia, Washington and West Virginia have some form of prohibition against the corporate practice of medicine. Although the Company does not believe that the services it provides constitute the corporate practice of medicine, a finding that the Company is engaged in the corporate practice of medicine in any of the foregoing states could result in loss of licensing, the need to develop relationships with physicians licensed in the states having corporate practice of medicine statutes, and civil and criminal fines, which currently range as high as $10,000, any of which could require the Company to modify its techniques of doing business, withdraw from certain states or otherwise curtail its activities, and could have a material adverse effect on the Company.

RISKS RELATING TO TELEMEDICINE

     Telemedicine is the practice of performing medial diagnosis and treatment via telecommunications devices. These technologies range from providing clinical advice over the telephone, the transmission of high resolution images (e.g., x-rays, sonograms) and the remote performance of clinical evaluations using interactive teleconferencing. As advanced telecommunications technology has become more widely available, the legal issues associated with telemedicine have become the subject of new legislation. In the past three years, legislation has been introduced to amend licensure laws related to the out of state practice of medicine and consultation. To date, 23 states have introduced or passed bills related to telemedicine, primarily regarding the licensure of out-of-state physicians and the coverage of telemedicine procedures by third party payor plans. Those states are Alabama, Arkansas, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Maryland, Mississippi, Montana, Nebraska, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oregon, Rhode Island, Utah, Virginia, Washington and West Virginia.

     Although the Company does not believe that these laws currently impact the Company's operations because it does not believe it engages in medical diagnosis or treatment via telecommunication devices, to the extent the Company's services could be deemed to be telemedicine, the Company could be subject to liability for licensure violations, violations of third party payor requirements or violations of the laws relating to the confidentiality of patient medical records, any of which could have a material adverse effect on the Company.

POSSIBLE ADVERSE EFFECT OF NATIONAL AND STATE HEALTHCARE REFORM PROPOSALS

     The extent and type of government support for and oversight of the delivery of healthcare services, as well as the extent and type of health insurance benefits that employers are required to provide employees, have been the subject of close scrutiny and debate in recent years, both at the national and state levels, resulting in such legislation as HIPAA. Additional changes in the government programs and regulations, including requirements governing the manner by which services are delivered, and the premiums for services, the reimbursement of fees, benefits packages, parity for particular health conditions, access to particular types of healthcare providers, or the development of a modified healthcare purchasing system could have a material adverse effect on the Company. See "Business -- Regulation."

COMPETITION

     The Company's business is highly competitive and fragmented. The Company's competitors include data processing affiliates of financial institutions, insurance companies, third party administrators, providers of healthcare protocols and software solutions and other outsourcing service companies. Although the Company believes that it is currently the only single-source provider of comprehensive and clinically sophisticated Care Management services and products and Employee Benefit Services, several companies, including ABR Information Services, Inc., Access Health, Inc., HBO & Company and Health Management Systems, Inc., offer certain services similar to those offered by the Company. Management believes that there are certain competitors and potential competitors, including HPS and Sykes, that possess substantially greater resources and name recognition than the Company. In addition, many of the services offered by the Company are often provided in-house. There can be no assurance that the Company will be able to compete effectively in the future. See "Business -- Competition" and "Certain Transactions."

CONTROL BY PRINCIPAL SHAREHOLDER

     Upon the completion of the Offerings and the HPS Share Purchases, HPS, the Company's remaining principal shareholder, will own approximately 52.5% of the outstanding Common Stock (approximately 50.6% if the Underwriters' over-allotment options are exercised in full). As a result, HPS will be able to control the election of the Company's directors and the outcome of other matters requiring shareholder approval, including any transaction that might result in a change of control of the Company. Currently, two members of the Company's Board of Directors are executive officers or directors of HPS. The voting power of HPS may have the effect of delaying, deferring or preventing an unsolicited change of control of the Company, which may adversely affect the market price of the Common Stock. See "Principal Shareholders."

ANTI-TAKEOVER CONSIDERATIONS

     The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws") and Florida law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, the Company's Articles of Incorporation provide for a staggered board of directors and permit the removal of directors only for cause. The Articles of Incorporation also contain a "fair price" provision which is intended to ensure that the consideration paid by an acquiror in certain transactions involving the Company that follow a successful tender offer must be no less than the highest consideration offered pursuant to the tender offer. Additionally, the Articles of Incorporation authorize the Company's Board of Directors to issue up to 15,000,000 shares of preferred stock (the "Preferred Stock") and to fix the rights and preferences thereof, without a further vote of the shareholders. Certain of these provisions may make it difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer for or acquisition of substantial amounts of Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder. See "Description of Capital Stock."

RISKS RELATED TO GOODWILL

     At March 31, 1998, the Company's total assets were approximately $81.7 million, of which approximately $37.4 million, or approximately 45.9% of total assets, was goodwill. Goodwill is the excess of cost over fair value of net assets acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over periods of 15 to 20 years, which will produce an annual charge to operations of approximately $2.2 million, which will adversely impact the Company's earnings. The Company will evaluate on a regular basis whether events and circumstances have occurred that indicate that the carrying amount of goodwill may warrant revision or may not be recoverable. Although at March 31, 1998, the net unamortized balance of goodwill is not considered to be impaired, any such future determination requiring the write-off of a significant portion of unamortized goodwill could adversely affect the Company's financial position. In connection with the acquisitions of HI, OMS and SHSB, the Company recorded a charge to earnings of $29.3 million for acquired in-process research and development, $14.1 million of which is not deductible for income tax purposes. The identified in-process research and development efforts include significant product enhancements, systems migration efforts and new customized applications which have not yet reached the stage of technological feasibility. Therefore the ultimate revenue generating capability of these items is uncertain. The research and development acquired will require additional development efforts, estimated to cost on an average of $5.0 million per year for the next three years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or continue following the Offerings, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Underwriters based on several factors, and may not be indicative of the market price for the Common Stock after the Offerings. See "Underwriting."

     The Company believes that various factors, such as general economic conditions and changes or volatility in the financial markets, announcements or significant developments with respect to healthcare reform or employee benefits issues, actual or anticipated variations in the Company's quarterly or annual financial results, the introduction of new services or technologies by the Company or its competitors, changes in other conditions or trends in the Company's industry or in the industries of any of the Company's significant customers, changes in governmental regulation or changes in securities analysts' estimates of the Company's future performance or that of its competitors or its industry, could cause the market price of the Common Stock to fluctuate substantially.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of shares of Common Stock in the public market after the Offerings under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to consummate acquisitions using Common Stock as consideration. The Company, its executive officers and directors, HPS and Sykes have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), except, in the case of the Company, for shares of Common Stock offered hereby and shares issued and options granted pursuant to the Stock Option Plan. See "Management -- Stock Option Plan" "Shares Eligible for Future Sale" and "Underwriting."

DILUTION


     Investors purchasing Common Stock in the Offerings will incur immediate dilution in net tangible book value of $13.49 per share (assuming an initial public offering price of $12.00 per share). See "Dilution."


DIVIDEND POLICY

     The Company has never declared, and does not intend, for the foreseeable future to declare or pay any cash dividends, and intends to retain earnings, if any, for the future operation and expansion of the Company's business. Any determination to declare or pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by the Company's Board of Directors. The Line of Credit currently prohibits the Company from paying any dividends. See "Dividend Policy."

CONFLICT OF INTERESTS OF NATIONSBANC MONTGOMERY SECURITIES LLC IN THE OFFERINGS


     The net proceeds from the Offerings will be applied to repay indebtedness outstanding under the Line of Credit. NationsBank, N.A., the agent and a lender under the Line of Credit, is an affiliate of NationsBanc Montgomery Securities LLC, one of the Underwriters. It is also anticipated that NationsBank, N.A. will be a lender under the Company's new line of credit facility, and will provide an interim line of credit facility prior to the establishment of such new line of credit facility. As a result of these relationships and the intended use of the net proceeds, NationsBanc Montgomery Securities LLC has a further interest in the successful completion of the Offerings in addition to the underwriting fees that it would receive upon such completion, and such further interest may be different from or contrary to the interests of the Company or potential investors in the Common Stock. See "Underwriting" for a description of the independent underwriting procedures that are being executed in connection with the Offerings.


                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of shares of Common Stock in the Offerings (after deducting the Underwriters' discount and estimated expenses of the Offerings payable by the Company and assuming an initial public offering price of $12.00 per share) are approximately $26.6 million ($30.8 million if the Underwriters' over-allotment options are exercised in full).


     The Company intends to use the net proceeds from the Offerings, together with the estimated net proceeds of approximately $19.0 million from the SHPS Sale, for repayment of indebtedness outstanding under the Line of Credit. The Line of Credit expires March 27, 2001, and at March 31, 1998, had an outstanding principal balance of approximately $51.0 million. Amounts outstanding under the Line of Credit accrue interest at an annual rate equal to either (i) the lender's prime rate plus a margin ranging from 0% to 0.50% or (ii) the 90-day London Interbank Offering Rate ("LIBOR") plus a margin ranging from 0.75% to 1.75% at the Company's election. As of March 31, 1998, the interest rate was approximately 7.19%. The borrowings under the Line of Credit were primarily used to fund the acquisition of SHSB. See "Risk Factors -- Negotiation of New Line of Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." NationsBank N.A., the agent and a lender under the Line of Credit, is an affiliate of NationsBanc Montgomery Securities, LLC, one of the Underwriters. See "Risk Factors -- Conflict of Interests of NationsBanc Montgomery Securities LLC in the Offerings" and "Underwriting."


                                DIVIDEND POLICY

     The Company does not intend, for the foreseeable future, to declare or pay any cash dividends and intends to retain earnings, if any, for the future operation and expansion of the Company's business. Any determination to declare or pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition and any contractual restrictions, considerations imposed by applicable law and other factors deemed relevant by the Company's Board of Directors. The Line of Credit currently prohibits the Company from paying any dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The table below sets forth the consolidated capitalization of the Company at March 31, 1998, and as adjusted at that date to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $12.00 per share). See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus.



                                                                     MARCH 31, 1998
                                                              ----------------------------
                                                               ACTUAL      AS ADJUSTED(1)
                                                              ---------    ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                         DATA)
Current portion of long-term debt...........................  $    216        $    216
                                                              ========        ========
Long-term debt and capital lease obligations................  $ 51,422        $ 24,772
Shareholders' equity:
  Preferred Stock, $.01 par value; no shares authorized,
     issued or outstanding, actual; 15,000,000 shares
     authorized, no shares issued or outstanding, as
     adjusted...............................................        --              --
  Class A Voting Common Stock, $.01 par value; 10,000,000
     shares authorized, 5,820,000 issued and outstanding,
     actual; no shares authorized, issued or outstanding, as
     adjusted...............................................       100              --
  Class B Non-Voting Common Stock, $.01 par value; 2,000,000 shares authorized, actual; no shares issued and
     outstanding, actual; no shares authorized, issued or
     outstanding, as adjusted...............................        --              --
  Common Stock, $.01 par value; no shares authorized, issued or outstanding, actual; 100,000,000 authorized,
     8,320,000 shares issued and outstanding, as
     adjusted(2)............................................        --              83
  Capital in excess of par value............................    33,900          60,567
  Accumulated deficit.......................................   (29,435)        (29,435)
                                                              --------        --------
          Total shareholders' equity........................     4,565          31,215
                                                              --------        --------
          Total capitalization..............................  $ 55,987        $ 55,987
                                                              ========        ========


---------------


(1) Excludes the SHPS Sale. Inclusion of the SHPS Sale results in (i) a decrease in long-term debt and capital lease obligations to $5.8 million (ii) an increase in total shareholders' equity to $50.2 million and (iii) an increase in shares of Common Stock issued and outstanding to 10,020,000 shares.


(2) Excludes (i) 1,137,528 shares of Common Stock issuable upon the exercise of outstanding stock options under the Stock Option Plan and (ii) 317,072 shares of Common Stock available for future grants under the Stock Option Plan upon completion of the Offerings. See "Management -- Stock Option Plan."

                                    DILUTION


     As of March 31, 1998, the Company had a net tangible book value of approximately $(39.1) million or $(6.71) per share of Common Stock. Without taking into account any other changes in the pro forma net tangible book value after March 31, 1998, other than to give effect to the receipt by the Company of the net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $12.00 per share), the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $(12.4) million or $(1.49) per share. This represents an immediate increase in pro forma net tangible book value of $5.22 per share to existing shareholders and an immediate dilution of $13.49 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............             $12.00
                                                                         ------
  Net tangible book value per share at March 31, 1998.......  ($ 6.71)
                                                              -------
  Increase per share attributable to new investors..........     5.22
                                                              -------
Pro forma net tangible book value per share after the
  Offerings(1)..............................................              (1.49)
                                                                         ------
Pro forma net tangible book value dilution per share to new
  investors(1)..............................................             $13.49
                                                                         ======


     The following table summarizes, on a pro forma basis as of March 31, 1998, the differences between existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid (assuming an initial public offering price of $12.00 per share) and the average price per share paid:


                                                                                     AVERAGE
                               SHARES PURCHASED(2)(3)     TOTAL CONSIDERATION(2)      PRICE
                               -----------------------    ----------------------       PER
                                 NUMBER       PERCENT       AMOUNT       PERCENT    SHARE(2)
                               -----------    --------    -----------    -------    ---------
Existing shareholders........   5,820,000       70.0%     $34,000,000     53.1%      $ 5.84
New investors................   2,500,000       30.0       30,000,000     46.9       $12.00
                               ----------       ----      -----------     ----
          Total..............   8,320,000        100%     $64,000,000      100%
                               ==========       ====      ===========     ====


---------------


(1) Excludes the SHPS Sale. Inclusion of the SHPS Sale results in (i) an increase in pro forma net tangible book value per share after the Offerings to $0.65 per share and (ii) a decrease in pro forma net tangible book value dilution per share to new investors to $11.35 per share.


(2) Excludes the SHPS Sale. Inclusion of the SHPS Sale results in (i) an increase in shares purchased by existing shareholders to 7,520,000 shares,
    (ii) an increase in total consideration paid by existing shareholders to $53.0 million, and (iii) an increase in average price per share paid by existing shareholders to $7.04 per share.


(3) These computations assume no exercise of any outstanding stock options after March 31, 1998 or of the Underwriters' over-allotment options. As of June 1, 1998, options to purchase 1,137,928 shares of Common Stock were outstanding. See "Management -- Stock Option Plan." To the extent these options or the Underwriters' over-allotment options are exercised, there will be further dilution to new investors. See "Underwriting" for information concerning the Underwriters' over-allotment options.

                        SYKES HEALTHPLAN SERVICES, INC.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, the period ended December 31, 1997, are derived from and should be read in conjunction with the consolidated audited financial statements of the Company. The selected consolidated financial data as of, and for the three months ended March 31, 1998, are derived from the consolidated unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the period ended December 31, 1997, and the three months ended March 31, 1998, are not necessarily indicative of the results for a full year.


     The Company was incorporated on December 18, 1997. On December 31, 1997, the Company acquired OMS and on March 31, 1998, the Company acquired HI and SHSB. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998, gives effect to (i) the acquisitions of HI, OMS and SHSB accounted for using the purchase method for business combinations, and the associated costs which are directly attributable to the acquisitions, (ii) the Offerings and the application of the estimated net proceeds to be received by the Company to repay approximately $26.6 million of existing debt and (iii) the elimination of $21.7 million and $2.3 million of revenues and associated expenses, respectively, for the year ended December 31, 1997 and for the three months ended March 31, 1998 related to certain services provided to PHC which will not be part of the Company's ongoing operations as if each had occurred on January 1, 1997.


     The historical financial statements reflect the results of operations of the Company and were derived from the respective consolidated financial statements of the Company, HI, OMS and SHSB where indicated. The periods included in the fiscal 1997 financial statements for the individual entities are as follows: the Company for the period from its incorporation on December 18, 1997 through December 31, 1997; OMS for the twelve months ended December 31, 1997; HI for the twelve months ended September 30, 1997; and SHSB for the twelve months ended December 31, 1997. Prior to its acquisition by the Company, HI reported on a September 30 fiscal year end. As such, HI's historical results of operations for the twelve months ended September 30, 1997 is included with the historical results of operations for the twelve months ended December 31, 1997 for the Company, OMS, and SHSB in the Pro forma Condensed Combined Statement of Operations for the year ended December 31, 1997. HI has begun operating on a December 31 fiscal year end.

     The following unaudited pro forma condensed combined statements of operations have been prepared utilizing a preliminary purchase price allocation. The unaudited pro forma condensed combined statements of operations do not reflect adjustments for certain non-recurring expenses and cost reductions which are presented in the notes thereto as supplemental financial information. The preliminary purchase price allocation is subject to refinement until all pertinent information regarding the acquired companies is obtained and, accordingly, the amounts presented herein are subject to change.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed combined statements of operations do not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's results of operations for any future period. Because the Company was not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors."

                              PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                                                                        PRO FORMA
                                                                       PRO FORMA                       ADJUSTMENTS
                                           HISTORICAL                 ADJUSTMENTS        PRO FORMA       RELATED
                             --------------------------------------     FOR THE           FOR THE        TO THE        PRO FORMA
                              COMPANY      HI       OMS      SHSB     ACQUISITIONS      ACQUISITIONS    OFFERINGS    COMPANY(1)(2)
                             ---------   -------   ------   -------   ------------      ------------   -----------   -------------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues...................  $      --   $ 12,059  $5,013   $64,381     $(21,723)(3)     $   59,730      $    --      $   59,730
Operating expenses.........      5,847(4)  10,859   4,406    72,555      (24,657)(3)(5)      69,010           --          69,010
                             ---------   --------  ------   -------     --------         ----------      -------      ----------
Income (loss) from
  operations...............     (5,847)     1,200     607    (8,174)       2,934             (9,280)          --          (9,280)
Interest (income)/expense,
  net......................         --        (42)    (78)     (997)       4,595(6)           3,478       (2,193)(7)       1,285
                             ---------   --------  ------   -------     --------         ----------      -------      ----------
Income (loss) before
  taxes....................     (5,847)     1,242     685    (7,177)      (1,661)           (12,758)       2,193         (10,565)
Provision for (benefit
  from) income taxes.......         --        487     351    (3,088)      (2,677)(8)         (4,927)         884(9)       (4,043)
                             ---------   --------  ------   -------     --------         ----------      -------      ----------
        Net income
          (loss)...........  $  (5,847)  $    755  $  334   $(4,089)    $  1,016         $   (7,831)     $ 1,309      $   (6,522)
                             =========   ========  ======   =======     ========         ==========      =======      ==========
Net income (loss) per
  common share:
  Basic and Diluted........  $   (1.00)                                                  $    (1.35)                  $    (0.78)
                             =========                                                   ==========                   ==========
Weighted average number of
  shares of Common Stock:
    Basic and diluted......  5,820,000                                                    5,820,000                    8,320,000
                             =========                                                   ==========                   ==========


---------------

 (1) Pro forma loss from operations of $9.3 million for the year ended December 31, 1997 has not been adjusted for certain non-recurring expenses as well as other costs which the Company believes could have been eliminated had the Company, as of January 1, 1997, consummated its acquisitions of HI, OMS and SHSB and completed the cost-reduction actions that it has subsequently taken. The non-recurring expenses and cost reductions totaled approximately $10.9 million for the period ended December 31, 1997. Non-recurring expenses of approximately $4.0 million consist of (i) intercompany charges from the predecessor owner of SHSB for, among other things, industry and compliance studies and cost allocations related to the predecessor owner's mainframe computer systems and (ii) one-time recruiting fees, offset by
     (iii) the Company's estimated annual costs to operate a client-server system. See "Risk Factors -- Reliance on Information Processing Systems and Proprietary Technology. Cost reductions of approximately $6.9 million consist of reductions in the use of outside consultant services, reduced employee levels and associated benefits, a restructured incentive bonus program, lower phone service costs and lower professional fees. Pro forma results have also not been adjusted for the discontinuance of the Hughes Electronics contract described in "Management Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions." During 1997, the Hughes Electronics contract represented approximately $6.5 million in revenues and was approximately break-even.


 (2) Excludes the pro forma effect of the SHPS Sale. Inclusion of the SHPS Sale results in (i) a decrease in pro forma net loss to $(5.6) million, (ii) a decrease in pro forma net loss per share-basic and diluted to $(0.56) per share, and (iii) an increase in the pro forma weighted average number of shares of Common Stock outstanding to 10,020,000 shares.



 (3) Represents the elimination of $21.7 million of revenues and $21.7 million of associated expenses related to certain services provided to PHC which will not be part of the Company's ongoing operations. See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions."



 (4) Includes a $5.6 million non-recurring charge for acquired in-process research and development.



 (5) Includes an increase in amortization expense of $0.9 million for existing technology (over five year useful lives) and $2.1 million for goodwill (over 15 to 20 year useful lives) related to the acquired companies, and the reversal of the non-recurring charge of $5.6 million for acquired in-process research and development for OMS referred to in Note (4). Also includes reversal of non-recurring acquisition-related costs of $0.4 million incurred by OMS for investment advisory fees.



 (6) Reflects the increase in interest expense of $4.5 million and $0.1 million for unused fees and arrangement fees attributable to the Line of Credit. Interest expense is calculated based on the outstanding balance of $51.0 million to finance the HI and SHSB acquisitions, utilizing an 8.75% interest rate as of March 31, 1998, as specified in the Line of Credit, over a one-year period.



 (7) Reflects the net reduction in interest expense and fees attributable to obligations retired with proceeds from the Offerings. See "Use of Proceeds."



 (8) Represents a tax benefit attributable to the increase in goodwill amortization (deductible only for SHSB), existing technology and capitalized software cost amortization and Line of Credit-related expenses and fees.



 (9) Increase in tax expense attributable to the net decrease in interest expense and fees referred to in Note (7).

                              PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)


                                                                                                  PRO FORMA
                                                                    PRO FORMA                    ADJUSTMENTS
                                            HISTORICAL             ADJUSTMENTS     PRO FORMA     RELATED TO
                                  ------------------------------     FOR THE        FOR THE          THE         PRO FORMA
                                  COMPANY(1)     HI       SHSB     ACQUISITIONS   ACQUISITIONS    OFFERINGS    COMPANY(2)(3)
                                  ----------   -------   -------   ------------   ------------   -----------   -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................  $   2,431    $ 3,173   $13,811     $ (2,283)(4)  $  17,132        $  --       $   17,132
Operating expenses..............     25,957(5)   6,372    17,722      (28,757)(4)(6)     21,294        --           21,294
                                  ---------    -------   -------     --------      ---------        -----       ----------
Income (loss) from operations...    (23,526)    (3,199)   (3,911)      26,474         (4,162)          --           (4,162)
Interest (income)/expense,
  net...........................         62        (13)      (76)       1,164(7)       1,137         (548)(8)          589
                                  ---------    -------   -------     --------      ---------        -----       ----------
Income (loss) before taxes......    (23,588)    (3,186)   (3,835)      25,310         (5,299)         548           (4,751)
Provision for (benefit from)
  income taxes..................         --       (575)   (1,529)         545(9)      (1,559)         221(10)       (1,338)
                                  ---------    -------   -------     --------      ---------        -----       ----------
        Net income (loss).......  $ (23,588)   $(2,611)  $(2,306)    $ 24,765      $  (3,740)       $ 327       $   (3,413)
                                  =========    =======   =======     ========      =========        =====       ==========
Net income (loss) per common
  share:
  Basic and Diluted.............  $   (4.05)                                       $   (0.64)                   $    (0.41)
                                  =========                                        =========                    ==========
Weighted average number of
  shares of Common Stock:
  Basic and diluted.............  5,820,000                                        5,820,000                     8,320,000
                                  =========                                        =========                    ==========


---------------

 (1) Reflects the consolidation of OMS, which was acquired on December 31, 1997, for the three months ended March 31, 1998.
 (2) Pro forma loss from operations of $4.2 million for the three months ended March 31, 1998 has not been adjusted for certain non-recurring expenses as well as other costs which the Company believes could have been eliminated had the Company, as of January 1, 1997, consummated its acquisitions of HI, OMS and SHSB and completed the cost-reduction actions that it has subsequently taken. The non-recurring expenses and cost reductions totaled approximately $4.4 million for the three months ended March 31, 1998. Non-recurring expenses of approximately $0.4 million consist of intercompany expense allocations related to the mainframe computer system of the predecessor owner of SHSB, offset by the Company's estimated quarterly costs to operate a client-server system. See "Risk
     Factors -- Reliance on Information Processing Systems and Proprietary Technology." Cost reductions of approximately $4.0 million consist of reductions in the use of outside consultant services, reduced employee costs and associated benefits, a restructured incentive bonus program, lower phone service costs and lower professional fees. Pro forma results have also not been adjusted for the discontinuance of the Hughes Electronics contract described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions." The Hughes Electronics contract represented approximately $1.9 million in revenues for the three months ended March 31, 1998.

 (3) Excludes the pro forma effect of the SHPS Sale. Inclusion of the SHPS Sale results in (i) a decrease in pro forma net loss to $(3.2) million, (ii) a decrease in pro forma net loss per share -- basic and diluted to $(0.32) per share, and (iii) an increase in the pro forma weighted average number of shares of Common Stock outstanding to 10,020,000 shares.


 (4) Represents elimination of $2.3 million in revenues and $2.3 million in expenses related to certain services provided to PHC which will not be part of the Company's ongoing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions".


 (5) Includes a $23.7 million non-recurring charge for acquired in-process research and development.


 (6) Includes an increase in amortization expense of $0.2 million for existing technology (over five year useful lives) and $0.4 million for goodwill (over 15 to 20 year useful lives) related to the acquired companies, and a reversal of the non-recurring charges of $8.5 million and $15.2 million for HI and SHSB, respectively, representing acquired in-process research and development referred to in Note (5). Also includes reversal of non-recurring compensation expense of $2.6 million attributable to the cash settlement of HI stock options and reversal of non-recurring acquisition-related costs of $0.8 million for legal, consulting and financial advisory fees incurred by HI.

 (7) Reflects the increase in interest expense of $1.1 million and $0.1 million for unused fees and arrangement fees attributable to the Line of Credit. Interest expense is calculated based on the outstanding balance of $51.0 million, to finance the HI and SHSB acquisitions, utilizing an 8.75% interest rate as of March 31, 1998, as specified in the Line of Credit, over a three-month period.


 (8) Reflects the net reduction in interest expense and fees attributable to obligations retired with proceeds from the Offerings. See "Use of Proceeds."


 (9) Represents a net tax provision attributable to the reversal of a non-recurring charge of $2.7 million relating to cash settlement of HI stock options, offset by the increase in goodwill amortization (deductible only for SHSB), existing technology and capitalized software cost amortization and Line of Credit -- related expenses and fees.


(10) Increase in tax expense attributable to the net decrease in interest expense and fees referred to in Note (8).

                    SELECTED CONSOLIDATED BALANCE SHEET DATA

     The selected consolidated balance sheet data of the Company presented below as of December 31, 1997, is derived from and should be read in conjunction with the consolidated audited financial statements of the Company. The selected consolidated balance sheet data of the Company as of March 31, 1998, is derived from the consolidated unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data as of such date.

                                                              DECEMBER 31,   MARCH 31,
                                                                  1997         1998
                                                              ------------   ---------
                                                                   (IN THOUSANDS)
Working capital.............................................     $1,714       $ 6,770
Total assets................................................      7,042        81,704
Total long-term debt and capital lease obligations,
  including current portion.................................      4,082        51,638
Shareholders' equity........................................         72         4,565

                               ACQUIRED COMPANIES
                            SELECTED FINANCIAL DATA

     The selected financial data for HI as of September 30, 1996 and 1997, and for the three years ended September 30, 1997 are derived from the audited financial statements of HI included elsewhere herein. The OMS and SHSB selected financial data as of December 31, 1996 and 1997, and the three years ended December 31, 1997 are derived from the respective audited financial statements of OMS and SHSB included elsewhere herein. The selected financial data for HI as of September 30, 1993, 1994 and 1995 and for the two years ended September 30, 1994 are derived from unaudited compiled financial information and, in the opinion of management, include all adjustments (consisting of normal recurring entries) necessary for a fair presentation of such data. The selected financial data for OMS and SHSB as of December 31, 1993, 1994 and 1995 and for the two years ended December 31, 1994 are derived from unaudited compiled financial information and, in the opinion of management, include all adjustments (consisting of normal recurring entries) necessary for a fair presentation of such data. The selected financial data for HI as of and for the six months ended March 31, 1997 and 1998, is derived from unaudited financial statements as of such dates and for such periods, and in the opinion of management, include all adjustments (consisting of normal recurring entries) necessary for a fair presentation of such data. The selected financial data for OMS and SHSB as of and for the three months ended March 31, 1997 and 1998, is derived from unaudited financial statements as of such dates and for such periods, and in the opinion of management, include all adjustments (consisting of normal recurring entries) necessary for a fair presentation of such data. The following information is qualified by reference to, and should be read in conjunction with, the audited financial statements and related notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                                                 SIX MONTHS
                                                                                                    ENDED
                                                       YEAR ENDED SEPTEMBER 30,                   MARCH 31,
                                            -----------------------------------------------   -----------------
        HEALTH INTERNATIONAL, INC.           1993      1994      1995      1996      1997      1997     1998(1)
        --------------------------          -------   -------   -------   -------   -------   -------   -------
                                                                      (IN THOUSANDS)
Revenues..................................  $ 4,756   $ 7,244   $ 7,783   $11,690   $12,059   $ 6,015   $ 6,559
Operating expenses........................    4,619     6,484     7,553    10,441    10,859     5,383     9,260
                                            -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations.............      137       760       230     1,249     1,200       632    (2,701)
Net income(loss)..........................  $   106   $   652   $   227   $ 1,021   $   755   $   382   $(2,104)
                                            =======   =======   =======   =======   =======   =======   =======

                                                                                                THREE MONTHS
                                                                                                   ENDED
                                                        YEAR ENDED DECEMBER 31,                  MARCH 31,
                                            -----------------------------------------------    --------------
OMS, INCORPORATED                            1993      1994      1995      1996      1997           1997
-----------------                           -------   -------   -------   -------   -------    --------------
                                                                     (IN THOUSANDS)
Revenues..................................  $ 3,599   $ 3,879   $ 4,248   $ 4,710   $ 5,013        $1,132
Operating expenses........................    3,190     3,263     3,569     3,944     4,406         1,011
                                            -------   -------   -------   -------   -------    --------------
Income from operations....................      409       616       679       766       607           121
Net income................................  $   224   $   353   $   425   $   453   $   334        $   71
                                            =======   =======   =======   =======   =======    ==============

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                        YEAR ENDED DECEMBER 31,                   MARCH 31,
                                            -----------------------------------------------   -----------------
SYKES HEALTHPLAN SERVICE BUREAU, INC.        1993      1994      1995      1996      1997      1997      1998
-------------------------------------       -------   -------   -------   -------   -------   -------   -------
                                                                      (IN THOUSANDS)
Revenues..................................  $47,602   $60,467   $53,401   $51,637   $64,381   $12,324   $13,811
Operating expenses........................   45,764    58,941    50,984    56,999    72,555    14,002    17,722
                                            -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations.............    1,838     1,526     2,417    (5,362)   (8,174)   (1,678)   (3,911)
Net income (loss).........................  $ 1,386   $   762   $ 2,277   $(2,350)  $(4,089)  $  (740)  $(2,306)
                                            =======   =======   =======   =======   =======   =======   =======

---------------

(1) Includes a non-recurring charge during the six months ended March 31, 1998, of $3.4 million relating to a cash settlement of outstanding stock options and acquisition-related legal, consulting and financial advisory fees.

BALANCE SHEET DATA:

                                                                 AS OF SEPTEMBER 30,
                                                   -----------------------------------------------
           HEALTH INTERNATIONAL, INC.               1993      1994      1995      1996      1997
           --------------------------              -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Working capital..................................  $   199   $   806   $   671   $ 1,753   $ 2,323
Total assets.....................................    1,691     2,445     3,467     4,412     5,191
Total long-term obligations, including
  capitalized leases.............................      361       312       616       578       449
Stockholders' equity.............................      815     1,469     1,702     2,724     3,479

                                                                 AS OF DECEMBER 31,
                                                   -----------------------------------------------
                OMS, INCORPORATED                   1993      1994      1995      1996      1997
                -----------------                  -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Working capital..................................  $   (84)  $   527   $ 1,310   $ 1,647   $ 1,970
Total assets.....................................    3,246     3,949     4,344     4,870     6,942
Long-term obligations, including redeemable
  preferred stock................................    1,460     1,301     1,301     1,301        --
Stockholders' equity.............................      299       652     1,078     1,286     4,331

                                                                   AS OF DECEMBER 31,
                                                     -----------------------------------------------
SYKES HEALTHPLAN SERVICE BUREAU, INC.                 1993      1994      1995      1996      1997
-------------------------------------                -------   -------   -------   -------   -------
                                                                     (IN THOUSANDS)
Working capital....................................  $  (768)  $  (371)  $   999   $  (979)  $(3,410)
Total assets.......................................   42,894    40,711    42,599    46,355    41,604
Total long-term obligations, including capitalized
  leases...........................................      171       955       716       779        11
Stockholders' equity...............................    4,753     5,504     7,781     5,430     1,342

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements of the Company and of HI, OMS and SHSB (the Company's three wholly-owned subsidiaries) and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Since the Company's inception in December 1997, it has acquired three operating companies: HI (effective March 31, 1998), OMS (effective December 31,
1997) and SHSB (effective March 31, 1998). Each of these acquisitions has been accounted for using the purchase method (the "Purchase Method") for business combinations, under which purchase price is allocated to assets and liabilities based on fair values at the acquisition date. The following discussion and results of operations pertain to these three operating companies. The Company intends to report its financial results on a consolidated basis in the future.

ACQUISITIONS

                                                                                                 Year
Company                Date of Acquisition                     Business                        Founded
-------                -------------------   ---------------------------------------------     -------
HI...................  March 31, 1998        Care Management services                            1987
OMS..................  December 31, 1997     Care Management products and related services       1990
SHSB.................  March 31, 1998        Employee Benefit Services                           1989

     On March 31, 1998, the Company acquired all the outstanding stock of HI for approximately $25.2 million. HI provides Care Management services that are designed to enhance the quality of an individual's overall healthcare by carefully evaluating clinically-based solutions to help patients, physicians and healthcare providers and payors select appropriate and efficient medical treatment while providing the opportunity to reduce overall medical expenditures. As part of the transaction, the Company recorded approximately $1.7 million for existing technology systems and applications, which will be amortized over five years, and $13.1 million in goodwill which will be amortized over 15 years. Additionally, on the acquisition date, the Company recorded a non-recurring charge of $8.5 million related to the write-off of acquired in-process research and development.

     On December 31, 1997, the Company acquired all of the outstanding stock of OMS for approximately $10.0 million. OMS provides quality and utilization managed care software solutions through its Optimed software products and related services. As part of the transaction, the Company recorded approximately $1.7 million in capitalized software costs and rights, which will be amortized over five years, and $1.3 million in goodwill, which will be amortized over 15 years. Additionally, on the acquisition date, the Company recorded a non-recurring charge of $5.6 million related to the write-off of acquired in-process research and development.

     On March 31, 1998, the Company acquired all of the outstanding stock of SHSB for approximately $50.0 million. SHSB provides Employee Benefit Services that allow its customers to outsource the administration of their employee benefits plans, including enrolling new plan participants, developing and maintaining records, verifying or paying claims and producing management reports. As part of the transaction, the Company recorded approximately $2.6 million for existing technology systems and applications, which will be amortized over five years, and $23.0 million in goodwill, which will be amortized over 20 years. Additionally, on the acquisition date, the Company recorded a non-recurring charge of $15.2 million related to the write-off of acquired in-process research and development. Shortly after the SHSB acquisition, the Company terminated approximately 100 staff and consultant positions, and the majority of SHSB's senior management. The Company has recorded a reserve of $1.9 million in connection with this acquisition to cover expected involuntary termination costs as well as other consolidation-related charges to be incurred during the first twelve months of operation. Also in connection with the SHSB acquisition, the Company expects to make an election under Section 338(h)(10) of the Internal Revenue Code (the "Code") which will allow the

Company to deduct for income tax purposes the value of the goodwill, which the Company intends to deduct over 15 years.

     SHSB initially performed fulfillment services to support PHC, a wholly-owned subsidiary of SHSB's former owner, Prudential. Fulfillment services include the production and assembly of employee benefits enrollment kits and related materials and their distribution to the employees of SHSB's customers. In the early 1990's, SHSB expanded its service offerings to unaffiliated companies on a direct basis through its own sales efforts. In addition, SHSB expanded its capabilities beyond fulfillment services to provide additional services, including BPA, FSA and ancillary services targeted to new customers. By fiscal 1997, revenue from unaffiliated parties constituted over 50% of revenues. In fiscal 1997, SHSB derived approximately $31.5 million in revenue from PHC. Of this revenue, approximately $17.6 million was related to fulfillment services and approximately $4.1 million was related to DMO services. SHSB expects the fulfillment and DMO services to PHC will be discontinued in 1998. The Company intends to cross-sell its fulfillment services to its other customers in connection with its Employee Benefit Services. See "Risk
Factors -- Dependence on Key Customers."

     In connection with the SHSB acquisition, the Company entered into a transitional systems support service agreement with Prudential regarding the provision of certain systems-related services to the Company through March 31, 1999. Specifically, Prudential is to provide processing services for various applications including, but not limited to, BPA, COBRA administration, FSA administration and retiree benefits services. The Company is currently in the process of migrating its information systems from the mainframe platform provided under the agreement to a proprietary, client server platform, which is expected to be completed before March 31, 1999. The Company currently estimates that the cost of migration and to make its computer systems Year 2000 compliant will be $5.5 million. See "Risk Factors -- Reliance on Information Processing Systems and Proprietory Technology" and "-- Year 2000 Compliance."

     During fiscal 1997, SHSB performed approximately $6.5 million of services (representing approximately 11.0% of the Company's pro forma revenue for fiscal
1997) for Hughes Electronics. For the three months ended March 31, 1998, revenues for Hughes Electronics were approximately $1.9 million. Prior to the acquisition of SHSB, the predecessor of SHSB was notified that its contract with Hughes Electronics would not continue after 1998. See "Risk
Factors -- Dependence on Key Customers."

REVENUE RECOGNITION

     HI. Revenues are generated on a per participant per month rate basis. The Company also makes payments to physicians, laboratories and x-ray facilities in connection with second opinion services and is reimbursed for such payments at its cost. Expense reimbursements are recorded in revenues and cost of revenues. HI's results of operations historically have been affected by the addition or loss of significant customers. When a significant customer is added, the Company hires and trains additional personnel to service the projected new business prior to receipt of revenues from the customer. A startup fee, ranging from $2-$3 per participant, is initially charged to cover part of the costs incurred by the Company. Consequently, results of operations for a given quarter may be subject to significant fluctuations. In the future, certain of the Company's Care Management contracts may contain "shared risk" provisions under which the Company may be required to bear a portion of any loss in connection with such provisions. See "Risk Factors -- Fluctuations in Operating Results" and
"-- Potential Risks of Care Management Contracts" and "Business -- Customers."

     OMS. In fiscal 1997, approximately 88% of OMS's revenues was derived from licensing its Optimed software products, with the remainder derived from support and consulting services related to installing, maintaining and utilizing such software. In the future, the Company expects to expand its consulting and physician review services. OMS licenses its products primarily through multi-year agreements that typically provide for payment of equal monthly license fees over the agreements' terms. OMS's licensing revenues are recognized ratably over the life of the contracts, except that when OMS has no continuing support service or consulting obligations, such revenue is recognized upon shipment. Revenue recognized upon shipment is primarily related to the sale of OMS's Portable Optimed Protocol product, which accounted for approximately

11% of OMS's licensing revenues in 1997. Revenues from support and consulting services are recognized ratably over the contract period or as specific services are performed.

     SHSB. Revenues are primarily derived from: (i) a recurring monthly fee per eligible employee or participant; (ii) a one-time implementation fee to cover programming costs associated with customizing SHSB's systems to meet each customer's specific needs and the data entry costs associated with a startup;
(iii) a COBRA administration fee of 2% of the participant's premium, as allowed under COBRA regulations; and (iv) fees for fulfillment services, interactive voice response services, optical character recognition services ("OCR") and other ancillary services on a per job or per item basis. Interest (income)/expense, net represents the interest income earned on retiree benefits services and COBRA payments from the time they are received from participants until they are remitted to the employer or carrier and the investment of available cash on hand, offset by interest expense relating to capital lease obligations and other borrowings. Revenues increased primarily as a result of an increase in services offered to SHSB's existing customer base, an increase in the number of participants within such customer base and the addition of a new customer contract with IBM.

     The Company, OMS and SHSB have, for all historical periods presented, operated on a December 31 fiscal year end. HI, until its acquisition by the Company, operated on a September 30 fiscal year end and has begun operating on a December 31 fiscal year end. As used herein, with respect to the Company, OMS and SHSB, fiscal 1995 means the year ended December 31, 1995; fiscal 1996 means the year ended December 31, 1996, and fiscal 1997 means the year ended December 31, 1997, and with respect to HI, means the year ended September 30, 1995, 1996 and 1997, respectively. OMS's financial statements for the three months ended March 31, 1998, are consolidated into the Company's consolidated financial statements for the three months ended March 31, 1998, presented herein.

RESULTS OF OPERATIONS

     The following table sets forth a summary of the results of operations for the acquired companies for the periods indicated and their percentage of revenues.

                                                                                                  THREE MONTHS ENDED
HI                                              YEAR ENDED SEPTEMBER 30,                              MARCH 31,
--                                ----------------------------------------------------    ----------------------------------
                                   1995      %       1996       %       1997       %       1997      %       1998       %
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
                                                                        (IN THOUSANDS)
Revenues........................  $7,783   100.0%   $11,690   100.0%   $12,059   100.0%   $2,990   100.0%   $ 3,173    100.0%
Operating expenses..............   7,553    97.0     10,441    89.3     10,859    90.0     2,748    91.9      6,372    200.8
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
Income (loss) from operations...     230     3.0      1,249    10.7      1,200    10.0       242     8.1     (3,199)  (100.8)
Interest (income)/expense,
  net...........................     (27)   (0.3)        16     0.1        (42)   (0.3)       (5)   (0.2)       (13)    (0.4)
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
Income (loss) before taxes......     257     3.3      1,233    10.6      1,242    10.3       247     8.3     (3,186)  (100.4)
Provision for (benefit from)
  income taxes..................      30     0.4        212     1.8        487     4.0        99     3.3       (575)   (18.1)
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
        Net income (loss).......  $  227     2.9%   $ 1,021     8.8%   $   755     6.3%   $  148     5.0%   $(2,611)   (82.3)%
                                  ======   =====    =======   =====    =======   =====    ======   =====    =======   ======

                                                                                                  THREE MONTHS ENDED
OMS                                             YEAR ENDED DECEMBER 31,                               MARCH 31,
---                               ----------------------------------------------------    ----------------------------------
                                   1995      %       1996       %       1997       %       1997      %       1998       %
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
                                                                        (IN THOUSANDS)
Revenues........................  $4,248   100.0%   $ 4,710   100.0%   $ 5,013   100.0%   $1,132   100.0%   $ 1,137    100.0%
Operating expenses..............   3,569    84.0      3,944    83.8      4,406    87.9     1,011    89.3        870     76.5
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
Income from operations..........     679    16.0        766    16.2        607    12.1       121    10.7        267     23.5
Interest (income)/expense,
  net...........................     (40)   (0.9)       (63)   (1.3)       (78)   (1.6)      (25)   (2.2)        --      0.0
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
Income before taxes.............     719    16.9        829    17.5        685    13.7       146    12.9        267     23.5
Provision for income taxes......     294     6.9        376     8.0        351     7.0        75     6.6         --      0.0
                                  ------   -----    -------   -----    -------   -----    ------   -----    -------   ------
        Net income..............  $  425    10.0%   $   453     9.5%   $   334     6.7%   $   71     6.3%   $   267     23.5%
                                  ======   =====    =======   =====    =======   =====    ======   =====    =======   ======

                                                                                                  THREE MONTHS ENDED
SHSB                                            YEAR ENDED DECEMBER 31,                               MARCH 31,
----                              ----------------------------------------------------    ----------------------------------
                                   1995      %       1996       %       1997       %       1997      %       1998       %
                                  ------   -----    -------   -----    -------   -----    -------  -----    -------   ------
                                                                        (IN THOUSANDS)
Revenues........................  $53,401  100.0%   $51,637   100.0%   $64,381   100.0%   $12,324  100.0%   $13,811    100.0%
Operating expenses..............  50,984    95.5     56,999   110.4     72,555   112.7     14,002  113.6     17,722    128.3
                                  ------   -----    -------   -----    -------   -----    -------  -----    -------   ------
Income (loss) from operations...   2,417     4.5     (5,362)  (10.4)    (8,174)  (12.7)    (1,678) (13.6)    (3,911)   (28.3)
Interest (income)/expense,
  net...........................  (1,408)    2.7     (1,524)   (3.0)      (997)   (1.5)      (447)  (3.6)       (76)      .5
                                  ------   -----    -------   -----    -------   -----    -------  -----    -------   ------
Income (loss) before taxes......   3,825     7.2     (3,838)   (7.4)    (7,177)  (11.2)    (1,231) (10.0)    (3,835)   (27.8)
Provision for (benefit from)
  income taxes..................   1,548     2.9     (1,488)   (2.9)    (3,088)   (4.8)      (491)  (4.0)    (1,529)   (11.1)
                                  ------   -----    -------   -----    -------   -----    -------  -----    -------   ------
        Net income (loss).......  $2,277     4.3%   $(2,350)   (4.6)%  $(4,089)   (6.4)%  $  (740)  (6.0)%  $(2,306)   (16.7)%
                                  ======   =====    =======   =====    =======   =====    =======  =====    =======   ======

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

  Revenues

     HI. Revenues increased $0.2 million or 6.6% to $3.2 million in the three months ended March 31, 1998 from $3.0 million in the three months ended March 31, 1997. Revenues increased primarily as a result of the addition of PepsiCo as a new customer in October 1997. This increase was partially offset by the loss of an aerospace customer and a lower service charge per person charged to a customer resulting from a change in the scope of services provided.

     In addition, as of January 1, 1998, the Company entered into an outsourcing agreement with HPS pursuant to which HPS has outsourced to the Company certain care management services for current HPS customers. This agreement is expected to generate approximately $5.0 million in annual revenue for the Company in fiscal 1998. See "Certain Transactions."

     OMS. Revenues of $1.1 million remained unchanged from the three months ended March 31, 1998 compared to the three months ended March 31, 1997. During the first three months of 1998, revenues decreased as a result of the loss of two license fee contracts. This decrease in revenue was offset by a new consulting contract with Blue Cross/Blue Shield of Michigan and the revenues generated from OMS's new Optimed physician review services.

     SHSB. Revenues increased $1.5 million or 12.1% to $13.8 million in the three months ended March 31, 1998 from $12.3 million in the three months ended March 31, 1997. Revenues increased primarily as a result of an increase in services offered to SHSB's existing customer base as well as an increase in the number of participants within such customer base.

  Operating Expenses

     HI. Operating expenses increased $3.6 million to $6.4 million in the three months ended March 31, 1998 from $2.7 million in the three months ended March 31, 1997. Of such increase, $2.6 million related to a cash settlement of outstanding stock options held by certain personnel. On the date of acquisition, the Company provided a capital contribution of $2.6 million to replenish capital used by HI in terminating various stock options. The remaining increase was due primarily to non-recurring pre-tax acquisition-related costs of $0.8 million for legal, consulting, and financial advisory fees and $0.4 million of recurring expenses such as increased salary, depreciation, phone usage and travel expenses resulting from the addition of PepsiCo as a new customer.

     OMS. Operating expenses decreased $0.2 million to $0.9 million in the three months ended March 31, 1998 from $1.1 million in the three months ended March 31, 1997. As a percentage of revenues, operating expenses decreased to 76.5% in the three months ended March 31, 1998 from 89.3% in the three months ended March 31, 1997. Operating expenses decreased primarily due to personnel reductions and increased software capitalization costs due to new software releases reaching technological feasibility during fiscal 1997.

     SHSB. Operating expenses increased to $17.7 million in the three months ended March 31, 1998 from $14.0 million in the three months ended March 31, 1997. The increase in operating expenses was primarily due to annual increases in salaries and benefit levels for 1998, additional employees, one-time consulting expenses incurred for systems analysis and risk assessment, including Year 2000 consulting expenses and a change in the capitalization policy for certain software and hardware items. This increase was partially offset by reduced printing and distribution costs, which were performed internally during the three months ended March 31, 1998.

  Income (Loss) from Operations

     HI. The loss from operations increased $3.4 million to $3.2 million in the three months ended March 31, 1998 compared to income from operations of $0.2 million in the three months ended March 31, 1997. This increase was primarily due to non-recurring pre-tax expenses of $3.4 million for the cash settlement of outstanding stock options held by certain personnel, and acquisition-related legal, consulting, and financial advisory fees incurred by HI in the three months ended March 31, 1998, as discussed above.

     OMS. Income from operations increased $0.2 million to $0.3 million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997. This increase was primarily due to a modest increase in revenues from the new Optimed physician review services and a slight decrease in the cost of revenues and operating expenses, as discussed above.

     SHSB. The loss from operations increased to $3.9 million in the three months ended March 31, 1998. This loss was primarily due to increases in salary and benefits, one-time consulting expenses and increases in other operating costs, as discussed above.

  Interest (Income)/Expense, Net

     SHSB. Interest (income)/expense, net decreased to $0.1 million in the three months ended March 31, 1998 from $0.4 million in the three months ended March 31, 1997 due to costs of external borrowings for working capital purposes.

  Provision for (Benefit from) Income Taxes

     HI. The effective tax rates were (18.0)% and 40.0% in the three months ended March 31, 1998 and 1997, respectively. The effective tax rates varied from the statutory tax rate primarily due to utilization of net operating losses.

     OMS. The effective tax rate was 51.2% for the three months ended March 31, 1997. The effective tax rate for the three months ended March 31, 1997 varied from the statutory tax rate due to state and local taxes and nondeductible goodwill. Since OMS's results are included in the Company's consolidated tax return for the three months ended March 31, 1998, the income taxes related to its results are provided for at the consolidated level.

     SHSB. The effective tax rates were 39.9% in the three months ended March 31, 1998 and 1997, respectively. The effective tax rates for these periods approximate the statutory tax rate.

FISCAL 1997 COMPARED TO FISCAL 1996

  Revenues

     HI. Revenues increased $0.4 million or 3.2% to $12.1 million in fiscal 1997 from $11.7 million in fiscal 1996. Approximately $0.3 million of this increase was due to the increase in expense reimbursement from HI's customers. The balance of the increase in revenues was primarily the result of an increase in the number of participants covered by HI's Care Management services.

     OMS. Revenues increased $0.2 million or 6.4% to $5.0 million in fiscal 1997 from $4.7 million in fiscal 1996. Revenues increased primarily as a result of new customers in fiscal 1997, and due to higher license fees from existing customers. This increase was partially offset by a $0.4 million decrease due to the expiration of certain license agreements with existing customers.

     SHSB. Revenues increased $12.8 million or 24.7% to $64.4 million in fiscal 1997 from $51.6 million in fiscal 1996. The increase of $12.8 million was primarily the result of an increase of $4.9 million in revenue from new customers, including the City of Los Angeles, Textron, IBM and Xerox, a $4.8 million increase in revenues from PHC and a $1.8 million increase in revenues to other existing customers. The $4.8 million increase in revenues from PHC was comprised of an $8.6 million increase in sales of fulfillment services to PHC offset by a $2.4 million decrease and a $1.4 million decrease, respectively, in revenues generated in the earlier period by services provided to PHC's legal service and life insurance businesses, which service arrangements were not purchased by the Company in connection with its acquisition of SHSB. In addition, the Company expects to discontinue fulfillment services to PHC during 1998.

  Operating Expenses

     HI. Operating expenses increased to $10.9 million in fiscal 1997 from $10.4 million in fiscal 1996. These costs increased due to higher salary costs from the addition of supervisory personnel and from a general payroll raise to existing employees.

     OMS. Operating expenses increased to $4.4 million in fiscal 1997 from $3.9 million in fiscal 1996. As a percentage of revenues, operating expenses increased to 87.9% in fiscal 1997 from 83.8% in fiscal 1996. This increase was primarily due to compensation expenses related to providing additional consulting and new physician review services to customers. This increase was also the result of non-recurring pre-tax acquisition-related costs of $0.4 million for advisory fees in fiscal 1997, which were partially offset by a $0.2 million decrease in research and development expenses due to new software releases reaching technological feasibility during fiscal 1997.

     SHSB. Operating expenses increased to $72.6 million in fiscal 1997 from $57.0 million in fiscal 1996. As a percentage of revenues, operating expenses increased 2.3% in fiscal 1997. The increase was as a result of increased supplies and postage costs of $8.4 million, primarily due to the increase in fulfillment services provided to PHC. Additionally, the increase was due to higher salary and benefit costs of approximately $4.0 million resulting from the addition of over 200 staff positions to service new customers and a pay adjustment of $1.5 million. Additionally, the increase included $2.9 million of one-time consulting expenses incurred for systems analysis and risk assessment, including Year 2000 consulting expenses, and efforts to re-engineer and improve certain operational procedures. Finally, depreciation expense increased by $2.1 million from a change in the estimated remaining useful lives of fixed assets, which was lowered from five years to three years.

  Income (Loss) from Operations

     HI. Income from operations was relatively unchanged between fiscal 1997 and fiscal 1996. The decrease in operating income in fiscal 1997 as a percentage of revenues was due to higher salary costs from the addition of supervisory personnel and from a pay adjustment of $1.5 million, as discussed above.

     OMS. Income from operations decreased by 20.7% to $0.6 million for fiscal 1997, while operating margins decreased to 12.1% in fiscal 1997. The decrease was primarily due to compensation expenses incurred in connection with providing additional consulting and new physician review services to customers, and due to non-recurring pre-tax acquisition-related advisory fees in fiscal 1997, as discussed above.

     SHSB. Loss from operations increased by 52.4% to $8.2 million for fiscal 1997 from a loss from operations of $5.4 million for fiscal 1996. The operating margin decreased to 12.7% in fiscal 1997 from 10.4% in fiscal 1996. The increase in the operating loss was due primarily to the increases in expenses related to the addition of over 200 staff positions and consultants to service new customers, one-time consulting expenses incurred for systems analysis and risk assessment, including Year 2000 consulting, and efforts to re-engineer and improve certain operational procedures, and depreciation expense, as discussed above.

  Interest (Income)/Expense, Net

     OMS. Non-operating income was comprised of interest income derived from short-term investments of cash generated from operations. Interest income was relatively unchanged between fiscal 1997 and fiscal 1996.

     SHSB. The $0.5 million decrease in other income is due to an increase in interest expense on borrowings made for working capital purposes in fiscal 1997.

  Provision for (Benefit from) Income Taxes

     HI. The effective tax rates of 39.2% for fiscal 1997 and 17.2% for fiscal 1996 were different from the statutory rate of 35% primarily due to utilization of net operating loss carryforwards, which expired in fiscal 1996.

     OMS. The effective tax rates of 51.2% for fiscal 1997 and 45.4% for fiscal 1996 were different from the statutory rate of 35% due to state and local taxes, deductible tax credits, and certain expenses, including a portion of meals, entertainment, and premiums on key man life insurance policies, which are not deductible for income tax purposes. The increase in the fiscal 1997 effective tax rate was due to non-deductible acquisition-related advisory fees.

     SHSB. SHSB was a member of a group of affiliated companies, which joined in filing a consolidated federal income tax return, yet filed a separate return for state and local tax purposes. Federal taxes were determined pursuant to a tax allocation arrangement with Prudential and state and local taxes were determined on a stand-alone basis. The effective tax rates of 43.0% and 38.8% for fiscal 1997 and 1996, respectively, were different from the statutory rate of 35% due to state income taxes.

FISCAL 1996 COMPARED TO FISCAL 1995

  Revenues

     HI. Revenues increased $3.9 million or 50.2% to $11.7 million in fiscal 1996 from $7.8 million in fiscal 1995. Revenues increased primarily due to the addition of Kmart as a new customer in September 1995, per participant per month rate increases, and an increase in the number of participants covered under HI's Care Management services.

     OMS. Revenues increased $0.5 million or 11.9% to $4.7 million in fiscal 1996 from $4.2 million in fiscal 1995, primarily as a result of new customers in fiscal 1996.

     SHSB. Revenues decreased $1.8 million or 3.4% to $51.6 million in fiscal 1996 from $53.4 million in fiscal 1995. Revenues decreased primarily as a result of the loss of an $8.8 million contract with IBM. This decrease was offset by new customer revenues of $5.9 million, due primarily to the addition of a large telecommunications company for FSA services and an increase in existing business of $1.3 million resulting from increases in the number of participants in several existing customers' plans. The remaining $0.2 million decrease in revenues related primarily to a decrease in PHC revenues as a result of a change in the scope of services provided.

  Operating Expenses

     HI. Operating expenses increased $2.9 million or 38.2% to $10.4 million in fiscal 1996 from $7.6 million in fiscal 1995. As a percentage of revenues, operating expenses decreased to 89.3% for fiscal 1996 from 97.0% for fiscal 1995. The increase was due to increased nurse and physician staffing, marketing personnel, rental space, telephone usage, recruiting and travel expenses and administrative personnel to accommodate Kmart as a new customer commencing September 1995.

     OMS. Operating expenses increased to $3.9 million in fiscal 1996 from $3.6 million in fiscal 1995. As a percentage of revenues, operating expenses remained relatively unchanged between fiscal 1996 and fiscal 1995. The increase was primarily the result of higher marketing and research and development expenses incurred in fiscal 1996 due to new software releases that were in their initial stages of development and had not yet reached technological feasibility during 1996.

     SHSB. Operating expenses increased 11.8% to $57.0 million in fiscal 1996 from $51.0 million in fiscal 1995. The increase was primarily due to an increase in salaries, higher communications, supplies and postage expenses resulting primarily from a change in the mix of revenues from BPA services to more labor intensive

FSA services. Additionally, the increase was the result of a $2.0 million reserve set up in fiscal 1996 for a potential COBRA liability. Other items contributing to the overall increase in operating expenses included $1.1 million for severance costs associated with employee terminations made in September 1996 of approximately 150 people relating to an overall down-sizing by PHC; $0.7 million for personnel costs resulting from overtime and temporary employment; $0.9 million for an increase in the bad debt and escheatment reserves; and $0.3 million to improve customer service.

  Income (Loss) from Operations

     HI. Income from operations increased $1.0 million to $1.2 million or 10.7% of revenues from $0.2 million or 3.0% of revenues, primarily due to the addition of Kmart as a customer.

     OMS. Income from operations increased by 12.7% to $0.8 million for fiscal 1996, while the operating margin increased to 16.2% in fiscal 1996 from 16.0% in fiscal 1995. The increase in income from operations was due to a slight increase in gross profit, which was partially offset by higher marketing and research and development expenses in fiscal 1996, as discussed above.

     SHSB. A $5.4 million loss from operations was incurred for fiscal 1996 compared to $2.4 million in income from operations for fiscal 1995. The decrease in operating income was due primarily to the decrease in revenues, the one-time charges related to severance, transition costs and the accrual for a potential COBRA liability, and the increase of costs of services, as discussed above.

  Interest (Income)/Expense, Net

     SHSB. Other income amounts remained relatively unchanged between fiscal 1996 and fiscal 1995.

  Provision for (Benefit from) Income Taxes

     HI. The effective tax rates of 17.2% for fiscal 1996 and 11.7% for fiscal 1995 were different from the statutory rate of 35% primarily due to the utilization of net operating loss carryforwards.

     OMS. The effective tax rates of 45.4% for fiscal 1996 and 40.9% for fiscal 1995 were different from the statutory rate of 35% due to state and local taxes, deductible tax credits, and certain expenses, including a portion of meals, entertainment, and premiums on key man life insurance policies, which were not deductible for income tax purposes. The increase in the fiscal 1996 effective tax rate was due to non-deductible compensation expenses for income tax purposes.

     SHSB. SHSB was a member of a group of affiliated companies, which joined in filing a consolidated federal income tax return, yet filed a separate return for state and local tax purposes. Federal taxes were determined pursuant to a tax allocation arrangement with Prudential and state and local taxes were determined on a stand-alone basis. The effective tax rates of 38.8% and 40.5% for fiscal 1996 and fiscal 1995, respectively, were different from the statutory rate of 35% due to state income taxes.

HI -- SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31,
1997

                                                               SIX MONTHS ENDED MARCH 31,
                                                           -----------------------------------
                                                                1997                1998
                                                           ---------------    ----------------
                                                                     (IN THOUSANDS)
Revenues.................................................  $6,015    100.0%   $ 6,559    100.0 %
Operating expenses.......................................   5,383     89.5      9,260    141.2
                                                           ------    -----    -------    -----
Income (loss) from operations............................     632     10.5     (2,701)   (41.2)
Interest (income)/expense, net...........................      (9)   (0.1)        (22)    (0.3)
                                                           ------    -----    -------    -----
Income before taxes......................................     641     10.6     (2,679)   (40.9)
Provision for (benefit from) income taxes................     259      4.3       (575)    (8.8)
                                                           ------    -----    -------    -----
          Net income (loss)..............................  $  382      6.3%   $(2,104)   (32.1)%
                                                           ======    =====    =======    =====

Revenues

     Revenues increased $0.5 million or 9.0% to $6.6 million in the six months ended March 31, 1998 from $6.0 million in the six months ended March 31, 1997. Revenues increased primarily as a result of the addition of PepsiCo as a new customer in October 1997.

Operating Expenses

     Operating expenses increased $3.9 million to $9.3 million or 141.2% of revenues in the six months ended March 31, 1998 from $5.4 million or 89.5% in the six months ended March 31, 1997. Of such increase, $2.6 million related to a cash settlement of outstanding stock options held by certain personnel. On the date of acquisition, the Company provided a capital contribution of $2.6 million to replenish capital used by HI in terminating various stock options. The remaining increase was due primarily to non-recurring pre-tax acquisition-related costs of $0.8 million for legal, consulting, and financial advisory fees and $0.4 million of recurring expenses such as increased salary, depreciation, phone usage and travel expenses resulting from the addition of PepsiCo as a new customer.

Income (Loss) from Operations

     The loss from operations increased $3.3 million to $2.7 million in the six months ended March 31, 1998, compared to income from operations of $0.6 million in the six months ended March 31, 1997. This increase was primarily due to non-recurring pre-tax expenses of $3.4 million for the cash settlement of outstanding stock options held by certain personnel, and acquisition-related legal, consulting, and financial advisory fees, partially offset by the increase in operating income due to the addition of PepsiCo as a new customer, as discussed above.

Provision for (Benefit from) Income Taxes

     The effective tax rates were (21.5)% and 40.4% in the six months ended March 1998 and 1997, respectively. The effective tax rate for the six months ended March 31, 1998 varied from the statutory tax rate primarily due to utilization of net operating losses resulting from the acquisition of HI by the Company.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1998, the Company's primary sources of liquidity were cash flows from operations and available borrowings under its Line of Credit. The Company believes that its primary short term capital expenditures will be approximately $5.5 million for the Company's migration from a mainframe to a client server platform and to make its computer systems Year 2000 compliant. See "Risk Factors -- Reliance on Information Processing Systems and Proprietary Technology" and "-- Year 2000 Compliance." In addition, the Company expects to incur in the ordinary course of business expenses of its operations. The Company expects to meet these needs through cash flows from operations, borrowings and the proceeds of the Offerings. In the longer term, other than ordinary expenses, the Company expects that its primary expenditures will be for possible acquisitions and for improvements to its technology to meet future regulatory requirements and customer demand.

     In March 1998, the Company entered into a $75.0 million Line of Credit. This Line of Credit consists of a revolving credit facility of up to $75.0 million which includes a letter of credit facility of up to $10.0 million and matures in March 2001. The Line of Credit is collateralized by all of the stock of the Company's subsidiaries. Interest on borrowings under the Line of Credit accrues at an annual rate equal to either (i) the lender's prime rate plus a margin ranging from 0.00% to 0.50%, or (ii) LIBOR plus a margin ranging from 0.75% to 1.75%, at the Company's election. As of March 31, 1998, the interest rate was 7.19%.

     The Line of Credit contains customary restrictive covenants, including restrictions on reductions in shareholders equity; limitation on acquisitions, transfers of assets, mergers or consolidations; and incurrence of additional indebtedness. In addition, the Company is required to maintain a consolidated leverage ratio, as defined in the Line of Credit, greater than 4.25 to 1.0 on or prior to September 28, 1998 and 3.5 to 1.0 thereafter and a fixed charge ratio, as defined therein, less than 2.0 to 1.0. At March 31, 1998, the Company was in compliance with all covenants under the Line of Credit and believes it will be in compliance with such covenants on the date of closing of the Offerings. The Company intends to achieve the removal of HPS and Sykes as guarantors under the Line of Credit through the replacement of the Line of Credit with a new line of credit facility. The Company expects that the new line of credit facility will be reduced from the current $75.0 million to approximately $30.0 million and will otherwise contain similar terms as the existing Line of Credit although it is likely that the interest rate on borrowed funds will increase. The Company has a commitment from a bank for a 90-day, $15.0 million interim line of credit facility to replace its current Line of Credit until a new line of credit facility can be established. See "Risk
Factors -- Negotiation of New Line of Credit Facility."


     As of March 31, 1998, the Company had approximately $51.0 million of indebtedness outstanding under the Line of Credit. The Company intends to use the entire estimated net proceeds of approximately $45.6 million from the Offerings and the SHPS Sale for repayment of indebtedness outstanding under the Line of Credit. See "Use of Proceeds."


     The Company believes that the net proceeds from the Offerings and the SHPS Sale, combined with available funds under its new line of credit facility and cash flows from operations, will be adequate for the Company's capital needs, excluding acquisitions, for the foreseeable future, as its operations are presently being conducted. Other than the $5.5 million estimated to be incurred for the computer systems migration and Year 2000 compliance discussed above, as well as approximately $13.7 million in future minimum lease payments under noncancellable operating leases having an initial or remaining term in excess of one year, the Company currently has no material commitments regarding capital expenditures. However, the net proceeds of the Offerings and the SHPS Sale, together with cash generated from the Company's operations and availability under the new line of credit facility, may not be sufficient to finance acquisitions and the Company may be required to seek additional financing. If the Company does require additional financing, it expects that it would seek debt financing either from its current lenders or other financing sources or that it would attempt to raise the necessary funds through an equity offering. There can be no assurance that such additional financing will be available in amounts and upon terms acceptable to the Company, if at all. See "Risk
Factors -- Ability to Manage Growth and Related Risks," "-- Reliance on Information Processing Systems and Proprietary Technology" and "-- Year 2000 Compliance."


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" was issued, establishing standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company will adopt this pronouncement in 1998 in accordance with the implementation requirements.

     In June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued, establishing standards for public enterprises to disclose certain information about operating segments and related disclosures about products and services, geographic areas and significant customers. The Company will adopt this pronouncement in 1998 in accordance with the implementation requirements. Management believes the adoption of SFAS No. 130 and SFAS No. 131 will not have a material impact on the Company's financial statements.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The Company adopted SFAS No. 128 for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("Earnings per share") and diluted earnings per share ("Earnings per share -- diluted"). Earnings per share excludes dilution and is determined by dividing income available to common shareholders by the weighted average number of shares of Common Stock outstanding during the period. Earnings per share -- diluted reflects the potential dilution that could occur if securities and other contracts to issue Common Stock were exercised or converted into Common Stock. Earnings per share -- diluted is computed similarly to fully diluted earnings per share under previous accounting.

                                    BUSINESS

GENERAL

     The Company is a provider of outsourced Care Management services and products and Employee Benefit Services. The Company's customers include large corporations, healthcare providers, payors and insurance companies. The Company's Care Management services are designed to enhance the quality of an individual's overall healthcare by carefully evaluating clinically-based solutions to help patients, physicians and healthcare providers and payors select appropriate and efficient medical treatment while providing the opportunity to reduce overall medical expenditures. The Company's Employee Benefit Services enable customers to outsource the administration of their employee benefit programs. By providing its customers with a single-source for comprehensive, clinically-sophisticated Care Management services and products and Employee Benefit Services, the Company believes it has a unique competitive advantage. In addition, the Company believes the integration of such services will enhance the Company's customers' ability to determine in a timely fashion an individual's eligibility to receive services under a customer's benefit plans. The Company currently provides its services to over 50 of the Fortune 500 companies.

     Care Management. The Company's Care Management services and products assist customers in (i) improving the quality of healthcare services provided to patients and (ii) monitoring patients' compliance with their prescribed course of treatment, while (iii) simultaneously reducing inappropriate medical costs. The Company believes that such costs are generally incurred when there is over- or under-utilization of healthcare services, resulting in less effective medical treatment. The Company's Care Management services include demand, utilization, case, disease and disability management. These services are designed to guide a patient through the medical process by prospectively assisting in determining an individual's healthcare needs and monitoring and evaluating the delivery of clinical care provided.

     The Company's clinical staff, comprised of registered nurses and physicians, interacts with patients, providers, payors and insurance companies to assist in determining, implementing and monitoring an effective and efficient customized care management program based on each patient's medical profile and clinical protocols developed by the Company in consultation with a network of board certified physicians. For instance, if a patient's physician recommends hospitalization or surgery, a registered nurse reviews the physician's proposed plan of care and discusses it with the patient's physician based on the Company's clinical protocols. In the event the registered nurse believes a second opinion may be warranted, the registered nurse will refer the case to one of the Company's physician medical directors. If the medical director concurs, the medical director will provide the patient with the names of physicians in the patient's area. Physicians identified by the Company to provide second opinions have been screened to verify that they have met the Company's requirements in the relevant area of medicine. The Company handles the paperwork and has the results reported to both the patient and the patient's physician so that both the patient and the physician can review the consulting physician's report before deciding whether or how to proceed with treatment. The Company believes that the byproducts of a successful Care Management program can include not only reduced medical costs for the payor or insurance company and the patient but also improved patient outcomes and increased patient satisfaction.

     In addition, for providers and payors that wish to perform their own quality assurance or utilization management functions, the Company provides quality and utilization managed care software solutions through its Optimed software products and related services. These products are based on Optimed Protocols developed and reviewed by the Company's medical panel of approximately 250 board certified physicians.

     Employee Benefit Services. The Company's Employee Benefit Services allow its customers to outsource the administration of their employee benefit plans, including enrolling new plan participants, developing and maintaining records, verifying or paying claims and producing management reports. The Company provides a broad range of Employee Benefit Services, including BPA, FSA administration, COBRA administration, retiree benefits services and other ancillary services.

     The Company was formed in December 1997 as a joint venture between HPS, a provider of marketing, administration and risk management services for health insurance programs, and Sykes, a provider of integrated outsourcing services to the information technology industry. Since its formation, the Company has acquired HI, OMS and SHSB. The formation of the joint venture and the aforementioned acquisitions were consummated to take advantage of the substantial perceived market opportunity to provide a single-source for comprehensive, clinically-sophisticated Care Management services and products and Employee Benefit Services. Further, to capitalize upon each partner's competitive strengths, members of senior management from each of HPS and Sykes joined the Company.

     The Company believes that the combination of these three companies creates significant opportunities for cross-selling, cost savings and increased sales and marketing efforts. The Company intends to utilize the strong customer relationships that have been established by each of these companies to cross-sell its services to those customers currently using less than all of the Company's services. For instance, the Company intends to cross-sell its Care Management services to users of its Optimed software products and related services. Customers currently using the Company's Optimed software products and related services include over 40 managed care plans covering approximately 20 million individuals, none of which are currently utilizing the Company's Care Management services.

INDUSTRY OVERVIEW

     According to a Congressional Budget Office report, healthcare spending in the United States has increased to an estimated $1.1 trillion in 1997, or 13.7% of GNP, from $247 billion, or 8.9% of GNP in 1980. As a result of the increase, payors, providers and users of healthcare services have sought to reduce such expenditures. Medical costs are divided into two principal components, the costs of clinical delivery of healthcare (i.e., the costs directly associated with medical treatment) and administrative costs. According to the Health Care Financing Review, approximately 79% of healthcare costs have been directly related to the clinical delivery of healthcare. In addition, efforts to reduce unnecessary clinical costs have been hindered by the inability to comprehensively and cost efficiently manage the complex task of guiding a patient through the healthcare process from eligibility determination to diagnosis, treatment and ultimate claim payment. The Company assists its customers and their healthcare plan participants to better manage the medical process. Opportunities to improve the delivery of healthcare include:

     Improve Prospective Care and Early Treatment. The Company believes that timely and convenient access by healthcare plan participants to useful healthcare related information and subsequent appropriate preventative care and early intervention can improve an individual's overall healthcare and wellness while reducing inappropriate healthcare costs. The Company's Care Management services are designed to enhance an individual's healthcare by prospectively evaluating an individual's medical profile and potential healthcare needs, providing information and educational assistance and improving patient compliance with prescribed courses of treatment.

     Improve Chronic Care Management. The Company believes that chronic-condition healthcare costs represent a disproportionate share of healthcare expenditures, and in managing such conditions, there often is a significant difference between the clinically appropriate and documented disease management guidelines and actual day-to-day treatment practices. Such differences can result in lower quality care and unnecessary medical costs. The Company's HI CARES program can promote higher quality individual medical treatment while also reducing unnecessary costs associated with high-cost chronic patient conditions.

     Efficient Utilization of Healthcare Resources by Individuals. Healthcare plan participants have not historically had convenient access to qualified clinical personnel to answer healthcare questions and provide guidance on healthcare treatment alternatives, often resulting in inappropriate consumption of medical resources, inappropriate utilization or clinical inefficiency. Individuals without such assistance can delay needed treatment, treat themselves inappropriately or seek unnecessary care, all of which can lead to poor health outcomes and higher costs. For example, the National Center for Health Statistics found that in 1995, up to 55% of all emergency room visits were unnecessary. The Company provides a toll-free helpline that allows participants and their families to contact the Company's registered nurses with any questions or concerns they may have regarding their treatment alternatives. The Company's toll-free helpline is staffed 24 hours a day, 365 days a year, by qualified clinical personnel that can assist individuals with questions or concerns they may have regarding their health or medical treatment.

     Outsourcing of care management and employee benefits administration has shown significant growth over the last several years due to: (i) significant increases in the cost of healthcare and loss claim ratios; (ii) the desire to improve the quality of healthcare; (iii) the need for extensive staff training to effectively monitor, adapt and manage benefit programs to incorporate complex and frequently changing governmental regulations; (iv) substantial potential legal exposure for non-compliance with federally mandated healthcare requirements; (v) the need for technologically sophisticated data processing systems that require periodic maintenance, updates and reinvestment; and (vi) increased employee awareness of healthcare benefits and employer concern for potential litigation due to inadequate benefits administration.

STRATEGY

     The Company's strategy is to continue as the single-source provider of outsourced Care Management services and products and Employee Benefit Services to corporations and healthcare providers and payors. This strategy includes the following key elements:

     - Deliver Comprehensive and Clinically Sophisticated Services and
       Products. The Company intends to aggressively market itself to new and existing customers as a single-source provider of comprehensive and clinically sophisticated Care Management services and products and Employee Benefit Services. The Company believes it is currently the only single-source provider of such comprehensive services. In addition, the Company believes that by integrating such services the Company's customers will have the ability to determine a potential patient's healthcare benefits eligibility status on a real time basis, thereby reducing overall healthcare costs. The Company believes that its strong customer relationships, knowledge of its customers' needs and ability to address those needs, along with its broad range of service offerings will enable the Company to continue as the single-source provider of Care Management services and products and Employee Benefit Services.

     - Cross-Sell Services to Existing Customer Base. The Company currently has a significant customer base, including over 50 of the Fortune 500 companies. However, only a limited number of these customers utilize more than one of the Company's services. The Company intends to utilize the strong customer relationships established by each of its Care Management and Employee Benefit Services operations to cross-sell the Company's comprehensive suite of services to those customers currently using less than all of its services. For instance, the Company intends to aggressively cross-sell its Care Management services to users of its Optimed software products. Customers currently using Optimed's software products and services include over 40 managed care plans covering approximately 20 million individuals, none of which currently utilize the Company's Care Management services.

     - Expand Sales and Marketing Efforts. Prior to the acquisition of HI, OMS and SHSB, those companies collectively employed only five sales and marketing personnel and did not aggressively market their services and products. The Company is in the process of developing a comprehensive marketing program and hiring additional sales and marketing personnel to complete the development of its integrated sales and marketing team. The Company believes that through its expanded sales and marketing team, it will be able to effectively market itself to both new and existing customers as a provider of comprehensive Care Management services and products and Employee Benefit Services.

     - Broaden Service Offerings. The Company continually evaluates regulatory developments and emerging trends and innovations in the healthcare, employee benefits and information technology industries and their potential impact on the Company's existing and future customers. The Company intends to continue to expand its service offerings to meet its customers' existing needs as well as future needs created by regulatory and other changes. The Company believes it has substantial capacity in its existing facilities and systems to accommodate such expansion.

     - Pursue Strategic Acquisitions. Since its inception in December 1997, the Company has acquired three companies. The Company intends to continue to evaluate acquisition opportunities to expand its service and product offerings, geographic presence, customer base, industry expertise and technical abilities.

SERVICES AND PRODUCTS

SERVICES AND PRODUCTS                                                 DESCRIPTION
---------------------                                                 -----------
CARE MANAGEMENT
Demand Management....................................  24-hour patient information services
Utilization Management...............................  Pre-certification and concurrent utilization review services
Case Management......................................  Management of complex catastrophic or prolonged cases
Disease Management...................................  Identification and management of at-risk patients
Disability Management................................  Workers' compensation and disability case management services
Protocol Products & Services.........................  Quality and utilization management software solutions

EMPLOYEE BENEFIT SERVICES
Benefits Plan Administration.........................  Administration of employer's customized benefits
Flexible Spending Account Administration.............  Administration of FSA processing and communications
COBRA Administration.................................  Management of COBRA notification and administration
Retiree Benefits Services............................  Administration of billing and collection of premiums to retirees
Fulfillment Services.................................  Production, assembly and distribution of employee benefits materials

     CARE MANAGEMENT. The Company's Care Management services and products assist customers in (i) improving the quality of healthcare services provided to patients and (ii) monitoring patients' compliance with their prescribed course of treatment, while (iii) simultaneously reducing inappropriate medical costs. The Company believes that such costs are generally incurred when there is over- or under-utilization of healthcare services, resulting in less effective medical treatment. The Company's Care Management services include demand, utilization, case, disease and disability management. These services are designed to guide a patient through the medical process by prospectively assisting in determining an individual's healthcare needs and monitoring and evaluating the delivery of clinical care provided.

     The Company's clinical staff, comprised of registered nurses and physicians, interacts with patients, providers, payors and insurance companies to assist in determining, implementing and monitoring an effective and efficient customized Care Management program based on each patient's medical profile and clinical protocols developed by the Company in consultation with a network of board certified physicians. For instance, if a patient's physician recommends hospitalization or surgery, a registered nurse reviews the physician's proposed plan of care and discusses it with the patient's physician based on the Company's clinical protocols. In the event the registered nurse believes a second opinion may be warranted, the registered nurse will refer the case to one of the Company's physician medical directors. If the medical director concurs, the medical director will provide the patient with the names of physicians in the patient's area. Physicians identified by the Company to provide second opinions have been screened to verify that they have met the Company's requirements in the relevant area of medicine. The Company handles the paperwork and has the results reported to both the patient and the patient's physician so that both the patient and the physician can review the consulting physician's report before deciding whether or how to proceed with treatment. The Company believes that the byproducts of a successful Care Management program can include not only reduced medical costs for the payor or insurance company and the patient but also improved patient outcomes and increased patient satisfaction.

     Demand Management. The Company provides a toll-free telephone number that allows participants and their families to contact the Company's registered nurses, and in certain circumstances physicians, with questions or concerns they may have regarding their health or medical treatment. The toll-free telephone number is operational and available to subscribers 24 hours a day, seven days a week. The Company's registered nurses and physicians assist in: (i) locating appropriate providers of healthcare services throughout the United States; (ii) identifying the types of alternative treatments that may be available for the patient's condition; (iii) providing a plain language description of the patient's medical condition, along with valuable information about conditions; and, if appropriate, (iv) answering other questions the patient may raise. To accomplish these objectives, the Company provides:

     - Assessment of patient needs;

     - Review of options and choices for care;

     - Education concerning home care techniques;

     - 24-hour follow-up calls;

     - Access to poison control information;

     - Printed educational material;

     - Referrals to physicians and consultants; and

     - Access to toll-free numbers of healthcare organizations across the United States.

     Through its toll-free telephone number, the Company is able to offer a valuable employee benefit that enables patients and their families to deal more effectively with important health issues. In addition, the toll-free number provides cost savings that result from patients accessing the medical system at the appropriate entry point for their medical conditions.

     Utilization Management. The Company offers pre-certification and concurrent utilization review services. The Company's pre-certification service is designed for use prior to a patient's non-emergency admission to the hospital and prior to a patient undergoing certain surgical procedures and diagnostic tests on an outpatient basis. This program is designed to review all appropriate care options available to the patient and the patient's treating physician to ensure appropriate treatment and prevent the over- and under-utilization of healthcare services. Upon notification of a request for pre-certification, usually through its toll-free telephone line, a registered nurse reviews the proposed treatment and compares it to clinical protocols which have been developed by the Company in consultation with a network of board certified physicians. As part of its pre-certification reviews, the Company may arrange for second and, in certain circumstances, third surgical opinions for non-emergency procedures through its database of more than 25,000 board certified physicians. This surgical opinion review program offers cost savings to the Company's customers and informed choices to their insureds. Obtaining a second or third opinion for many types of surgery often results in the patient choosing an appropriate alternative treatment plan, thereby resulting in reduced medical plan costs, and, possibly, substantial savings on disability income payments and lost days on the job. If a nurse is unable to certify the proposed treatment plan as appropriate, the case is referred to a medical director trained in the applicable medical specialty for direct consultation with the patient's attending physician. If the approved treatment plan involves a hospital admission, a nurse certifies an optimal discharge target based on guidelines established by the Company. During the course of the hospitalization, a nurse telephonically monitors (concurrent review) the patient's progress until discharge. For certain diagnoses the Company initiates discharge planning. After discharge from the hospital, the patient may require additional services such as home healthcare. A nurse identifies any necessary additional services and coordinates the provision of such care. The Company also offers specialty programs for behavioral health and substance abuse review, as well as high-risk maternity screening via its Special Delivery Program for expectant mothers. The focus of its Special Delivery Program is the identification and prevention of pre-term labor and pre-term birth.

     Case Management. The Company offers medical case management services for conditions and injuries deemed catastrophic or complex in nature, or where prolonged recovery is expected. For these cases, the Company maintains a physician database to provide knowledgeable consultants for the benefit of the patients. The Company has established a medical advisory committee consisting of nationally-recognized physicians in various medical specialties. These committee members are not employees of the Company and are not compensated by the Company, except for an honorarium of $250 that the committee members receive for attending an annual meeting of the medical advisory committee. The medical advisory committee has identified physicians and facilities throughout the United States that are recognized experts in various types of complex and unusual procedures. The advantages to the patients are the review of their cases by some of the most qualified physicians in the United States and the assurance that any necessary medical procedure will be performed by qualified medical personnel in an appropriate facility.

     Disease Management. Through its HI CARES program, the Company provides disease management, which seeks to promote wellness and avoid unnecessary or prolonged hospitalizations, reduce lengths of stay, and otherwise reduce costs associated with high-frequency and high-cost chronic medical conditions. The Company attempts to identify patients through claims history that are at risk for particular diseases or suffering from a high-cost chronic medical condition. Specific programs are in place for the following diseases and conditions:

     - Endocrinological diseases;

     - Respiratory diseases;

     - Cardiac diseases;

     - Cancer;

     - Musculoskeletal conditions;

     - Neurological conditions;

     - Immune System disorders; and

     - Transplants.

     The Company's HI CARES program is a voluntary, confidential program, administered by qualified clinical personnel who are registered nurses, and consists of the following four stages:

     - Patient Identification. The Company receives monthly paid claims data, including prescription drug data, via computer from the claims payor. This data is entered into the Company's Care Management database on an ongoing basis. A review of this combined database is utilized to identify patients who have, among other criteria: (i) high risk diagnoses; (ii) multiple hospital admissions; (iii) high dollar claims; (iv) conditions requiring health education; or (v) family claims considerations or other indicators of potential high healthcare usage.

     - Patient Contact. In the second stage, the patient or family member is contacted by a registered nurse who specializes in a specific disease classification. The nurse inquires as to the status of the patient's health and explains the confidential nature of the program and the Company's goals for the patient and the patient's family. Undocumented conditions such as weight problems, smoking or family problems may also be identified and discussed. If the patient agrees to participate in the HI CARES program, the registered nurse will forward a patient release form along with a letter that further explains the program. If the patient does not wish to participate, a notation is made in the system. The claims data, however, is continually reviewed and if the patient's condition does not improve, further contact is initiated when appropriate.

     - Intervention. Once the patient agrees to participate in the HI CARES program, a registered nurse and, in certain circumstances a medical doctor, will conduct further medical interviews with the patient over the phone, and possibly a medical record review. Based upon the patient's condition, the registered nurse will contact the patient's physician to explain the Company's role and develop, in conjunction with the patient's physician, a suggested plan of treatment. Patients participating in the HI CARES program are continuously monitored through follow-up phone calls and other communications with the patient and providers at intervals determined by the patient's needs. The plan of treatment is frequently monitored and altered to meet the patient's changing healthcare needs. Specific interventions often include: (i) reviewing the patient's current treatment plan; (ii) referring the patient to medical specialists with appointments made by a registered nurse; (iii) referring the patient to community services and support groups; (iv) arranging for and monitoring home healthcare services and therapies; (v) arranging for discounts for specialized services; (vi) providing directories of healthcare providers in the patient's community; (vii) facilitating communications between the patient and their healthcare providers; (viii) assisting the patient during medical situations and giving support during medical intervention; and (ix) educating the patient to assist in managing the medical process.

     - Outcomes. Participants in the HI CARES program become part of the Company's national database, designed to measure the effectiveness of various treatments of specific diseases. The Company participates in and monitors outcomes research on a continuous basis. Patient surveys are also utilized to determine patient satisfaction and various quality-of-life indicators.

     Disability Management. The Company provides a range of services designed to monitor the medical necessity and appropriateness of healthcare services provided to workers' compensation and disability claimants. The Company also provides services that may expedite claimants' return to work. A registered nurse manages both workers' compensation and disability claimants by interacting with both the claimant and the claimant's attending physician to establish the shortest duration of disability consistent with the medical information and the customer's benefit plan. This interface is customized to fit each customer's needs. As part of its case initiation, a registered nurse assigned to the case works with the claimant and the customer to assess the appropriate job classification for the claimant. On-line disability duration guidelines are utilized as a component of each specific case evaluation. The Company is able to customize the guidelines on a customer specific basis through the review of historical disability data from the customer. Disability days requested and authorized are collected by diagnosis codes with indications whether the claimant was hospitalized or had surgery. Reports comparing the outcome of each disability case to the above norms are produced for tracking and monitoring purposes.

     Protocol Products and Services. The Company provides quality and utilization management solutions that allow managed care payors and providers to concurrently and prospectively control healthcare utilization and costs, while simultaneously seeking to optimize the quality of their patients' healthcare. The software solutions provided by the Company have been in continuous operation for more than 12 years and are currently being used in the management of the insured population of more than 40 managed care plans covering approximately 20 million people throughout the United States and Puerto Rico. The Company provides software solutions to its customers through its Optimed products and services, which are based on the Optimed Protocols.

          Optimed Protocols. The Optimed Protocols are developed and maintained by the Company's clinical staff, as well as its national panel of over 250 board certified physicians, and represent more than 52,000 diagnosis and procedure-specific criteria that establish medical practice parameters to provide an objective, substantiated clinical basis for the evaluation of high cost/high volume treatments and procedures. Optimed Protocols enable managed care personnel to (i) assess the appropriateness of care, and (ii) manage the location and duration of the medical services provided. The Company uses a process employing healthcare data analysis, scientific literature review and clinical consensus to substantiate the validity of the Optimed Protocols.

          The clinical development and ongoing maintenance of each Optimed Protocol relating to appropriateness or location of care and duration of stay include: (i) analyzing the Company's national database of healthcare data; (ii) reviewing current scientific and medical literature; (iii) compiling a comprehensive list of indications for surgical intervention or inpatient admission; (iv) consulting with over 250 board certified practicing physicians and clinicians, representing a broad range of medical and surgical specialties, subspecialties and practice models; (v) constructing automated step-by-step procedures; and (vi) involving practicing clinicians in all stages of the development of Optimed appropriateness review criteria.

          OMS Software. Optimed has been engineered into three fully-featured software packages that use Microsoft Windows 95/NT(R), Unix and IBM Mainframe technologies. Both the Unix and IBM systems include the ability to manage member eligibility, provider networks and specialty referrals. Both systems automatically generate notification letters for physicians, facilities and patients; provide sophisticated management reporting; and can be interfaced to claims processing, eligibility and provider systems. The Windows-based portable Optimed product is a graphic user interface and client server-based software system designed to interface with third party and legacy utilization management software systems.

          OMS Services. The Company provides a broad range of standard support and optional services to assist its customers in maximizing the benefits of the Optimed Protocols, including: (i) initial implementation planning and project management; (ii) training and educational programs; (iii) technical consulting and support; (iv) medical management consulting, including auditing and analyzing the customer's medical management data and operation; and (v) physician peer review services.

     EMPLOYEE BENEFIT SERVICES. The Company's Employee Benefit Services allow its customers to outsource the administration of their employee benefit plans, including enrolling new plan participants, developing and maintaining records, verifying or paying claims and producing management reports. The Company provides a broad range of Employee Benefit Services, including BPA, FSA administration, COBRA administration, retiree benefits services and other ancillary services. The Company currently provides these services to over 600 companies, collectively serving over 4 million employees, either as a comprehensive package or on an individual basis.

     Benefits Plan Administration. The Company assumes primary responsibility for administering the complete benefits package offered by an employer, which permits employees to structure a benefit package to meet their personal needs. Under a flexible benefits plan, the employer generally provides employees with a minimum of core benefits coverages, such as basic health and life insurance. Employees can then select additional benefits from a list of available options or choose higher levels of coverage. Depending upon the benefit plan design offered by an employer, an employee can either purchase additional benefits through higher payroll deductions or use credits funded by the employer, which are allotted to them based upon salary, years of service or some other criteria.

     The Company provides the following BPA services:

     - Creating an employee election database and eligibility tables;

     - Compiling and maintaining employee and dependent demographics and benefit elections;

     - Calculating, reporting and disbursing premiums to payors;

     - Reporting eligibility to payors;

     - Updating customer payroll systems on a scheduled basis;

     - Providing toll-free benefits inquiry services;

     - Producing COBRA initial notification of rights letters, qualifying events notices and certificates of coverage under HIPAA; and

     - Providing standard monthly management reports for the customer's benefits department.

     Additionally, the Company offers its customers carrier administration services, which offers a single point of contact for all insurance carrier-related activities, and provides the ongoing change processing associated with plan changes, new enrollments, terminations and dependent changes.

     Flexible Spending Account Administration. The Company's FSA administration system is structured to provide the employer with flexible and efficient processing and timely communications. An FSA provides a means for employees to pay for out-of-pocket healthcare and dependent expenses on a pre-tax basis. Employees who choose to establish an FSA deposit pre-tax dollars into either a healthcare or dependent care account, or both. Healthcare reimbursement accounts are designed to help employees pay for certain eligible healthcare expenses that may not be 100% covered or are ineligible for payment by their healthcare plans. Dependent care reimbursement accounts are designed to help employees pay for child care services or care for a disabled spouse or dependent.

     To establish an FSA plan, an implementation manager meets with the customer to collect information about its FSA administration needs and its employee demographic information. Through its FSA administration system, the Company processes FSA enrollments, maintains and updates all FSA records, processes claims and produces reports. Changes in eligibility and deposit and withdrawal information are recorded on a monthly basis through an integrated reporting system. The Company currently provides FSA administration services for more than 339,000 individuals. The Company can design an FSA program to meet customer specifications, as well as provide all record keeping and administrative functions in accordance with IRS regulations.

     The Company's FSA administration system contains the following core components:

     - AccountLINK. The Company's interactive customer assistance system allows participants to use a touch-tone phone to access their accounts daily for balance, date the last claim check was mailed and date of payment of the last claim.

     - Electronic Funds Transfer. Electronic funds transfer offers employees the convenience of direct deposit into their individual bank accounts from their FSA. Employees can call AccountLINK to verify the status of their payment. Deposits will be recorded on their monthly banking statements.

     - Employee Communications. The Company provides FSA-related brochures, other communications in electronic format and a video for educating employees on the advantages related to an FSA.

     - Enrollment Support. The Company can provide enrollment support through enrollment meetings, instructional videos and brochures, presentations, and preparation of plan documents.

     COBRA Administration. The Company manages all COBRA notification and administration procedures on behalf of its employers. Enacted in 1986, COBRA requires virtually all employers with 20 or more employees that maintain group health insurance plans to offer continued healthcare coverage for employees and their dependents following "qualifying events," such as changes in employment status. In August 1996, Congress passed HIPAA in an effort to provide "guaranteed" group health plan coverage to individuals with pre-existing conditions. This effort includes placing limits on group health plan pre-existing limitation periods. HIPAA also imposed new ERISA rules on group health plans, including prohibitions on provisions that discriminate against plan participants based on health status-related factors. The HIPAA legislation has had a significant impact on the COBRA administration business because it requires employers to provide a certificate of insurance for each employee who ceases to be employed. The HIPAA legislation has also resulted in further complexity in determining the period of eligibility for COBRA participation, and redefined qualified beneficiaries.

     The Company's COBRA administrative services include:

     - Distributing notification letters to employees when initially hired and when a "qualifying event" occurs;

     - Enrolling an employee into a health insurance plan sponsored by the employer, consistent with COBRA regulations;

     - Receiving and disbursing employee premium payments; and

     - Maintaining a record of all related documentation and transactions.

     Throughout the COBRA continuation period, the Company monitors:

     - A qualified beneficiary's continued eligibility;

     - Second qualifying events (e.g., death, divorce and dependents' eligibility status) for any extension of benefits for which a participant might be eligible;

     - The payment record of each qualified employee (if a payment is not received before the 30-day grace period expires, a participant's account will automatically terminate and a termination notice will be issued);

     - If the employer has established a conversion provision (60 days before termination, the Company will generate an automated conversion reminder letter informing COBRA beneficiaries of the option to convert to an individual policy after COBRA coverage expires); and

     - Any end of coverage event (the Company is required to send the employee a notice indicating that coverage will cease to be in effect on a particular date).

     Retiree Benefits Services. Retiree benefits services consist of the billing and collection of premiums from retirees and employees on a leave-of-absence. Participant demographic and accounting records are established in a database, premium bills are sent and premiums are collected and disbursed either back to the employer or directly to the appropriate carrier. Eligibility and accounting reports are produced monthly for the carriers, and management reports are produced monthly for the employer. Additionally, a toll-free employee benefit support line, including an automated inquiry facility and an on-line call documentation system, provides responsive handling of participant inquiries.

     Fulfillment Services. The Company operates a 78,750 square foot fulfillment center in Louisville, Kentucky. The Company's fulfillment services include the production and assembly of employee benefits enrollment kits and related materials and their distribution to customers and their employees.

     Other Services. In addition to Care Management and Employee Benefit Services, the Company offers the following ancillary services to its customers:

          Optical Character Recognition. OCR is a system by which a device scans and recognizes hand-printed or typed data and then encodes the data into alphanumeric characters for processing. The OCR system "photographs" data within a document, then captures and transfers the data into a software-based program, where it is processed with a minimal amount of human intervention. OCR technology is an attractive alternative to manual data entry systems. This can expedite the set-up process by reducing the manual intervention required to get new customers on the Company's system. In the case of a large organization, an OCR scanning application is ideal for benefit enrollment needs. The Company's facility is capable of processing 12,600 documents per hour.

          Interactive Voice Response System. The Company operates an interactive voice response system service that gathers and provides information through the use of a touch tone telephone. This system allows callers to enter a request, answer questions, or place an order directly by telephone, which saves the expense of manual data entry and reduces or eliminates the need to staff for these calls. This system can save the customer significant man hours and labor costs.

CUSTOMERS

     The Company has customers in the United States and Puerto Rico, including in excess of 50 Fortune 500 corporations. The Company believes its base of nationally recognized customers presents important opportunities for further marketing of its services.

     Approximately 59.7%, 53.7%, 48.6% and 46.7% of the Company's pro forma revenues in fiscal 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, were attributable to the Company's top ten customers. Of the Company's pro forma revenues in 1997, PHC and Hughes Electronics represented approximately 14.7% and 11.0%, respectively. The Company expects to discontinue providing fulfillment and DMO services to PHC in 1998. The Company estimates that during 1997, the Company provided fulfillment and DMO services to PHC on a break-even basis. Prior to the acquisition of SHSB, the predecessor of SHSB was notified that its contract with Hughes Electronics would not continue after 1998. PHC and HPS are expected to be the Company's largest customers in 1998. The Company anticipates that in the future a significant portion of its revenues will continue to be derived from a limited number of key customers. The Company's loss of more of its business from PHC than anticipated or the loss of its business from HPS or any of its other key customers could have a material adverse effect on the Company's results of operations. See "Risk
Factors -- Dependence on Key Customers," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions" and "Certain Transactions."

     The results of operations for the Company's Care Management services historically have been affected by the addition or loss of significant customers. When a significant customer is added, the Company hires and trains additional personnel to service the projected new business prior to receipt of revenues from the customer. A start-up fee, ranging from $2-$3 per participant, is initially charged to cover part of the costs incurred by the Company. Consequently, results of operations for a given quarter may be subject to significant fluctuations. See "Risk Factors -- Fluctuations in Operating Results" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Revenue Recognition."


     The following is a representative list of the Company's customers based on the variety of industries served and customer revenues:

  Care Management

Care Management Services                   Protocol Products and Services
American Airlines                          Alliance Blue Cross/Blue Shield
Bank of America                            Anthem Blue Cross/Blue Shield of
Best Life Assurance                        Connecticut
Fox Television                             Blue Cross/Blue Shield of Michigan
Kmart                                      Blue Cross/Blue Shield of Oklahoma
Kerr-McGee                                 Blue Cross/Blue Shield of South Carolina
McKesson                                   Blue Cross/Blue Shield of Texas
Nestle USA                                 Great-West Life
PepsiCo                                    Independence Blue Cross
Warner Bros.
Xerox

  Employee Benefit Services

ADP                                        Lucent Technologies
AT&T                                       NationsBank
Banc One Corporation                       Northwest Airlines
City of Los Angeles                        Procter & Gamble
Coopers & Lybrand                          Saint-Gobain
IBM
Kroger

COMPETITION

     The business of providing outsourced Care Management and Employee Benefit Services is highly competitive and fragmented. The Company's principal competitors include data processing affiliates of financial institutions, insurance companies, third party administrators, providers of healthcare protocols and software solutions and other outsourcing service companies. Although the Company believes that it is currently the only single-source provider of comprehensive and clinically sophisticated Care Management services and products and Employee Benefit Services, several companies, including ABR Information Services, Inc., Access Health, Inc., HBO & Company and Health Management Systems, Inc., offer certain services similar to those offered by the Company. Management believes that there are certain competitors, as well as potential competitors, including HPS and Sykes, that possess substantially greater resources and name recognition than the Company. See "Certain Transactions." In addition to the Company's competitors, many of the Company's services, including COBRA compliance and other employee benefits administration, are often provided in-house. The Company believes that the most significant competitive factors in the sale of its outsourcing services and products include quality, reliability of services and data provided, flexibility in tailoring services to customer needs, assumption of certain responsibilities for compliance with complex laws and regulations, experience, reputation, comprehensive services, integrated services and price. See "Risk
Factors -- Competition."

SALES AND MARKETING

     Prior to the Company's acquisition of HI, OMS and SHSB, those companies collectively employed only five sales and marketing personnel and did not aggressively market their services and products. The Company is in the process of developing a comprehensive marketing program and hiring additional sales and marketing personnel to complete the development of its integrated sales and marketing team. Although each of the Company's broad range of services may target different industry segments, the Company has the ability to provide a comprehensive suite of outsourcing services to any individual customer. The Company plans to market its Care Management services and products and Employee Benefit Services through a variety of methods, including cross-selling additional services to existing customers, customer referrals, personal sales calls, advertising in industry publications, direct mailings to targeted customers and participating in industry trade shows.

     The Company also intends to strengthen its relationships with its existing customers. Sales representatives and account executives will be assigned to a limited number of accounts in order to develop a complete understanding of each customer's particular needs, to form strong customer relationships and to encourage cross-selling of other services offered by the Company. Account executives will also receive incentives for cross-selling the Company's services.

INSURANCE

     The Company maintains insurance policies, including general liability insurance coverage up to $2.0 million in the aggregate, product liability insurance coverage up to $1.0 million in the aggregate, umbrella liability insurance coverage up to $10.0 million in the aggregate, primary occurrence errors and omissions insurance coverage up to $5.0 million in the aggregate and excess occurrence errors and omissions insurance coverage up to $5.0 million in the aggregate. The Company believes its insurance coverage to be adequate in amount and coverage for the current size and scope of its operations. There can be no assurance, however, that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost. Although the Company has not experienced difficulty in obtaining insurance coverage in the past, there can be no assurance that it will be able to obtain continued insurance coverage on acceptable terms or at all. In addition, although the Company's contracts with its customers sometimes require the customer to indemnify the Company for the customer's negligent conduct, the contracts do not provide for adequate indemnification against many of the potential litigation risks facing the Company and often require the Company to indemnify its customer for the Company's negligence. The Company, therefore, could be held responsible for losses incurred in connection with the performance of its services under the terms of these contracts or otherwise and could incur substantial costs in connection with legal proceedings associated with its services. See "Risk Factors -- Potential Legal Liability for Care Management" and "-- Potential Legal Liability as a Benefits Administrator."

EMPLOYEES

     As of April 17, 1998, the Company had approximately 975 full-time employees, including approximately 700 employees providing Employee Benefit Services and approximately 275 employees providing Care Management services and products. The technical and service nature of the Company's business makes its employees an important corporate asset, and the identification and retention of qualified personnel is an important corporate goal. It is particularly important for the Company to retain qualified healthcare, technical and employee support personnel to continually enhance the Company's services and related products. While the market for qualified personnel is very competitive, the Company believes its relationship with its employees is good.

INTELLECTUAL PROPERTY

     The Company relies upon a combination of contract provisions and trade secret laws to protect the proprietary technology it uses at its facilities and relies on a combination of copyright, trademark and trade secret laws to protect the Company's proprietary software. The Company attempts to further protect its trade secrets and other proprietary information through agreements with customers, employees and consultants. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to deter misappropriation of its proprietary rights or third party development of similar proprietary software. The Company possesses common law trademarks in "Sykes HealthPlan Services, Inc.," "SHPS" and its logo, and has applied to register the marks and logo with the United States Patent and Trademark Office. The Company has registered the trademark OPTIMED(R) with the United States Patent and Trademark Office. The Company owns all copyrights to HI CARES.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation, nor is it aware of any threatened litigation, that is expected to have a material adverse effect on the Company or its business.

REGULATION

     The healthcare industry is subject to federal and state governmental regulation. Certain of these statutes and regulations governing the provision of healthcare services could be construed by regulatory authorities to apply to certain of the Company's products and services. This is particularly true with regard to the provision of healthcare-related services by nurses and physicians located in and licensed in one state that provide services to patients located in another jurisdiction. There is currently no clear and consistent judicial or statutory guidance regarding whether or not the activities performed by the Company constitute the practice of nursing or medicine. However, one state court has upheld the discipline imposed on a physician by the state's medical licensure board for the denial of health benefits under a managed care plan. If a court determines that the Company's healthcare-related activities constitute the practice of nursing or medicine, the employees of the Company will be governed by the state's boards of nursing and medicine or the Company may be found to be in violation of a state's corporate practice of medicine statute. Several states require that physicians licensed in one state who provide services across state lines also maintain licensure in the state in which the patient is located. In addition, some states have begun to enact telemedicine laws which, in the future, could be deemed to curtail, modify or prohibit physicians and nurses from providing "medical advice" via the telephone. Enforcement of such statutory and regulatory requirements could require the Company to obtain additional licenses or registrations, modify current operations, pay fines or incur other penalties such as the loss of the right to do business in a particular state.

     Many states in which the Company provides Care Management services require the Company or its employees to receive regulatory approval or licensure to conduct such business. The Company's operations are dependent upon its continued good standing under applicable licensing laws and regulations. Such laws and regulations are subject to amendment or interpretation by regulatory authorities in each jurisdiction. Generally, such authorities have relatively broad discretion when granting, renewing or revoking licenses or granting approvals and may rely on certain accreditations from nationally recognized entities in granting, renewing or revoking such licenses and approvals. These laws and regulations are intended to protect insured parties rather than shareholders, and differ in content, interpretation and enforcement practices from state to state. Moreover, with respect to many issues affecting the Company, there is a lack of guiding judicial or administrative precedent. Certain of these laws could be construed by state regulators to prohibit or restrict certain of the Company's service offerings. The Company could also incur liability as a fiduciary in respect of certain of the disability management services it provides.

     The American Accreditation HealthCare Commission, also known as the Utilization Review Accreditation Commission ("URAC"), is an organization which accredits a wide range of managed care activities and organizations including utilization review services. Currently, thirty-two of the fifty states require licensure for utilization review. As of April 1998, 18 states and the District of Columbia have incorporated URAC accreditation into their utilization review regulatory schemes as part or in lieu of their process to obtain a license.

     URAC's governing structure currently consists of 16 member organizations, each of which may appoint one individual to a seat on the URAC Board of Directors. Four directors also serve as corporate officers. The URAC Board of Directors forms various committees, including the committee to review accreditation applications and committees to develop new accreditation modules and review standards. As part of the accreditation and review process, URAC has conflict of interest procedures to prevent its reviewers from participating in the review of applications of entities in which they have a pecuniary or personal interest.

URAC also has a "blinded" accreditation committee process where all identifying information is removed by its reviewers before submission to the committee. Suzanne D. Kelly, Vice-Chairperson and Co-Chief Executive Officer of HI, is a board member and currently serves as URAC's Chairperson. See "Management -- Directors and Executive Officers."

     ERISA governs the relationships between certain health benefit plans and the fiduciaries of those plans. In general, ERISA is designed to protect the ultimate beneficiaries of the plans from wrongdoing by the fiduciaries and applies to employer-based welfare plans. Excluded from ERISA are government plans, church plans, plans established solely for the purpose of workers' compensation, unemployment benefits or disability plans maintained outside the United States for the nearly exclusive benefit of non-resident aliens and unfunded excess benefit plans. ERISA generally provides that a person is a fiduciary of a plan to the extent that such person has discretionary authority in administration of the plan or with respect to the plan's assets. Each employer is a fiduciary of the plan it sponsors, but there can also be other fiduciaries of a plan and ERISA imposes various express obligations on fiduciaries. These obligations include barring a fiduciary from permitting a plan to engage in certain prohibited transactions with parties in interest or from acting under an impermissible conflict of interest with a plan. Generally, a party in interest with respect to a plan includes a fiduciary of the plan and persons that provide services to the plan. The application of ERISA to the operations of the Company and its customers is an evolving area of law and is subject to ongoing regulatory and judicial interpretations of ERISA. Although the Company strives to minimize the applicability of ERISA to its business and to ensure that the Company's practices are not inconsistent with ERISA, there can be no assurance that courts or the Department of Labor will not in the future take positions contrary to the current or future practices of the Company. Any such contrary positions could require changes to the Company's business practices (as well as industry practices generally) or result in liabilities of the type referred to previously. Similarly, there can be no assurance that future statutory changes to ERISA will not significantly affect the Company and its industry.

     Enacted in 1986, COBRA is subject to interpretation by the federal courts and is administered jointly by several federal agencies, including the IRS, the Department of Labor and the Department of Health and Human Services. In addition, COBRA is affected by other federal legislation and entitlement programs, such as Medicaid, Medicare and the Family and Medical Leave Act of 1993. COBRA applies to virtually all employers with 20 or more employees that maintain group health insurance plans, including fully insured, self-insured or partially-insured plans and union or non-union plans. Church groups and the District of Columbia government are exempt from compliance with COBRA.

     The penalties for noncompliance with COBRA are substantial. As a provider of COBRA compliance and administration services, the Company's exposure under the Code for excise taxes imposed for unintentional violations of certain provisions of COBRA is limited to an aggregate of $2.0 million per year. Under the Code, employers that are subject to COBRA are liable for excise taxes at the rate of $100 per "qualified beneficiary" ($200 if the qualified beneficiary has covered dependents) for each day during which the group healthcare plan is in noncompliance, subject to an annual maximum for unintentional violations. When such noncompliance is not corrected before an IRS audit, this excise tax obligation increases, depending on whether or not the violations are "de minimis." ERISA also imposes personal liability on the plan administrator for the benefit of plan participants for COBRA violations in the form of a penalty of up to $100 for each day the violation continues. In addition to liability for COBRA violations under the Code and ERISA, improper denial of coverage under COBRA or failure to comply with COBRA's notification requirements may result in an employer's liability for healthcare coverage to a former employee or dependent that is retroactive to the date of the qualifying event which triggered the notification requirement. Depending on the terms of the employer's group healthcare plan, such an employer may be required to provide this type of retroactive coverage without reimbursement from its insurance carrier.

     The Company follows changes in federal laws and regulations related to and judicial interpretations of COBRA, and promptly implements required changes to its data processing operations. The Company's internal compliance department periodically reviews the Company's operations to monitor compliance with the Company's internal systems of controls and applicable federal laws and regulations.

     HIPAA requires employers with two or more employees and a group health plan to issue "Certificates of Creditable Coverage" to all persons who were covered by their group health plan but lost coverage for any reason since October 1, 1996. The requirement also applies to anyone losing coverage after June 1, 1997. The certificate will serve as proof of coverage which the individual can use to obtain waivers of pre-existing condition limitations when seeking coverage under another employer's plan.

     HIPAA requires employers to capture information reflecting type of coverage and coverage periods for individuals (employees and dependents) on their plan. Data must be captured as far back as July 1, 1996. The employers then must issue certificates to these individuals documenting the coverage periods for future insurers. Employees, covered dependents, employers and carriers may request certificates at any time up to 24 months after the loss-of-coverage event. The HIPAA compliance process begins when the Company sends each employee and his or her dependents a HIPAA certificate following any qualifying event.

     As a provider of HIPAA compliance and administration services, the Company is subject to excise taxes for noncompliance with certain provisions of HIPAA. Under the Company's service agreements with its customers, the Company assumes financial responsibility for the payment of such taxes assessed against its customers arising out of the Company's failure to comply with HIPAA, unless such taxes are attributable to the customer's failure to comply with HIPAA or with the terms of its agreement with the Company. Under the Code, employers that are subject to HIPAA are liable for excise taxes at the rate of $100 per "qualified beneficiary" for each day during which the group healthcare is in noncompliance. These liabilities could, in certain cases, be substantial. Although there can be no assurance that the Company will not incur any material liability for noncompliance with HIPAA or for its failure to comply with its agreement with any customer, to date the Company has not incurred any such material liability. The imposition of such liability on the Company could have a material adverse effect on the Company.

     Several of the products and services offered by the Company require the Company to view, maintain and transport the confidential medical records of health plan beneficiaries. The maintenance and transmission of medical records is governed by a wide variety of state and federal laws, including HIPAA. There are also several federal bills pending which would further restrict access to and provide protection for confidential medical records. The state laws governing medical records vary significantly from state to state. The failure of the Company to comply with these requirements or material changes in such requirements could result in significant liability as well as possible civil and criminal penalties.

     The Company also offers services to health plan participants, the payment of which may be approved by Medicare as a federal Medicare secondary payor, which may require the Company in some instances to take appropriate administrative action.

     From time to time, Congress has also considered federal regulation of the health insurance industry. No such legislation has been adopted. Any legislation relating to a comprehensive healthcare program could adversely affect the Company. See "Risk Factors -- Possible Adverse Effect of National and State Healthcare Reform Proposals."

     If the Company were to pursue opportunities outside the United States, it may become subject to the regulatory requirements of such foreign jurisdictions and there can be no assurance that the Company would be able to adapt its operations to, or comply with, such regulatory requirements.

FACILITIES

     The Company's principal executive offices are located in Louisville, Kentucky. The following table sets forth information concerning the Company's facilities:

PROPERTIES(1)                        SQUARE FEET       GENERAL USAGE       LEASE EXPIRATION
-------------                        -----------       -------------       ----------------
Louisville, Kentucky...............    160,689     Corporate headquarters  July 31, 2005
Louisville, Kentucky...............     78,750     Operating facility      June 30, 2001
Scottsdale, Arizona(2).............     39,140     Operating facility      June 30, 2002
Lexington, Massachusetts...........     12,182     Operating facility      October 31, 2002

---------------

(1) The Company has also subleased space in two customers' facilities located in Columbus, Ohio and Las Vegas, Nevada on a month-to-month basis.
(2) The Company's facilities in Scottsdale, Arizona consist of five separate facilities within the same office complex.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each person who is a director or executive officer of the Company:

                                                                        YEAR
                                                                       FIRST     DIRECTOR'S
                                                                      BECAME A      TERM
NAME                                     POSITION(S)            AGE   DIRECTOR    EXPIRES
----                                     -----------            ---   --------   ----------
David E. Garner...............  President, Chief Executive      40      1998        2001
                                  Officer and Director
James K. Murray, III..........  Executive Vice President,       35        --          --
                                  Treasurer, Chief Financial
                                  Officer
John D. Gannett, Jr. .........  Senior Vice President,          43        --          --
                                  Customer and Employee Services
Owen McKenna..................  President and Chief Executive   49        --          --
                                  Officer of OMS
Stephen K. Holland, M.D. .....  Senior Medical Director of OMS  47        --          --
Donald K. Kelly, M.D..........  Chairman and Co-Chief           65        --          --
                                  Executive Officer of HI
Suzanne D. Kelly..............  Vice-Chairperson and Co-Chief   47        --          --
                                  Executive Officer of HI
Michael C. Peerboom...........  President and Chief Operating   47        --          --
                                  Officer of HI
Christine L. Beckler..........  Controller and Secretary        28        --          --
William L. Bennett............  Director                        49      1998        2000
Linda McClintock-Greco,
  M.D. .......................  Director                        43      1998        2000
James K. Murray, Jr...........  Chairman of the Board of        63      1997        2001
                                  Directors

     David E. Garner has served as President and Chief Executive Officer of the Company since its inception in December 1997 and as a director of the Company since March 1998. From May 1994 until December 1997, Mr. Garner served as Senior Vice President of Sykes with responsibility for information technology support services for both national and international operations. Mr. Garner joined Sykes in 1984 and, prior to becoming Senior Vice President of Sykes, held various technical and managerial positions within Sykes.


     James K. Murray, III, has served as Executive Vice President, Treasurer and Chief Financial Officer of the Company since December 1997. Prior to joining the Company, Mr. Murray served as Executive Vice President and Chief Financial Officer of HPS from December 1995 to December 1997. Mr. Murray was President and Chief Executive Officer and a director of a federally insured commercial bank in Hillsborough County, Florida, from August 1993 to December 1995, as well as Executive Vice President and Chief Financial Officer from 1990 until 1993. From 1985 to 1990, Mr. Murray was employed by Arthur Andersen & Co. in Atlanta, Georgia. Mr. Murray was a director of Medirisk, Inc., a company engaged in the healthcare information business until June 1998. Mr. Murray, III is the son of James K. Murray, Jr.


     John D. Gannett, Jr., has served as Senior Vice President, Customer and Employee Services of the Company since its inception in December 1997. From July 1995 until December 1997, Mr. Gannett served as Senior Vice President of Sykes with responsibility for information technology development services and solutions. Prior to July 1995, he provided consulting services to Sykes under an agreement entered into in

1991. From 1979 to 1991, Mr. Gannett held various management positions within the technical and documentation services areas of Sykes.

     Owen McKenna has served as President and Chief Executive Officer of OMS since 1990. Prior to joining OMS, from 1988 to 1990, Mr. McKenna served as the General Manager of the Health Data Institute ("HDI"), a data analytic and managed care consulting company, where he was responsible for all managed care consulting, data analytic and software business units. From 1984 to 1989, Mr. McKenna served as a Division Vice President of Baxter International, a biotechnology company, where he was responsible for the development and management of its Hospital Systems and Management Services Division.

     Stephen K. Holland, M.D., has served as Senior Medical Director of OMS since 1990. Prior to joining OMS, from 1985 to 1988, Dr. Holland served as a Vice President and Medical Director of HDI where he was responsible for the development of managed care products (such as Optioned and HDI care management services) and one of the first clinically-based prepayment claims editing systems, the Advanced MedLogic System. From 1988 to 1990, Dr. Holland was an independent consultant in the managed care industry for both U.S.-based companies (such as Private HealthCare Systems and Adjust International) and international companies (such as British United Provident Association and Private Patient Plan).

     Donald K. Kelly, M.D., has served as the Chairman and Co-Chief Executive Officer of HI since he founded HI in 1985. Prior to founding HI, Dr. Kelly founded and served as Chairman and Chief Executive Officer of Healthgroup International, an HMO located in Southern California, which was purchased by Hospital Corporation of America in July 1985. He also developed Ambulatory Medical Systems, an emergency room services company, and Manhattan Health Plan, an HMO located in New York. Dr. Kelly began his career in healthcare cost containment when he founded HMO International, an HMO located in Southern California, in 1964, which he developed into the largest for-profit HMO in Southern California before its sale to INA Corporation (now CIGNA Healthplans) in 1978. Dr. Kelly is the husband of Suzanne D. Kelly.

     Suzanne D. Kelly has served as the Co-Chief Executive Officer of HI since October 1997 and as the Vice-Chairperson and Secretary of HI since 1985. Prior to joining HI, Ms. Kelly served as the Vice President of Personnel and Legal Compliance and Corporate Secretary of Healthgroup International from 1979 to 1985. Ms. Kelly served as the Administrative Assistant to the Chairman of the Board of HMO International and as the Director of Personnel and Corporate Secretary of Manhattan Healthplan, Inc., a New York-based HMO, from 1975 to 1977. She is currently the Chairperson of the Board of Directors and of the Executive Committee of the American Accreditation HealthCare Commission/URAC. Ms. Kelly is the wife of Donald K. Kelly, M.D.

     Michael C. Peerboom has served as the President and Chief Operating Officer of HI since its inception in 1985. Prior to joining HI, Mr. Peerboom held a variety of positions with several companies in the healthcare industry, including National Medical Enterprises, American Medical International, CIGNA Healthplans and Healthgroup International, specializing in the area of healthcare management information systems.

     Christine L. Beckler has served as Controller and Secretary of the Company since March 1998. From September 1996 through March 1998, Ms. Beckler served as Controller of the Small Group Division at HPS. Prior to this period, Ms. Beckler was employed by Price Waterhouse, L.L.P. in Tampa, Florida from October 1995 to September 1996 and by Arthur Andersen L.L.P. in Chicago, Illinois from September 1991 to October 1995. Ms. Beckler is a Certified Public Accountant.

     William L. Bennett has served as a director of the Company since March 1998. Mr. Bennett has served as Vice Chairman of the Board of HPS since January 1998 and served as Chairman of the Board of HPS between March 1995 and December 1997. He has served as a director of HPS since August 1994. Previously, Mr. Bennett was Co-Chairman and Chief Executive Officer of Noel Group, Inc. from November 1987 to March 1995. He is a director of Allegheny Energy, Inc., an electric utility holding company, and Sylvan, Inc., a company that produces mushroom spawn and fresh mushrooms.

     Linda McClintock-Greco, M.D., has served as a director of the Company since March 1998. Dr. McClintock-Greco has served as Chief Executive Officer since July 1996, and previously as Chief Medical

Officer from October 1994 to July 1996, of Tampa General HealthPlan, Inc. She has spent the past 10 years in the healthcare industry as both a private practitioner in Texas and a managed care executive serving as the Assistant Regional Medical Director with Humana HealthCare Plan. Dr. McClintock-Greco serves on the Board of Directors of the Florida Association of Managed Care Organizations and currently serves as Treasurer. Dr. McClintock-Greco is a director of Sykes.

     James K. Murray, Jr. has served as Chairman of the Board of Directors of the Company since its inception in December 1997. Mr. Murray has served as Chairman and Chief Executive Officer of HPS since December 1997 and as a director of HPS since October 1994. From October 1994 until December 1997, he served as President and Chief Executive Officer of HPS. He co-founded the predecessor of HPS in 1970. Mr. Murray held the position of Corporate Senior Vice President of the Dun & Bradstreet Corporation ("D&B") from March 1990 until his retirement from D&B in December 1993. Mr. Murray also served as Chairman of the Board of the Reuben H. Donnelley Corp., a publisher of telephone yellow pages, from August 1991 until December 1993. He is also a director of Noel Group, Inc. Mr. Murray, Jr. is the father of James K. Murray, III.


     John H. Sykes, the Chairman of the Board, President and Chief Executive Officer of Sykes, resigned as a director of the Company as of June 17, 1998.


COMPOSITION OF THE BOARD OF DIRECTORS

     Pursuant to the terms of the Company's Articles of Incorporation and Bylaws, which will be effective upon completion of the Offerings, the Board of Directors has the power to set the number of directors (but not more than 12 members) by resolution adopted by the directors of the Company. The directors are divided into three classes, as nearly equal in number as possible. Each director in a particular class is elected to serve a three-year term or until his or her successor is duly elected and qualified. Because the classes are staggered their terms expire in successive years. The staggered structure of the Company's Board of Directors may have an anti-takeover effect by impairing a third party's ability to acquire immediate control of the Board of Directors. Currently, the number of directors is set at seven. The Company intends to maintain at all times at least two independent directors on its Board of Directors. See "Risk Factors -- Anti-Takeover Considerations."

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Company has established an Audit Committee composed of Mr. Bennett and Dr. McClintock-Greco. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the accountants, reviews the independence of the accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee is also responsible for the review of transactions between the Company and any affiliate or entity in which a Company affiliate has a material interest.

     Compensation Committee. The Company has established a Compensation Committee, consisting of Messrs. Bennett and Murray Jr. and Dr.
McClintock-Greco. The Compensation Committee establishes the compensation of the Company's executive officers and sets financial targets to be used in determining executive bonuses. The Compensation Committee also administers the Stock Option Plan and determines the amount, exercise price and vesting schedules of stock options awarded thereunder.

     Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any fee in addition to their regular salary for serving on the Board of Directors. Non-employee directors will be eligible to participate in the Stock Option Plan. Upon his or her election to the Board of Directors, each non-employee director will receive a nonqualified stock option to purchase 8,730 shares of Common Stock. The exercise price of the options are, and will be, based on the fair market value of the Common Stock as of the date of grant of each option. This option will become vested and exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Each non-employee director will also receive $500 per board or committee meeting attended. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors.

EXECUTIVE OFFICER COMPENSATION

     The Company was formed in December 1997 and, therefore, no executive officer of the Company received compensation in excess of $100,000 during the fiscal period from the date of incorporation to the date of this Prospectus. Pursuant to the terms of their respective employment agreements with the Company, David E. Garner, President and Chief Executive Officer, Donald K. Kelly, M.D., Chairman and Co-Chief Executive Officer of HI, Suzanne D. Kelly, Vice-Chairperson and Co-Chief Executive Officer of HI, Michael C. Peerboom, President and Chief Operating Officer of HI, James K. Murray, III, Executive Vice President, Chief Financial Officer and Treasurer, and Stephen K. Holland, M.D., Senior Medical Director of OMS, are to receive annual base salaries of $225,000, $200,000, $200,000, $200,000, $165,000 and $165,000, respectively.
Messrs. Garner and Murray, III, and Dr. Holland also have the opportunity to receive cash performance bonuses pursuant to their respective employment agreements with the Company. Further, each of the executive officers is eligible to participate in the Stock Option Plan and has been granted stock options thereunder. See "-- Employment Agreements" and "-- Stock Option Plan."

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with David E. Garner dated as of December 31, 1997, for Mr. Garner's full-time employment. The agreement, which expires on December 31, 2000, provides for an annual base salary of $225,000, payable weekly, which may be changed during the term by the Company, and for a performance bonus of up to $175,000 if the Company meets certain strategic objectives set forth from time to time by the Board of Directors. For the current year, such objectives relate to the Company's revenues, operating margin of profit after interest payments, depreciation and amortization, and ratio of return on invested capital. Mr. Garner is also entitled to participate in such other incentive compensation plans as may be available to the other executive officers of the Company. The agreement prohibits Mr. Garner from competing with the Company during the term of the agreement and for a period of three years after termination of his employment. In the event that Mr. Garner's employment is terminated by the Company other than for death, disability or cause, Mr. Garner shall be entitled to receive severance payments of $225,000 for each year of his noncompetition period, provided that if in such circumstances the Company elects to release Mr. Garner from his covenant not to compete, the Company's obligation to make such severance payments shall be limited to $150,000 per year.

     The Company entered into employment agreements with Donald K. Kelly, M.D., Suzanne D. Kelly and Michael C. Peerboom dated as of March 31, 1998, for their full-time employment. The agreements, which expire on March 31, 2003, provide for an annual base salary of $200,000, payable weekly, which may be increased but not decreased during the term by the Company. Dr. Kelly, Ms. Kelly and Mr. Peerboom are also entitled to participate in such other incentive compensation plans as may be available to the other executive officers of the Company. The agreements prohibit Dr. Kelly, Ms. Kelly and Mr. Peerboom from competing with the Company during the terms of their employment and for a period thereafter equal to the greater of the remaining unexpired terms of the agreements or twenty-four months. In the event that Dr. Kelly's, Ms. Kelly's or Mr. Peerboom's employment terminates other than for death, disability or cause, such officer shall be entitled to receive severance payments of $21,875 for each month of the noncompetition period, provided that if following the end of the remaining unexpired term of the agreement the Company elects to release such officer from the covenant not to compete, the Company shall have no obligation to continue to make such severance payments.

     The Company and Mr. Murray, III entered into an employment agreement dated as of December 31, 1997, for Mr. Murray's full-time employment. Mr. Murray's agreement, which expires on December 31, 2000, provides for an annual base salary of $165,000, payable weekly, which may be increased but not decreased during the term by the Company, and for a performance bonus of up to his base salary upon obtaining certain performance targets to be set annually by the Compensation Committee of the Board of Directors. Mr. Murray is also entitled to participate in such other incentive compensation plans as may be available to the other executive officers of the Company. The agreement prohibits Mr. Murray from competing with the Company during the term of his agreement and for a period of two years after termination of his employment. In the event that Mr. Murray's employment is terminated other than for death, disability or cause, Mr. Murray shall be entitled to receive severance payments equal to his base salary for each year of his noncompetition period, provided that if in such circumstances the Company elects to release Mr. Murray from his covenant not to compete, the Company shall have no obligation to make such severance payments (but HPS, Mr. Murray's prior employer, shall continue to have an obligation to make such severance payments).

     OMS entered into an employment agreement with Stephen K. Holland, M.D., dated as of December 31, 1997, for his full-time employment, the performance of which was guaranteed by the Company. The agreement, which expires on December 31, 2000, provides for an annual base salary of $165,000, payable weekly, which may be increased but not decreased during the term by OMS, and for a performance bonus of up to $75,000 upon the attainment by OMS of certain performance targets with respect to its total operating revenues and its earnings before interest payments, taxes, depreciation and amortization. Dr. Holland is also entitled to participate in such other incentive compensation plans as may be available to the other executive officers of the Company and OMS. The agreement prohibits Dr. Holland from competing with OMS during the term of his employment and for a period of 24 months thereafter. In the event that Dr. Holland's employment terminates other than for death, disability or cause, he shall be entitled to receive severance payments equal to his base salary for each year of his noncompetition period, provided that if after six months following the termination of his employment OMS elects to release Dr. Holland from his covenant not to compete, OMS shall have no obligation to continue to make such severance payments.

STOCK OPTION PLAN

     The Stock Option Plan provides for the grant of both nonqualified stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Code. The Stock Option Plan is intended to promote the best interests of the Company, its subsidiaries and its shareholders by providing incentives and rewards for key employees of the Company who have contributed and will continue to contribute to the success of the Company. In addition, the Stock Option Plan provides for nonqualified stock option grants to non-employee directors of the Company. The Stock Option Plan was adopted in December 1997 by the Board of Directors of the Company and was approved in December 1997 by the shareholders of the Company.

     Under current provisions of the Code and related regulations, the federal income tax treatment of incentive stock options and nonqualified stock options is different. With respect to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to nonqualified stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as ordinary income to the optionee upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee.

     So long as an option is granted at fair market value on the date of grant, neither the grant nor the exercise of an incentive stock option or nonqualified stock option under the Stock Option Plan currently requires any charge against earnings under generally accepted accounting principles. If a nonqualified option has an exercise price of less than fair market value, the Company would be required to accrue a charge of compensation at the time of grant. In certain circumstances, shares issuable pursuant to outstanding options under the Stock Option Plan might be considered outstanding for purposes of calculating diluted earnings per share.

     During the period from December 1997 to April 1, 1998, the Board granted to employees incentive stock options to purchase 366,778 shares of Common Stock, of which an aggregate of 209,520 shares were options granted to executive officers, and also granted nonqualified stock options to purchase 771,150 shares of Common Stock, of which an aggregate of 625,650 shares were options granted to executive officers. Between December 18, 1997 and March 25, 1998, the Board granted to non-employee directors nonqualified stock options to purchase 75,660 shares of Common Stock. The exercise price of the options granted between December 1997 and April 1, 1998 ranges between $4.12 and $10.21 per share based on the fair market value of Common Stock as of the date of the grant of each option as determined by the Company's Board of Directors or the Compensation Committee in consultation with a third party appraiser.

     The incentive stock options granted to employees vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The nonqualified stock options granted to employees vest and become exercisable nine years after the date of grant. The nonqualified stock options granted to nonemployee directors vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The Company may establish performance objectives which, if met, shall cause to accelerate the vesting and exercise ability of the nonqualified options. The total number of shares of Common Stock reserved for issuance under the Stock Option Plan will be 1,455,000, effective upon completion of the Offerings, of which options to purchase 1,137,928 shares have been granted.

     The Compensation Committee is authorized to administer the Stock Option Plan, including the selection of employees of the Company to whom options may be granted and the terms of each option grant. The duration of an option granted under the Stock Option Plan is determined by the Compensation Committee; provided, however, that the duration of an incentive stock option may not exceed 10 years from the date of grant.

     Incentive stock options granted under the Stock Option Plan are non-transferable other than by will or by the laws of descent and distribution. Nonqualified stock options granted under the Stock Option Plan are non-transferable except to the extent and in the manner allowed by the Compensation Committee. The Stock Option Plan may be amended at any time by the Board or the Compensation Committee, although the Board and the Compensation Committee shall obtain shareholder approval for an amendment if such approval is necessary or advisable with respect to applicable tax laws or securities exchange or market requirements. The Stock Option Plan terminates in 2007.

     Pursuant to the terms of certain stock option agreements, the Company has granted options to purchase Common Stock under the Stock Option Plan to certain of its executive officers. Mr. Garner was granted incentive stock options to purchase 69,840 shares of Common Stock and nonqualified stock options to purchase 221,160 shares of Common Stock. Mr. Murray, III was granted incentive stock options to purchase 69,840 shares of Common Stock and nonqualified stock options to purchase 104,760 shares of Common Stock. The grant date of these options was December 18, 1997. The exercise price of these options is $4.12 per share based on the fair market value of Common Stock as of the date of grant as determined by the Company's Board of Directors in consultation with a third party appraiser. The incentive stock options vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The nonqualified stock options vest and become exercisable nine years after the date of grant or will automatically vest and become immediately exercisable upon the completion of the Offerings.

     On December 31, 1997, Dr. Holland was granted incentive stock options to purchase 11,640 shares of Common Stock and nonqualified stock options to purchase 11,640 shares of Common Stock. The exercise price of these options is $4.12 per share based on the fair market value of Common Stock as of the date of grant as determined by the Company's Board of Directors in consultation with a third party appraiser. The incentive stock options vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The nonqualified stock options vest and become exercisable nine years after the date of grant, subject to acceleration for achievement by OMS of certain performance targets with respect to its total operating revenues and its earnings before interest payments, taxes, depreciation and amortization, or will automatically vest and become immediately exercisable upon completion of the Offerings.

     In December 1997, Messrs. Murray, Jr. and Sykes were each granted nonqualified stock options to purchase 29,100 shares of Common Stock. The exercise price of these options is $4.12 per share based on the fair market value of Common Stock as of the date of grant as determined by the Company's Board of Directors in consultation with a third party appraiser. These nonqualified stock options vest and become exercisable nine years after the date of grant or will automatically vest and become immediately exercisable upon the completion of the Offerings or upon the sale or disposition of all or substantially all of the assets of the Company.

     On January 22, 1998, Dr. Kelly, Ms. Kelly and Mr. Peerboom were each granted nonqualified stock options to purchase 29,100 shares of Common Stock. These options have an exercise price of $5.84 per share based on the fair market value of Common Stock as of the date of grant as determined by the Company's Board of Directors in consultation with a third party appraiser. These nonqualified stock options vest and become exercisable nine years after the date of grant or will automatically vest and become immediately exercisable upon the completion of the Offerings. On April 1, 1998, Dr. Kelly, Ms. Kelly and Mr. Peerboom were granted nonqualified stock options to purchase 48,500, 48,500 and 48,500 shares of Common Stock, respectively. These options have an exercise price of $10.21 per share based on the fair market value of Common Stock as of the date of grant as determined by the Compensation Committee in consultation with a third party appraiser. These nonqualified stock options vest and become exercisable upon the achievement by HI of certain performance targets with respect to its revenues and earnings before interest payments, taxes, depreciation and amortization derived from a specific customer. If such targets are not met within five years of the date of grant, these options expire.

     In March 1998, Mr. Bennett and Dr. McClintock-Greco were each granted nonqualified stock options to purchase 8,730 shares of Common Stock. The exercise price of Mr. Bennett's options is $9.45 per share and of Dr. McClintock-Greco's options is $10.21 per share based on the fair market value of Common Stock as of the date of grant as determined by the Company's Board of Directors in consultation with a third party appraiser. These nonqualified stock options vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was formed in March 1998 and consists of Messrs. Bennett and Murray Jr. and Dr. McClintock-Greco. Prior to the creation of the Compensation Committee, the Board of Directors determined the compensation of executive officers and administered the Stock Option Plan. John H. Sykes is Chairman of the Board, President and Chief Executive Officer of Sykes. Mr. Garner, the President and Chief Executive Officer of the Company, served as a director of Sykes until March 1998. Mr. Sykes was a member of the Board of Directors of the Company and participated in its deliberations regarding executive compensation while Mr. Garner was a director of Sykes.

                              CERTAIN TRANSACTIONS

     As of January 1, 1998, the Company entered into an outsourcing agreement with HPS pursuant to which HPS has outsourced to the Company certain care management services for current HPS customers. The Company has agreed to pay HPS 5% of any revenues derived from customers obtained by HPS after January 1, 1998. HPS is to pay the Company a fee equal to 82.5% of the first $500,000 of monthly revenues HPS derives from its pre-January 1, 1998 customers for certain care management services plus 80% of such revenues in excess of $500,000. The agreement has a term of one year and automatically renews unless otherwise terminated by HPS or the Company.


     On May 6, 1998, HPS and the Company agreed to amend the outsourcing agreement to provide for the payment by HPS to the Company of a fee equal to 81% of monthly care management and bill audit revenues HPS derives from Centra, a company in which HPS recently acquired a controlling interest. All other terms of the outsourcing agreement remain unchanged. The Company believes that the terms of the outsourcing agreement and the amendment to the outsourcing agreement are no less favorable to the Company than would have been obtained from an unrelated third party.


     On December 18, 1997, HPS and Sykes, the sole shareholders of the Company, executed a Shareholder Agreement outlining the relationship between such shareholders and the Company. The Shareholder Agreement prohibits, during the term of such agreement and for a period of five years following termination of such agreement, the Company from competing, either directly or indirectly, with the core businesses of HPS and Sykes (as defined in the Shareholder Agreement). Both HPS and Sykes likewise agreed not to compete in such other shareholder's core business or in the core business of the Company which is defined in such agreement as the operation of call centers to provide utilization, catastrophic case, disease and demand management services to benefits payors and healthcare providers, third party administrators, provider organizations and provider management companies. The Shareholder Agreement will terminate upon completion of the Offerings. However, the covenant not to compete between the Company, HPS and Sykes will remain in effect for five years following the completion of the Offerings. See "Risk Factors -- Competition."

     On December 30, 1997, the Company issued promissory notes to HPS and Sykes in exchange for loans from each of up to approximately $9.0 million. Interest on the notes was at LIBOR plus one percent (6.72% at December 31, 1997). At December 31, 1997, there was approximately $14.0 million available for borrowings under the notes. The outstanding balance of these notes was converted by HPS and Sykes into equity of the Company, by amending the Shareholder Agreement to reflect such conversion.

     On December 31, 1997, the Company acquired all of the outstanding stock of OMS for approximately $10.0 million. The purchase price was determined through arm's-length negotiations between the Company and the shareholders of OMS, including Dr. Holland and Mr. McKenna, who are now executive officers of the Company. The factors considered by the parties in determining the purchase price included, among others, the historical operating results, the net worth and the future prospects of OMS. Dr. Holland and Mr. McKenna each received $1,421,675 from the Company for the sale of their shares of stock of OMS to the Company.

     On March 31, 1998, the Company acquired all of the outstanding stock of HI for approximately $25.2 million. The purchase price was determined through arm's-length negotiations between the Company, and the shareholders of HI, including Dr. Kelly, Ms. Kelly and Mr. Peerboom, who are now executive officers of the Company. The factors considered by the parties in determining the purchase price included, among others, the historical operating results, net worth and the future prospects of HI. Dr. Kelly and Ms. Kelly, husband and wife, received $10.2 million in the aggregate from the Company for the sale of their shares of stock of HI to the Company, and Mr. Peerboom received $762,000 from the Company for the sale of his shares of stock of HI to the Company. In addition, Dr. Kelly, Ms. Kelly and Mr. Peerboom will each receive additional annual payments of $175,000 over the five-year terms of their respective employment agreements as part of the purchase price for their shares of stock of HI.

     Simultaneously with the completion of the Offerings, HPS will purchase 1,700,000 newly issued shares of Common Stock directly from the Company pursuant to the SHPS Sale at the initial public offering price, less an amount equal to the underwriting discount, with respect to the Offerings.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, and as adjusted to reflect consummation of the Offerings and the HPS Share Purchases for: (i) each of the Company's directors and executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them:

                                                  SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                    OWNED BEFORE THE         OWNED AFTER THE
                                                 OFFERINGS AND THE HPS    OFFERINGS AND THE HPS
                                                   SHARE PURCHASES(1)        SHARE PURCHASES
                                                 ----------------------   ----------------------
NAME                                               NUMBER      PERCENT      NUMBER      PERCENT
----                                             ----------    --------   ----------    --------
  HealthPlan Services Corporation..............  2,910,000        50%     5,260,000(2)    52.5%
  Sykes Enterprises, Incorporated..............  2,910,000        50%     2,260,000(3)    22.6%
  David E. Garner(4)...........................         --         *        221,160        2.2%
  James K. Murray, III(5)......................         --         *        104,760        1.0%
  John D. Gannett, Jr.(6)......................         --         *         43,650          *
  Owen McKenna(7)..............................         --         *          8,730          *
  Stephen K. Holland, M.D.(8)..................         --         *         11,640          *
  Donald K. Kelly, M.D.(9).....................         --         *         29,100          *
  Suzanne D. Kelly(10).........................         --         *         29,100          *
  Michael C. Peerboom(11)......................         --         *         29,100          *
  Christine L. Beckler(12).....................         --         *          2,910          *
  James K. Murray, Jr.(13).....................  2,910,000        50%     5,289,100(2)    52.6%
  John H. Sykes(14)............................  2,910,000        50%     2,289,100(3)    22.8%
  William L. Bennett(15).......................         --         *             --          *
  Linda McClintock-Greco, M.D.(16).............         --         *             --          *
  All Directors and Executive Officers as a
     Group (13 persons)(13)(14)(17)............  5,820,000       100%     8,058,350       76.3%

---------------

   * Less than 1%.
 (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person shares voting power and/or investment power.
 (2) Includes 650,000 outstanding shares of Common Stock to be acquired from Sykes pursuant to the Sykes Sale and 1,700,000 newly issued shares of Common Stock to be acquired from the Company pursuant to the SHPS Sale. The business address for Mr. Murray, Jr. and HPS is 3501 Frontage Road, Tampa, Florida 33607.
 (3) Reflects the sale of 650,000 outstanding shares of Common Stock to HPS pursuant to the Sykes Sale. The business address for Mr. Sykes and Sykes is 100 North Tampa St., Suite 3900, Tampa, Florida 33602.
 (4) Mr. Garner has been granted incentive stock options to purchase 69,840 shares of Common Stock and nonqualified stock options to purchase 221,160 shares of Common Stock. The nonqualified stock options will become immediately exercisable upon completion of the Offerings and the incentive stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
 (5) Mr. Murray, III has been granted incentive stock options to purchase 69,840 shares of Common Stock and nonqualified stock options to purchase 104,760 shares of Common Stock. The nonqualified stock options will become immediately exercisable upon completion of the Offerings and the incentive stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
 (6) Mr. Gannett has been granted incentive stock options to purchase 43,650 shares of Common Stock and nonqualified stock options to purchase 43,650 shares of Common Stock. The nonqualified stock options will become immediately exercisable upon completion of the Offerings and the incentive stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
 (7) Mr. McKenna has been granted incentive stock options to purchase 8,730 shares of Common Stock and nonqualified stock options to purchase 8,730 shares of Common Stock. The nonqualified stock options will become immediately exercisable upon completion of the Offerings and the incentive stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
 (8) Dr. Holland has been granted incentive stock options to purchase 11,640 shares of Common Stock and nonqualified stock options to purchase 11,640 shares of Common Stock. The nonqualified stock options will become immediately exercisable upon completion of the Offerings and the incentive stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
 (9) Dr. Kelly has been granted nonqualified stock options to purchase 29,100 shares of Common Stock which will become immediately exercisable upon completion of the Offerings and nonqualified stock options to purchase 48,500 shares of Common Stock which will vest upon the achievement of certain performance targets. If such targets are not met within five years of the date of grant, these non-qualified options will expire. See "Management -- Stock Option Plan."
(10) Ms. Kelly has been granted nonqualified stock options to purchase 29,100 shares of Common Stock which will become immediately exercisable upon completion of the Offerings and nonqualified stock options to purchase 48,500 shares of Common Stock which will vest upon the achievement of certain performance targets. If such targets are not met within five years of the date of grant, these non-qualified options will expire. See "Management -- Stock Option Plan."
(11) Mr. Peerboom has been granted nonqualified stock options to purchase 29,100 shares of Common Stock which will become immediately exercisable upon completion of the Offerings and nonqualified stock options to purchase 48,500 shares of Common Stock which will vest upon the achievement of certain performance targets. If such targets are not met within five years of the date of grant, these non-qualified options will expire. See "Management -- Stock Option Plan."
(12) Ms. Beckler has been granted incentive stock options to purchase 5,820 shares of Common Stock and nonqualified stock options to purchase 2,910 shares of Common Stock. The nonqualified stock options will become immediately exercisable upon completion of the Offerings and the incentive stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant.
(13) Mr. Murray, Jr. has been granted nonqualified stock options to purchase 29,100 shares of Common Stock. These nonqualified stock options will become immediately exercisable upon completion of the Offerings. See
     "Management -- Stock Option Plan." These totals also include all shares of Common Stock beneficially owned by HPS of which Mr. Murray, Jr. may be deemed the indirect beneficial owner under Rule 13d-3 by reason of his position as a shareholder, Chairman and Chief Executive Officer of HPS.
(14) Mr. Sykes has been granted nonqualified stock options to purchase 29,100 shares of Common Stock. These nonqualified stock options will become immediately exercisable upon completion of the Offerings. See
     "Management -- Stock Option Plan." These totals also include all shares of Common Stock beneficially owned by Sykes of which Mr. Sykes may be deemed the indirect beneficial owner under Rule 13d-3 by reason of his position as a shareholder, President and Chief Executive Officer of Sykes. Mr. Sykes intends to resign as a director of the Company prior to the completion of the Offerings.
(15) Mr. Bennett has been granted nonqualified stock options to purchase 8,730 shares of Common Stock. These nonqualified stock options will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
(16) Dr. McClintock-Greco has been granted nonqualified stock options to purchase 8,730 shares of Common Stock. These nonqualified stock options will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. See "Management -- Stock Option Plan."
(17) Includes 538,350 shares of Common Stock purchasable under options issued to various directors and executive officers of the Company that will become exercisable upon completion of the Offerings.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the completion of the Offerings and the SHPS Sale, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, of which 10,020,000 shares will be issued and outstanding, and 15,000,000 shares of Preferred Stock issuable in one or more series by the Board of Directors, of which no shares will be issued and outstanding.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company, subject to any voting rights of the then outstanding Preferred Stock. After the completion of the Offerings and the HPS Share Purchases, HPS will effectively control the Company. See "Risk Factors -- Control by Principal Shareholder."

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Any determination to declare or pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, contractual or legal restrictions, and other factors deemed relevant by the Board of Directors. The Company's Line of Credit currently prohibits the Company from paying any dividends. See "Dividend Policy."

     Upon a liquidation of the Company, holders of Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of preferred stock of the Company, if any.

PREFERRED STOCK

     The Company's Articles of Incorporation permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series, and to fix the relative rights, preferences, and limitations of each series. Among such rights, preferences, and limitations are dividend rights and rates, provisions for redemption, rights upon liquidation, conversion privileges, and voting powers. Any issuance of Preferred Stock with a dividend preference over Common Stock could adversely affect the dividend rights of holders of Common Stock. The Board of Directors of the Company currently has no plans to issue any shares of Preferred Stock.

     The issuance of Preferred Stock, for example in connection with a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding existing stock of the Company. See "Risk
Factors -- Control by Principal Shareholder," and "-- Anti-Takeover Considerations."

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation, which will be effective upon completion of the Offerings, provide for a classified Board of Directors. The directors are divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year. The Articles of Incorporation permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least two-thirds of the outstanding shares of Common Stock. The Articles of Incorporation establish an advance notice procedure for the nomination of candidates for election as directors, as well as for other shareholder proposals to be considered at shareholders' meetings.

     The Articles of Incorporation also contain a "fair price" provision which is intended to ensure that the consideration paid by an acquiror in certain transactions involving the Company that follow a successful tender offer must be no less than the highest consideration offered pursuant to the tender offer. Among other things, such transactions must be approved by: (i) the holders of at least 80% of the outstanding Common Stock, and (ii) the holders of a majority of the outstanding Common Stock other than the interested shareholder.

     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of Preferred Stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for Common Stock held by such shareholder. See "Risk Factors -- Anti-Takeover Considerations."

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to several antitakeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of those provisions. The FBCA prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

     The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

     The Company has selected First Union National Bank, Charlotte, North Carolina, as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings and the SHPS Sale, the Company will have a total of 10,020,000 shares of Common Stock outstanding (10,395,000 shares if the Underwriters' over-allotment options are exercised in full). Of these shares, 2,500,000 shares (2,875,000 shares if the Underwriters' over-allotment options are exercised in full) of Common Stock offered hereby will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would otherwise be required to sell such shares pursuant to Rule 144 under the Securities Act. The remaining 7,520,000 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.


     In general, pursuant to Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 100,200 shares upon completion of the Offerings) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 under the Securities Act are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) under the Securities Act without regard to the requirements described above. Rule 144 under the Securities Act also provides that affiliates who are selling shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities with the exception of the holding period requirement.

     Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of outstanding options or the grant of Common Stock pursuant to written compensation plans or contracts prior to the Offerings may be resold by persons other than affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144 under the Securities Act, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 under the Securities Act except its one-year minimum holding period requirement.

     The shareholders of the Company (who in the aggregate will hold 7,520,000 Restricted Shares upon completion of the Offerings) have agreed pursuant to lock-up agreements not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch. In addition, the Company and its executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Merrill Lynch, offer, sell or otherwise dispose of any shares of Common Stock except, in the case of the Company, for shares of Common Stock offered hereby and shares issued and options granted pursuant to the Stock Option Plan.

     As of June 1, 1998, there were 1,137,928 outstanding options to purchase shares of Common Stock under the Stock Option Plan. An additional 317,072 shares of Common Stock are reserved for issuance under the Stock Option Plan. The Company currently intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to the Stock Option Plan. The Company expects to file this registration statement within 90 days following the date of this Prospectus, and such registration statement will become effective upon filing. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 under the Securities Act limitations applicable to affiliates.

     Prior to the Offerings, there has been no public market for the Common Stock, and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities or to consummate acquisitions using Common Stock as consideration.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or a "United States Trust." A United States Trust is any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States trustees have the authority to control all substantial decisions of the trust. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-United States Holder), in which case the dividend will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or, if tax treaties apply, is attributable to a United States permanent establishment maintained by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition or either such individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States,
(iii) the Company is or has been a "United States real property holding corporation" for United States Federal income tax purposes (which the Company does not believe that it is or likely to become) and the Non-United States Holder holds or has held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more that 5% of the Common Stock or (iv) the Non-United States Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal Income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable treaties that may provide for different rules.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

     Under the temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to dividends paid on the Common Stock to a Non-United States Holder and to payments by a United States office of a broker of the proceeds of a sale of Common Stock to a Non-United States Holder unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

     These information reporting and backup withholding rules are under review by the United States Treasury, and their application to the Common Stock could be changed by future regulations. On October 14, 1997, final Treasury Regulations were published in the Federal Register concerning the withholding of tax and reporting for certain amounts paid to nonresident individuals and foreign corporations. The Treasury Regulations will be effective for payments made after December 31, 1999. After such date, Non-United States Holders claiming treaty benefits or claiming that income is effectively connected will be required to submit an appropriate version of IRS Form W-8 to the United States withholding agent. New rules will apply to Non-United States Holders who invest through intermediaries. Prospective investors should consult their tax advisors concerning these Treasury Regulations and the potential effect on their ownership of Common Stock.

                                  UNDERWRITING

     Merrill Lynch, ING Baring Furman Selz LLC, NationsBanc Montgomery Securities LLC and Raymond James Associates, Inc. are acting as the U.S. Underwriters. Subject to the terms and conditions set forth in the U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the U.S. Underwriters, and concurrently with the sale of 500,000 shares of Common Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus.

                                                              NUMBER OF
                      U.S. UNDERWRITER                         SHARES
                      ----------------                        ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
ING Baring Furman Selz LLC..................................
NationsBanc Montgomery Securities LLC.......................
Raymond James & Associates, Inc.............................

                                                              ---------
             Total..........................................  2,000,000
                                                              =========

     The Company has also entered into the international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, ING Baring Furman Selz LLC, NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. are acting as lead managers. Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 2,000,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company, an aggregate of 500,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers, as the case may be, may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States or Canadian persons or to persons they believe intend to resell to persons who are United States or Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The U.S. Underwriters have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $          per share of Common Stock. The U.S. Underwriters may allow, and
such dealers may reallow, a discount not in excess of $          per share of
Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 75,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     The Company's shareholders have agreed not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them (except pursuant to the HPS Share Purchases), any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch.

     In addition, the Company and its executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Merrill Lynch, offer, sell or otherwise dispose of any shares of Common Stock except, in the case of the Company, for shares of Common Stock offered hereby and shares issued and options granted pursuant to its Stock Option Plan.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial offering price for the Common Stock will be determined by negotiations between the Company and the U.S. Underwriters and the International Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be price earnings ratios of publicly traded companies that the U.S. Underwriters believe to be comparable to the Company, certain financial information of the Company, the history of and the prospects for the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for and timing of future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of securities of other companies engaged in businesses similar to the Company. There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public markets subsequent to the Offerings at or above the initial offering price.

     The Common Stock has been approved for listing on Nasdaq, subject to official notification of issuance, under the symbol "SHPS." The Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

     The U.S. Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold these shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it may discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Because the Company intends to use the entire estimated net proceeds of approximately $26.6 million from the Offerings for repayment of indebtedness outstanding under the Line of Credit with respect of which an affiliate of NationsBanc Montgomery Securities LLC is a lender, the underwriting arrangements for the Offerings must comply with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. (the "NASD"). The Offerings are being conducted in accordance with Rule 2720(c)(3), which provides that, among other things, when an NASD member participates in a public offering where more than 10% of the net offering proceeds, not including underwriting compensation, are intended to be paid to members participating in the distribution of the Offerings or associated or affiliated persons of such members, the price at which the issue is to be distributed to the public must be no higher than that recommended by a "qualified independent underwriter." Accordingly, Merrill Lynch is acting as a qualified independent underwriter for purposes of determining the price of the Common Stock offered hereby and has conducted due diligence investigations and has reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The price at which the Common Stock is being sold to the public will be no higher than the price recommended by Merrill Lynch. See "Risk Factors -- Conflict of Interests of NationsBanc Montgomery Securities LLC in the Offerings."

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of the Common Stock that will be offered by this Prospectus for directors, officers and employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions of the U.S. and International Purchase Agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Holland & Knight LLP, Tampa, Florida, and certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The Financial Statements and schedules of the Company and OMS for fiscal 1997, and the Financial Statements and schedules of HI for fiscal 1995, 1996 and 1997, included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The Financial Statements of SHSB (formerly Prudential Service Bureau, Inc.) for fiscal 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. The Financial Statements of SHSB as of December 31, 1997 and 1996 and for the years then ended included in this Prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to SHSB's relationship with affiliated companies as described in notes 1 and 2 to the Financial Statements and relating to the sale of shares held in the Company pursuant to a stock purchase agreement as described in note 9 to the Financial Statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The Financial Statements of OMS at December 31, 1995 and 1996, and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Common Stock in the Offerings. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock in the Offerings. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office in Washington D.C. and copies of all or any part thereof may be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

     Following the Offerings, the Company will be subject to the information reporting requirements of the Exchange Act. The Company intends to furnish its shareholders with annual reports, containing audited financial statements and a report thereon expressed by independent certified public accountants, and quarterly reports containing unaudited information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

HISTORICAL FINANCIAL STATEMENTS
  SYKES HEALTHPLAN SERVICES, INC.
     Report of Independent Certified Public Accountants.....   F-2
     Consolidated Balance Sheets at March 31, 1998
      (Unaudited), and December 31, 1997....................   F-3
     Consolidated Statements of Operations for the
      three-month period ended March 31, 1998 (Unaudited)
      and the period from December 18, 1997 through December
      31, 1997..............................................   F-4
     Consolidated Statements of Shareholders' Equity for the
      three-month period ended March 31, 1998 (Unaudited),
      and the period from December 18, 1997 through December
      31, 1997..............................................   F-5
     Consolidated Statements of Cash Flows for the
      three-month period ended March 31, 1998 (Unaudited),
      and for the period from December 18, 1997 through
      December 31, 1997.....................................   F-6
     Notes to Consolidated Financial Statements.............   F-7

  HEALTH INTERNATIONAL, INC.
     Report of Independent Public Accountants...............  F-16
     Balance Sheets at September 30, 1997 and 1996..........  F-17
     Statements of Operations for the years ended September
      30, 1997, 1996 and 1995 and the six month period ended
      March 31, 1998 and 1997 (Unaudited)...................  F-18
     Statements of Shareholders' Equity for the years ended
      September 30, 1997, 1996 and 1995 and the six month
      period ended March 31, 1998 (Unaudited)...............  F-19
     Statements of Cash Flows for the years ended September
      30, 1997, 1996 and 1995 and the six month period ended
      March 31, 1998 and 1997 (Unaudited)...................  F-20
     Notes to Financial Statements..........................  F-21

  OMS, INC.
     Report of Independent Certified Public Accountants.....  F-28
     Statement of Operations for the year ended December 31,
      1997..................................................  F-29
     Statement of Stockholders' Equity for the year ended
      December 31, 1997.....................................  F-30
     Statement of Cash Flows for the year ended December 31,
      1997..................................................  F-31
     Notes to Financial Statements..........................  F-32
     Report of Independent Auditors.........................  F-37
     Balance Sheets at December 31, 1996 and 1995...........  F-38
     Statements of Income for the years ended December 31,
      1996 and 1995.........................................  F-39
     Statements of Stockholders' Equity for the years ended
      December 31, 1996 and 1995............................  F-40
     Statements of Cash Flows for the years ended December
      31, 1996 and 1995.....................................  F-41
     Notes to Financial Statements..........................  F-42

  SYKES HEALTHPLAN SERVICE BUREAU, INC. (FORMERLY PRUDENTIAL
     SERVICE BUREAU, INCORPORATED)
     Statements of Operations and Retained Earnings for the
      Three Months Ended March 31, 1998 and 1997
      (Unaudited)...........................................  F-48
     Statements of Cash Flows for the Three Months Ended
      March 31, 1998 and 1997 (Unaudited)...................  F-49
     Notes to Unaudited Financial Statements................  F-50
     Report of Independent Accountants......................  F-51
     Balance Sheet at December 31, 1997 and 1996............  F-52
     Statement of Operations and Retained Earnings for the
      years ended December 31, 1997 and 1996................  F-53
     Statement of Cash Flows for the years ended December
      31, 1997 and 1996.....................................  F-54
     Notes to Financial Statements..........................  F-55
     Independent Auditor's Report...........................  F-60
     Balance Sheet for the year ended December 31, 1995.....  F-61
     Statement of Operations and Retained Earnings for the
      year ended December 31, 1995..........................  F-62
     Statement of Cash Flows for the year ended December 31,
      1995..................................................  F-63
     Notes to Financial Statements..........................  F-64

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Sykes HealthPlan Services, Inc.:

     We have audited the accompanying consolidated balance sheet of Sykes HealthPlan Services, Inc. (a Florida corporation) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from December 18, 1997, through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sykes HealthPlan Services, Inc. and subsidiaries as of December 31, 1997, and the results of its operations and its cash flows for the period from December 18, 1997, through December 31, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP
Tampa, Florida,
  February 27, 1998
(Except for Note 12
as to which the date is
June 5, 1998)

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               MARCH 31, 1998 (UNAUDITED), AND DECEMBER 31, 1997

                                                               MARCH 31,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 19,918,091     $  845,977
  Short-term investments....................................            --      1,585,796
  Trade accounts receivable.................................     8,845,791      1,145,696
  Prepaid expenses and other current assets.................       927,861         67,988
  Income tax receivable.....................................       925,393             --
  Cash surrender value of insurance.........................       256,122        266,853
                                                              ------------     ----------
         Total current assets...............................    30,873,258      3,912,310
                                                              ------------     ----------
Property and equipment:
  Computer and office equipment.............................     4,979,104        178,925
  Furniture and fixtures....................................       410,162             --
  Software..................................................        41,485             --
  Leasehold improvements....................................       298,030             --
                                                              ------------     ----------
                                                                 5,728,781        178,925
                                                              ------------     ----------
  Deferred income taxes.....................................     1,413,850             --
  Deposits..................................................        56,935             --
  Intangible assets.........................................    43,631,650      2,951,219
                                                              ------------     ----------
         Total assets.......................................  $ 81,704,474     $7,042,454
                                                              ============     ==========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 13,787,225     $  784,876
  Accrued expenses..........................................     9,027,316        224,927
  Capital lease obligation..................................       216,234             --
  Deferred compensation.....................................            --        266,853
  Due to related parties....................................       505,614        228,852
  Income taxes payable......................................       196,445        187,470
  Deferred revenue..........................................       586,263        505,466
                                                              ------------     ----------
         Total current liabilities..........................    24,319,097      2,198,444
Deferred rent...............................................        53,616         53,616
Capital lease obligation, less current portion..............       422,320             --
Related-party notes payable.................................            --      4,081,600
Line of credit..............................................    51,000,000             --
Deferred income taxes.......................................     1,344,864        637,204
                                                              ------------     ----------
         Total liabilities..................................    77,139,897      6,970,864
                                                              ------------     ----------
Commitments
Shareholders' equity:
  Class A voting common stock, $.01 par value; 10,000,000
    shares authorized, 5,820,000 shares issued and
    outstanding.............................................       100,000        100,000
  Capital in excess of par value............................    33,900,000      5,818,400
  Accumulated deficit.......................................   (29,435,423)    (5,846,810)
                                                              ------------     ----------
         Net shareholders' equity...........................     4,564,577         71,590
                                                              ------------     ----------
         Total liabilities and shareholders' equity.........  $ 81,704,474     $7,042,454
                                                              ============     ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)
        AND THE PERIOD FROM DECEMBER 18, 1997, THROUGH DECEMBER 31, 1997

                                                                                       PERIOD FROM
                                                                                      DECEMBER 18,
                                                         THREE-MONTH PERIOD ENDED        THROUGH
                                                              MARCH 31, 1998        DECEMBER 31, 1997
                                                         ------------------------   -----------------
                                                               (UNAUDITED)
Revenues...............................................        $  2,430,610            $        --
Cost of revenues, exclusive of items shown separately
  below................................................             980,206                     --
                                                               ------------            -----------
          Gross profit.................................           1,450,404                     --
                                                               ------------            -----------
Expenses:
  General and administrative costs.....................           1,003,047                255,575
  Research and development.............................             145,354                     --
  Depreciation.........................................              20,325                  1,235
  Amortization.........................................             103,467                     --
  Acquired in-process research and development.........          23,705,000              5,590,000
                                                               ------------            -----------
          Total expenses...............................          24,977,193              5,846,810
                                                               ------------            -----------
Loss from operations...................................         (23,526,789)            (5,846,810)
Other expense, net.....................................              61,824                     --
                                                               ------------            -----------
Loss before provision for income taxes.................         (23,588,613)            (5,846,810)
Provision for income taxes.............................                  --                     --
                                                               ------------            -----------
Net loss...............................................        $(23,588,613)           $(5,846,810)
                                                               ============            ===========
Loss per share -- basic and diluted....................        $      (4.05)           $     (1.00)
Weighted average outstanding shares -- basic and
  diluted..............................................           5,820,000              5,820,000

 The accompanying notes are an integral part of these consolidated statements.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED),
        AND THE PERIOD FROM DECEMBER 18, 1997, THROUGH DECEMBER 31, 1997

                                      CLASS A VOTING
                                       COMMON STOCK
                                   ---------------------   CAPITAL IN
                                   NUMBER OF                EXCESS OF    ACCUMULATED    SHAREHOLDERS'
                                     SHARES      AMOUNT     PAR VALUE      DEFICIT         EQUITY
                                   ----------   --------   -----------   ------------   -------------
Balance, December 18, 1997.......          --   $     --   $        --   $         --   $         --
Issuance of Class A voting common
  stock on December 18, 1997.....   5,820,000    100,000     5,818,400             --      5,918,400
          Net loss...............          --         --            --     (5,846,810)    (5,846,810)
                                   ----------   --------   -----------   ------------   ------------
Balance, December 31, 1997.......   5,820,000    100,000     5,818,400     (5,846,810)        71,590
Unaudited:
  Conversion of related-party
     notes payable...............          --         --     5,117,896             --      5,117,896
  Capital contributions..........          --         --    22,963,704                    22,963,704
          Net loss...............          --         --            --    (23,588,613)   (23,588,613)
                                   ----------   --------   -----------   ------------   ------------
Balance, March 31, 1998
  (Unaudited)....................   5,820,000   $100,000   $33,900,000   $(29,435,423)  $  4,564,577
                                   ==========   ========   ===========   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED),
      AND FOR THE PERIOD FROM DECEMBER 18, 1997, THROUGH DECEMBER 31, 1997

                                                                                      PERIOD FROM
                                                              THREE-MONTH PERIOD     DECEMBER 18,
                                                                    ENDED            1997, THROUGH
                                                                MARCH 31, 1998     DECEMBER 31, 1997
                                                              ------------------   -----------------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................     $(23,588,613)       $ (5,846,810)
Adjustments to reconcile net loss to net cash
  Provided by operating activities
  Acquired in-process research and development..............       23,705,000           5,590,000
  Interest on related-party notes payable converted to
     capital................................................           36,296                  --
  Depreciation and amortization.............................          123,792                  --
  Change in operating assets and liabilities -- net of
     business acquisitions..................................
     Short-term investments.................................        1,585,796                  --
     Trade accounts receivables.............................          (25,105)                 --
     Prepaid expenses and other current assets..............          (97,057)            (21,969)
     Cash surrender value of insurance......................           10,731                  --
     Accounts payable and accrued expenses..................         (609,824)             49,927
     Deferred compensation..................................         (266,853)                 --
     Due to related parties.................................          276,762             228,852
     Deferred revenue.......................................         (177,051)                 --
                                                                 ------------        ------------
          Net cash provided by operating activities.........          973,874                  --
                                                                 ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of assets and assumption of liabilities of OMS,
  Inc., net of cash.........................................               --          (9,154,023)
Purchase of assets and assumption of liabilities of Health
  International, Inc., net of cash..........................      (22,576,007)                 --
Purchase of assets and assumption of liabilities of
  Prudential Service Bureau, Inc., net of cash..............      (33,974,017)                 --
Increase in intangibles.....................................         (309,189)                 --
Purchases of property and equipment.........................           (6,251)                 --
                                                                 ------------        ------------
          Net cash used in investing activities.............      (56,865,464)         (9,154,023)
                                                                 ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock....................................               --           5,918,400
Issuance of related-party notes payable.....................        1,000,000           4,081,600
Capital contributions.......................................       22,963,704                  --
Proceeds from subordinated debt.............................       51,000,000                  --
                                                                 ------------        ------------
          Net cash provided by financing activities.........       74,963,704          10,000,000
                                                                 ------------        ------------
Change in cash and cash equivalents.........................       19,072,114             845,977
Cash and cash equivalents, beginning of period..............          845,977                  --
                                                                 ------------        ------------
Cash and cash equivalents, end-of period....................     $ 19,918,091        $    845,977
                                                                 ============        ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of related-party notes payable to capital
     contribution...........................................     $  5,081,600        $         --

 The accompanying notes are an integral part of these consolidated statements.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  FORM OF ORGANIZATION AND SUMMARY OF OPERATIONS

     Sykes HealthPlan Services, Inc. and subsidiaries (SHPS or the Company) was incorporated in the State of Florida on December 18, 1997. The Company is a provider of outsourced care management services and products and employee benefits administration services. The Company was incorporated through the issuance of 10,000,000 shares of Class A voting common stock (the "Class A Common Stock") having a par value $.01 per share. (See Note 12.) Additionally, the Company is authorized to issue 2,000,000 shares of Class B non-voting Common Stock having a par value of $.01 per share. In the event that Class A Common Stock is sold to the public pursuant to the effective registration statement under the Securities Act of 1933, the total number of Class B non-voting Common Stock that may be issued shall increase to 2,500,000 and will convert to Class A Common Stock.

     In connection with the organization, Sykes Enterprises, Inc. (Sykes), a Florida corporation, and HealthPlan Services Corporation (HPS), a Delaware corporation, entered into a Shareholder Agreement (the Shareholder Agreement). Under the terms of the Shareholder Agreement, Sykes and HPS each provided $2,959,200 in cash, resulting in a 50% ownership interest each, in exchange for all of the shares of the Common Stock. Additionally, under the terms of the Shareholder Agreement, Sykes and HPS each committed to make available to the Company a term loan in the amount up to $9,040,800. (See Note 5)

2.  BUSINESS COMBINATION

     Effective December 31, 1997, pursuant to a Stock Purchase Agreement (the Purchase Agreement), SHPS Acquisition Corp., a wholly owned subsidiary of the Company, purchased all of OMS, Inc.'s (OMS) outstanding Common Stock (the OMS Acquisition) for $10,000,000 (the Purchase Price) in cash, less $500,000 held in escrow pending adjustments to the Purchase Price, as defined in the Purchase Agreement. OMS develops and markets healthcare clinical criteria and software systems for the managed healthcare insurance industry and provides installation, customization and training for its products.

     The Acquisition was accounted for using the purchase method of accounting, under which the purchase price is allocated to the assets and liabilities, based on fair values at the date of the acquisition. Direct acquisition costs of $150,000 have been recorded by the Company at the date of acquisition.

     The allocations resulted in goodwill recognized of $1,341,219, representing the excess of purchase price over the fair value of net assets acquired, as follows:

Goodwill....................................................  $ 1,341,219
Fair value of assets acquired...............................    4,833,289
Acquired research and development...........................    5,590,000
Liabilities assumed.........................................   (2,610,485)
                                                              -----------
Cash paid, net of cash acquired.............................  $ 9,154,023
                                                              ===========

     On the acquisition date, a $5,590,000 charge for acquired in-process research and development was recorded and is reflected in the accompanying consolidated statement of operations for the period ended December 31, 1997.

     As consideration for termination of the OMS Deferred Compensation Plan, the Company agreed to pay OMS officers proceeds from the cash surrender value of insurance of approximately $267,000, which was paid subsequent to year-end.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

     The following table sets forth unaudited pro forma statement of operations data of the Company, which reflects adjustments to the consolidated financial statements to present the effect of the Acquisition as if it was effective January 1, 1997:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................  $ 5,013,423
                                                              ===========
Net loss....................................................  $(5,266,019)
                                                              ===========
Loss per share -- Basic and diluted.........................  $     (0.90)
                                                              ===========

     Pro forma adjustments included in the amounts above primarily relate to adjustments for acquisition-related expenses, additional amortization of intangibles, and adjustments to the federal and state income tax provisions based on pro forma operating results. Loss per share assumes all shares had been outstanding for the period presented. The unaudited pro forma data presented above is not necessarily indicative of actual results that might have occurred had the Acquisition occurred on January 1, 1997.

3.  SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Sykes HealthPlans Services, Inc. and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Interim Information

     The interim financial statements are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to consolidated interim financial statements, have been included. The consolidated results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share

     Earnings per share data presented has been computed pursuant to Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share (EPS)," that requires a dual presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if common stock equivalents were converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

     During 1997, 762,420 stock options were outstanding but were not included in the computation of diluted EPS because conversion of such stock options to common stock would have an antidilutive effect on EPS.

  Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures About Fair Value Of Financial Instruments", requires disclosure of the estimated fair values of certain financial instruments. As the related party notes payable have not been registered or traded in an established trading market, and the notes were entered into during the current period, the Company has estimated the fair value of the debt to be the carrying value. The carrying amount of the Company's financial instruments included in current assets and current liabilities approximates their fair value due to their short-term nature.

  Cash and Cash Equivalents

     Cash and cash equivalents include time deposits and other investments with original maturities of three months or less at the date of purchase.

  Short-Term Investments

     The Company's short-term investments consist of U.S. treasury bills with original maturities of less than one year.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation, provisions for which have been determined using the straight-line method over the estimated useful lives ranging from three to five years.

     Expenditures for maintenance and repairs are charged in expenses as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are capitalized. Upon sales or retirement of equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other expense, net, in the accompanying consolidated statement of operations.

  Intangible Assets

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes the recognition and measurement standards related to the impairment of long lived assets. The Company periodically assesses the realizability of its long-term assets pursuant to the provisions of SFAS No. 121. Based on the Company's analysis of the undiscounted future cash flows for its long-term assets, no impairments would be recognized under SFAS No. 121.

  Income Taxes

     The Company accounts for income taxes under the liability method as required by SFAS No. 109, "Accounting for Income Taxes." The liability method requires income taxes to be recognized based on income taxes currently payable and the change in deferred taxes. Deferred taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities at enacted tax rates as of the dates the differences are expected to reverse.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

  Revenue Recognition and Deferred Revenue

     Revenues are derived from licensing the Company's software (Optimed) and for support and consulting services related to installing, maintaining and utilizing the software. The Company generally recognizes revenue from the licensing, installation and maintenance of the software ratably over the life of the contracts (one to six years) beginning at the date of acceptance in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition." Revenue from software licensing, when the Company has no significant obligations is recognized upon shipment. Revenues from support and consulting services are recognized ratably over the contract period or as services are performed.

  Recent Accounting Pronouncements

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued, establishing standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company will adopt this pronouncement in 1998 in accordance with the implementation requirements.

     In June 1997, SFAS No. 131, "Disclosures About Segments Of An Enterprise and Related Information" (SFAS 131), was issued, establishing standards for public enterprises to disclose certain information about operating segments. It also requires that public enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company will adopt this pronouncement in 1998 in accordance with the implementation requirements.

     Management does not believe that adoption of SFAS 130 and SFAS 131 will have a material impact on the Company's consolidated financial statements.

4.  INTANGIBLE ASSETS

     Intangible assets are stated at cost and are being amortized on a straight-line basis over their useful lives. The balance at December 31, 1997, consisted of the following:

                                                                           USEFUL LIVES
                                                                AMOUNT       IN YEARS
                                                              ----------   ------------
Excess of cost over net assets of acquired companies........  $1,341,219        15
Existing technologies.......................................   1,610,000         5
                                                              ----------
                                                              $2,951,219

5.  RELATED PARTY NOTES PAYABLE

     As discussed in Note 1, on December 30, 1997, the Company entered into separate unsecured promissory notes (the Notes) under term loan (See Note 1) with Sykes and HPS, providing for loans from each of up to $9,040,800, with interest at one percent in excess of the London Interbank Offering Rate (LIBOR) (6.72 percent at December 31, 1997), accruing daily and payable on a calendar quarter basis each year. The principal balance advanced, together with accrued but unpaid interest, was due on December 11, 2000. The approximate available level of borrowings under the Notes at December 31, 1997 was $14,000,000.

     On February 28, 1998, Sykes and HPS amended the Shareholder Agreement to convert the term loan and the Notes, plus accrued interest, to contributed capital ($2,559,316 each for Sykes and HPS.) In addition, the amendment required that Sykes and HPS contribute additional capital to SHPS that would increase their capital contributions to $34,000,000 in total ($17,000,000 each). Accordingly, Sykes and HPS each contributed an additional $11,481,852 in cash.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

6.  INCOME TAXES

     The tax effects of significant items comprising the Company's total deferred tax assets and total deferred tax liabilities as of December 31, 1997 are as follows:

                                                               AMOUNT
                                                              ---------
Deferred tax assets:
  Net operating loss (NOL) carryforward.....................  $  44,000
  Origination costs.........................................     59,000
  Research and development credits..........................    195,796
  Valuation allowance.......................................   (298,796)
                                                              ---------
          Total deferred tax asset..........................  $      --
                                                              ---------
Deferred tax liabilities:
  Capitalized software......................................  $(599,852)
  Other.....................................................    (37,352)
                                                              ---------
          Total deferred tax liability......................  $(637,204)
                                                              =========

     At December 31, 1997, the Company had approximately $110,000 of a NOL carryforward for federal and state tax purposes. The carryforward expires in 2017. Also, the company has approximately $196,000 in research and development credits for federal and state tax purposes. The credits expire in varying amounts in 2012. The ability of the Company to utilize the carryforward and credits is dependent on the ability of the Company to generate future income to utilize the carryforward and credits. As a result, the potential tax benefit of the NOL carryforward and research and development credits have been fully reserved with a valuation allowance at December 31, 1997.

7. RELATED PARTY TRANSACTIONS

     All officers have entered into agreements with the Company which provide for base salaries, annual bonuses, and certain severance benefits in the event that their employment is terminated by the Company.

     In 1997, Sykes and HPS allocated operating costs representing executive salaries, rent, and legal, incurred on the Company's behalf. Management believes that the amounts were allocated at the prevailing market rates for the services provided. At December 31, 1997, the Company owed Sykes and HPS $228,852 related to these allocated expenses and such amount was recorded as due to related parties in the accompanying consolidated balance sheet.

     Effective January 1, 1998, SHPS entered into an outsourcing agreement with HPS. Under the agreement, HPS will outsource its care management business to SHPS.

8.  COMMITMENTS

  Employment Agreements

     The Company entered into employment agreements with four officers (the SHPS Employment Agreements). The SHPS Employment Agreements are for periods ranging from two to three years, beginning from December 1, 1997 to January 1, 1998, and include annual base salaries ranging from $150,000 to $225,000 for each officer.

     In connection with the OMS Acquisition, the Company entered into employment agreements with three officers of OMS (the OMS Employment Agreements). The OMS Employment Agreements are for a period of three years, beginning January 1, 1998, and include annual base salaries ranging from $140,000 to $165,000 for each officer.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

  Lease Commitments

     The Company rents its office space and certain office equipment under various operating leases. Future minimum lease payments under all non-cancelable operating leases having an initial or remaining term in excess of one year are as follows:

                        YEAR ENDING
                        DECEMBER 31,                            AMOUNT
                        ------------                          ----------
1998........................................................  $  262,119
1999........................................................     260,020
2000........................................................     259,883
2001........................................................     280,186
2002........................................................     233,488
Thereafter..................................................          --
                                                              ----------
                                                              $1,295,696
                                                              ==========

9.  STOCK OPTION PLAN

  Stock Option Plan

     On December 18, 1997, the Company adopted a stock option plan (the Plan) which reserved the 2,000,000 of Class B non-voting common stock (see Note 1) for future issuance under the Plan to eligible employees and non-employee directors of the Company. The per share exercise price of each stock option issued was not less than the fair market value of the stock on the date of grant or, in the case of an employee or non-employee director owning more than ten percent of outstanding stock of the Company and to the extent Incentive Stock Options
(ISOs) are issued, the price is not less than one hundred and ten percent of such fair market value. Also, the aggregate fair market value of the stock with respect to which ISOs are exercisable for the first time by an officer in any calendar year may not exceed $100,000.

  Aggregate Stock Option Activity

     As of December 31, 1997, 762,420 options were outstanding at a weighted average exercise price of $4.12 per share, and 1,237,580 remained available for future grants. Of the options outstanding, none were immediately exercisable.

     Stock option activity for the period ended December 31, 1997 was as follows:

                                                                          WEIGHTED
                                                               NUMBER     AVERAGE
                                                                 OF       EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding, beginning of period............................         --    $  --
  Granted...................................................    762,420     4.12
  Exercised.................................................         --       --
  Canceled or expired.......................................         --       --
                                                              ---------    -----
Outstanding, end of period..................................    762,420    $4.12
Options vested at year-end..................................         --    $  --

     The weighted-average remaining contractual lives for the options outstanding at December 31, 1997 was 2.7 years.

     The Company accounts for its stock-based compensation plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), under which no compensation expense has been recognized. In October 1995, the Financial Accounting Standards Board issued SFAS

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

No. 123, "Accounting for Stock-Based Compensation," (SFAS 123), which allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted.

     The Company has elected SFAS 123 for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted has been estimated as of the grant date using the minimum value method, which is equivalent to using the Black-Scholes valuation method for a non-public company, with the following weighted average assumptions: risk-free interest rate of 5.5 percent, expected life of 2.7 years and no expected dividends. The weighted average fair value of options granted during the period ended December 31, 1997, was $0.57. ISOs vest ratably over a three-year period beginning at the date of grant. Non-qualified stock options vest upon attainment of specified performance-based objectives over a nine-year period, or immediate vesting if the Company were to complete an initial public offering. The term of all options granted is ten years. The effect of recording compensation expense consistent with SFAS 123 would not have had a material effect for the period ended December 31, 1997.

10.  UNAUDITED INTERIM INFORMATION

     The following represents the condensed statement of operations for OMS for the three-month period ended March 31, 1997:

                                                                AMOUNT
                                                              -----------
                                                              (UNAUDITED)
Revenues....................................................  $1,131,700
                                                              ----------
Income before provision for income taxes....................  $  145,627
                                                              ==========
Net income..................................................  $   71,066
                                                              ==========

     The following represents the condensed balance sheet of OMS as of March 31, 1997:

                                                                AMOUNT
                                                              -----------
                                                              (UNAUDITED)
Current assets..............................................  $2,539,854
Property and equipment, net.................................     191,821
Other assets................................................   1,392,931
                                                              ----------
          Total assets......................................  $4,124,606
                                                              ==========
Current liabilities.........................................  $  803,285
Long-term liabilities.......................................     663,547
Stockholders' equity........................................   2,657,774
                                                              ----------
          Total liabilities and stockholders' equity........  $4,124,606
                                                              ==========

11.  SUBSEQUENT EVENTS (UNAUDITED)

Business Combinations

     On March 31, 1998, the Company entered into an agreement to acquire all of the issued and outstanding preferred and common stock of Health International
(HI) for approximately $22,615,000. The purchase price is contingent on the stockholders acceptance of the tender offer. Alternatively, the stockholders have the option of receiving fair value per share, as determined by an independent valuation. In addition, the Company contributed $2,606,000 in cash to HI for the retirement of 511,000 HI stock options. HI is a disease management company that provides a comprehensive managed medical care program for employers and plan administrators to assist employees and their dependants in improving the quality of their healthcare and reducing unnecessary medical costs. HI provides care management services that can enhance the quality of an

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES individual's overall healthcare by carefully evaluating clinically-based solutions to help individual physicians, providers and payors select appropriate and efficient medical treatment options, while providing the opportunity to reduce overall medical expenditures. Goodwill of approximately $13,000,000 was recorded related to the purchase and will be amortized on a straight-line basis over 15 years.

     On March 31, 1998, the Company entered into an agreement with Prudential Insurance Company of America (Prudential) to acquire all of the outstanding shares of Prudential Service Bureau, Inc. (referred to as "SHSB", prospectively), a wholly-owned subsidiary of Prudential, for approximately $50,000,000 in cash, subject to purchase price adjustments as defined in the agreement. SHSB provides employee benefit services that enable its customers to outsource the administration of their employee benefit plans, including enrolling new plan participants, developing and maintaining records, verifying or paying claims and producing management reports. Goodwill of approximately $23,000,000 was recorded relating to the purchase and will be amortized on a straight-line basis over 20 years.

     The acquisitions of HI and SHSB will be accounted for using the purchase method under which the results of operations of such acquisitions will be included in the Company's consolidated statement of operations from the date of acquisition. The Company recorded a charge to earnings of $23,705,000 for acquired in-process research and development which is reflected as a charge in the unaudited consolidated statement of operations of the Company for the three-month period ended March 31, 1998.

     The following unaudited pro forma results of operations of the Company give effect to the acquisitions as though the transactions had occurred on January 1, 1997:

                                                              YEAR ENDED
                                                           DECEMBER 31, 1997
                                                           -----------------
                                                              (UNAUDITED)
Revenues.................................................    $ 21,136,780
                                                             ============
Net income...............................................    $ (3,721,693)
                                                             ============
Net income per share.....................................    $      (0.64)

     In connection with the acquisition of HI, the Company entered into employment agreements with three HI officers (the HI Employment Agreements). The HI Employment Agreements are for a period of five years, beginning March 31, 1998, and include annual base salaries of $200,000 for each officer.

  Line of Credit

     In March, 1998, the Company entered into a $75 million line of credit (Line of Credit) with a bank. This Line of Credit consists of a revolving credit facility of up to $75,000,000, which includes a letter of credit facility of up to $10,000,000 and matures in March 2001. The Line of Credit is collateralized by all of the stock of the Company's subsidiaries and is guaranteed by Sykes and HPS. Interest on borrowings under the Line of Credit accrues at an annual rate equal to either (i) the lender's prime rate plus a margin ranging from 0% to 0.50% or (ii) the 90-day London Interbank Offering interest rate plus a margin ranging from 0.75% to 1.75% at the Company's election. The Line of Credit, which matures in 2001, contains certain covenants, the most restrictive of which include, a minimum consolidated stockholders' equity, and leverage and fixed charge ratio requirements (as defined in the Line of Credit), among others. The Company had $51 million outstanding under the Line of Credit as of March 31, 1998.


     As of July 1998, the Company has a commitment from a bank for a 90-day, $15.0 million interim line of credit facility to replace its current Line of Credit until a new line of credit facility can be established.

                SYKES HEALTHPLAN SERVICES, INC. AND SUBSIDIARIES

  Initial Public Offering

     The Company's Board of Directors authorized management to prepare and file a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with the contemplated initial public offering of its Common Stock (the "Offering").

     Upon the completion of the Offering, the Company intends to use the proceeds for repayment of indebtedness outstanding under the Company's Line of Credit and all outstanding stock options to purchase Class B non-voting Common Stock shall be converted to options to purchase the same number of the Class A Common Stock. In addition, the Company intends to renegotiate its Line of Credit (or negotiate a new credit facility) in order to release Sykes and HPS as guarantors. The agreement by the Company's lenders to release Sykes and HPS as guarantors under the Line of Credit or a new line of credit facility is a condition to consummation of the transactions described in the following paragraph. Management believes that its Line of Credit will be reduced and its interest rate on borrowed funds will increase.

     Concurrent with the completion of the Offerings, HPS will purchase 650,000 outstanding shares of Common Stock from Sykes and purchase 1,700,000 newly issued shares of Common Stock from the Company at the initial public offering price, less an amount equal to the underwriting discount.

  Stock Option Activity

     From January 1, 1998 to March 31, 1998 (the "Interim Period"), the Company granted 130,950 options to employees and non-employee directors at exercise prices ranging from $5.84 to $10.21. Utilizing the assumptions detailed in Note 9, the weighted-average fair value of options granted during the Interim Period was $0.87. The effect of recording compensation expense consistent with SFAS 123 would not have had a material effect for the three-month period ended March 31, 1998.

     On April 1, 1998, the Company granted an additional 244,440 options to employees at an exercise price of $10.21.

     As the Company had a net loss at December 31, 1997, the options issued subsequent to year-end would not have had an effect on the computation of earnings per share had they been issued prior to year-end, as their effect would have been antidilutive.

12.  REVERSE STOCK SPLIT

     A 0.582 shares for one share reverse stock split of the Class A Voting Common Stock and the Class B Non-Voting Common Stock was effected prior to the completion of the Offerings. All per share amounts, stock options granted and the exercise prices in the financial statements reflect this reverse stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Health International, Inc.:

     We have audited the accompanying balance sheets of HEALTH INTERNATIONAL, INC. (a Delaware corporation) as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health International, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Los Angeles, California
October 17, 1997
  (Except for Note 14
  as to which the date is
  April 10, 1998)

                           HEALTH INTERNATIONAL, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                                 1997         1996
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $3,220,000   $2,474,000
  Accounts receivable.......................................     226,000      247,000
  Prepaid expenses..........................................     140,000      132,000
                                                              ----------   ----------
          Total current assets..............................   3,586,000    2,853,000
                                                              ----------   ----------
Equipment
  Furniture and fixtures....................................   2,502,000    1,654,000
  Capitalized equipment leases..............................   1,087,000    1,676,000
                                                              ----------   ----------
                                                               3,589,000    3,330,000
  Less-Accumulated depreciation.............................  (2,089,000)  (1,827,000)
                                                              ----------   ----------
                                                               1,500,000    1,503,000
                                                              ----------   ----------
Other Assets:
  Refundable deposits.......................................      41,000       56,000
  Deferred tax asset........................................      64,000           --
                                                              ----------   ----------
                                                                 105,000       56,000
                                                              ----------   ----------
          Total assets......................................  $5,191,000   $4,412,000
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   68,000   $   45,000
  Taxes payable.............................................      53,000      125,000
  Accrued liabilities.......................................     609,000      523,000
  Current portion of capital lease obligations..............     213,000      297,000
  Unearned revenue..........................................     320,000      110,000
                                                              ----------   ----------
          Total current liabilities.........................   1,263,000    1,100,000
                                                              ----------   ----------
Long-term obligations:
  Long term of capital lease obligations....................     449,000      578,000
  Deferred tax liability....................................          --       10,000
                                                              ----------   ----------
          Total liabilities.................................   1,712,000    1,688,000
                                                              ----------   ----------
Commitments and contingencies...............................
Stockholders' equity:
  Preferred stock, no par value, 1,000,000 shares
     authorized, 31 and 33 shares outstanding on September
     30, 1997 and 1996, respectively........................     284,000      302,000
  Common stock, $0.10 par value, 5,000,000 shares
     authorized, 2,760,867 and 2,756,867 shares issued and
     outstanding on September 30, 1997 and 1996,
     respectively...........................................     276,000      276,000
  Paid-in-capital...........................................   2,312,000    2,294,000
  Retain earnings (deficit).................................     607,000     (148,000)
                                                              ----------   ----------
          Total stockholders' equity........................   3,479,000    2,724,000
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $5,191,000   $4,412,000
                                                              ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                           HEALTH INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                    FOR THE SIX MONTHS ENDED
                                           MARCH 31,             FOR THE YEARS ENDED SEPTEMBER 30,
                                    ------------------------   --------------------------------------
                                       1998          1997         1997          1996          1995
                                    -----------   ----------   -----------   -----------   ----------
                                          (UNAUDITED)
Revenues:
  Fee income......................  $ 6,353,000   $5,833,000   $11,661,000   $11,461,000   $7,569,000
  Reimbursed medical expenses.....      206,000      182,000       398,000       229,000      214,000
                                    -----------   ----------   -----------   -----------   ----------
                                      6,559,000    6,015,000    12,059,000    11,690,000    7,783,000
Cost of revenue:
  Direct payroll expenses.........    2,762,000    2,180,000     4,499,000     4,227,000    2,752,000
  Direct medical expenses.........      206,000      182,000       398,000       229,000      214,000
                                    -----------   ----------   -----------   -----------   ----------
                                      2,968,000    2,362,000     4,897,000     4,456,000    2,966,000
                                    -----------   ----------   -----------   -----------   ----------
  Gross profit....................    3,591,000    3,653,000     7,162,000     7,234,000    4,817,000
Costs and expenses:
  General and administrative......    5,988,000    2,739,000     5,386,000     5,470,000    4,281,000
  Depreciation....................      304,000      282,000       576,000       515,000      306,000
                                    -----------   ----------   -----------   -----------   ----------
Operating income (loss)...........   (2,701,000)     632,000     1,200,000     1,249,000      230,000
Interest income...................      (59,000)     (55,000)     (128,000)      (77,000)     (71,000)
Interest expense..................       37,000       46,000        86,000        93,000       44,000
                                    -----------   ----------   -----------   -----------   ----------
Income (loss) before provision for
  income taxes....................   (2,679,000)     641,000     1,242,000     1,233,000      257,000
Provision for (benefit from)
  income taxes....................     (575,000)     259,000       487,000       212,000       30,000
                                    -----------   ----------   -----------   -----------   ----------
          Net income (loss).......  $(2,104,000)  $  382,000   $   755,000   $ 1,021,000   $  227,000
                                    ===========   ==========   ===========   ===========   ==========
Basic (loss) earnings per common
  share...........................  $     (0.76)  $     0.14   $      0.27   $      0.37   $     0.08
                                    ===========   ==========   ===========   ===========   ==========
Diluted (loss) earnings per common
  share...........................  $     (0.76)  $     0.13   $      0.26   $      0.34   $     0.08
                                    ===========   ==========   ===========   ===========   ==========
Shares used for computing basic
  earnings per common share.......    2,765,445    2,759,600     2,760,867     2,756,467    2,753,267
                                    ===========   ==========   ===========   ===========   ==========
Shares used for computing diluted
  earnings per common share.......    2,765,445    2,918,157     2,893,768     2,959,607    2,898,346
                                    ===========   ==========   ===========   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                           HEALTH INTERNATIONAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, 1995
           AND THE SIX MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

                                   PREFERRED STOCK        COMMON STOCK                     RETAINED
                                  -----------------   --------------------    PAID-IN      EARNINGS       TOTAL
                                  SHARES    AMOUNT     SHARES      AMOUNT     CAPITAL      (DEFICIT)      EQUITY
                                  ------   --------   ---------   --------   ----------   -----------   ----------
Balances at September 30,
  1994..........................    38     $348,000   2,744,267   $275,000   $2,242,000   $(1,396,000)  $1,469,000
  Exercise of common stock
    warrants....................    (5)     (46,000)     10,000      1,000       45,000            --           --
  Exercise or options...........    --           --       2,000         --        6,000            --        6,000
         Net income.............    --           --          --         --           --       227,000      227,000
                                    --     --------   ---------   --------   ----------   -----------   ----------
Balances at September 30,
  1995..........................    33      302,000   2,756,267    276,000    2,293,000    (1,169,000)   1,702,000
  Exercise of options...........    --           --         600         --        1,000            --        1,000
         Net income.............    --           --          --         --           --     1,021,000    1,021,000
                                    --     --------   ---------   --------   ----------   -----------   ----------
Balances at September 30,
  1996..........................    33      302,000   2,756,867    276,000    2,294,000      (148,000)   2,724,000
  Conversion of preferred
    stock.......................    (2)     (18,000)      4,000         --       18,000            --           --
         Net Income.............    --           --          --         --           --       755,000      755,000
                                    --     --------   ---------   --------   ----------   -----------   ----------
Balances at September 30,
  1997..........................    31      284,000   2,760,867    276,000    2,312,000       607,000    3,479,000
Conversion of preferred stock...    (6)     (55,000)     12,000      1,000       54,000            --           --
Exercise of common stock
  warrants......................    --           --       4,000         --        8,000            --        8,000
Sykes capital contribution......    --           --          --         --    2,606,000            --    2,606,000
         Net loss...............    --           --          --         --           --    (2,104,000)  (2,104,000)
                                    --     --------   ---------   --------   ----------   -----------   ----------
Balances at March 31, 1998
  (Unaudited)...................    25     $229,000   2,776,867   $277,000   $4,980,000   $(1,497,000)  $3,989,000
                                    ==     ========   =========   ========   ==========   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                           HEALTH INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                      FOR THE SIX MONTHS ENDED
                                              MARCH 31            FOR THE YEARS ENDED SEPTEMBER 30,
                                      ------------------------   ------------------------------------
                                         1998          1997         1997         1996         1995
                                      -----------   ----------   ----------   ----------   ----------
                                            (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income..........................  $(2,104,000)  $  382,000   $  755,000   $1,021,000   $  227,000
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation......................      304,000      282,000      576,000      515,000      306,000
  Decrease (increase) in:
     Accounts receivable............     (146,000)     (54,000)      21,000      (96,000)     366,000
     Prepaid expenses...............      (45,000)     (61,000)      (8,000)     (49,000)      (8,000)
     Other assets...................      (14,000)                   14,000       (3,000)     (13,000)
     Deferred tax asset.............           --                   (64,000)          --
     Income taxes receivable........     (925,000)
  Increase (decrease) in:
     Accounts payable, taxes
       payable, accrued liabilities
       and unearned revenue.........                                247,000      (89,000)     375,000
     Accounts payable...............        9,000       70,000
     Taxes payable..................      (44,000)    (129,000)
     Accrued liabilities............      139,000      131,000
     Unearned revenue...............      (62,000)     254,000
     Deferred tax liability.........                                (10,000)      10,000           --
                                      -----------   ----------   ----------   ----------   ----------
          Net cash provided by (used
            in) operating
            activities..............   (2,888,000)     875,000    1,531,000    1,309,000    1,253,000
                                      -----------   ----------   ----------   ----------   ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Marketable securities acquired......     (205,000)
Capital expenditures for
  equipment.........................     (187,000)    (297,000)    (467,000)    (133,000)    (392,000)
                                      -----------   ----------   ----------   ----------   ----------
          Net cash used in investing
            activities..............     (392,000)    (297,000)    (467,000)    (133,000)    (392,000)
                                      -----------   ----------   ----------   ----------   ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Payments under capital lease
  obligations.......................     (113,000)    (177,000)    (318,000)    (288,000)    (160,000)
Proceeds from exercise of options...        8,000                        --        1,000        6,000
Sykes capital contribution..........    2,606,000
                                      -----------   ----------   ----------   ----------   ----------
          Net cash provided by (used
            in) financing
            activities..............    2,501,000     (177,000)    (318,000)    (287,000)    (154,000)
                                      -----------   ----------   ----------   ----------   ----------
Net increase in cash................     (779,000)     401,000      746,000      889,000      707,000
Cash at beginning of year...........    3,220,000    2,474,000    2,474,000    1,585,000      878,000
                                      -----------   ----------   ----------   ----------   ----------
Cash at end of year.................  $ 2,441,000   $2,875,000   $3,220,000   $2,474,000   $1,585,000
                                      ===========   ==========   ==========   ==========   ==========
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING ACTIVITIES:
Capital lease obligation incurred as
  a result of new lease
  agreements........................  $    89,000   $  105,000   $  108,000   $  290,000   $  569,000
                                      ===========   ==========   ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Income taxes paid...................  $   394,000   $  389,000   $  637,000   $  117,000   $   27,000
                                      ===========   ==========   ==========   ==========   ==========
Interest paid.......................  $    37,000   $   46,000   $   86,000   $   93,000   $   44,000
                                      ===========   ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                           HEALTH INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1.  ORGANIZATION AND BUSINESS OF THE COMPANY

     Health International, Inc. (HI or the Company), a Delaware Corporation, is a national health advisory service company which provides utilization review services, including a second surgical opinion program, a hospital case management program and a disease management program, to employers throughout the United States. Utilization review is comprised of several areas, including second surgical opinion plans, hospital review and prolonged rehabilitation review. The basis of sound utilization review is to secure appropriate medical treatment for the patient. The Company's trained medical staff assist the attending physician in reviewing the alternatives for the patient, especially when the patient needs acute care or prolonged medical attention. HI primarily focuses its efforts upon a review of those procedures which are the most expensive, namely, hospitalization, surgical procedures and long-term inpatient therapy.

     The Company's second surgical opinion and hospital case management programs include the following services: second surgical opinions, pre-admission certification, concurrent review, discharge planning, national tertiary level physician network, audits, catastrophic case management, case management of alcohol and substance abuse, inpatient psychiatric and extended care case management, workers' compensation case management and short-term disability case management.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash and highly liquid debt instruments with an original maturity of three months or less.

  Fee Income

     Fee income represents revenue derived from the Company's health advisory services. Such revenues are generated on a rate per employee per month. Cash received in advance of the service period is classified as unearned revenue. The Company does not participate in any contingency arrangements with respect to savings generated through its health advisory services.

  Equipment

     Equipment is recorded at cost. Routine maintenance, repairs and minor replacements are charged to expense when incurred, while improvements and renewals are capitalized. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally five years.

  Reimbursed Medical Expenses and Direct Medical Expenses

     The Company makes payments to physicians, laboratories and x-ray facilities in connection with second opinion services and is reimbursed for such payments at its cost. Expense reimbursements are recorded as revenues.

                           HEALTH INTERNATIONAL, INC.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of such assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

  Fair Value of Financial Instruments

     As of September 30, 1997, the carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts payable, accrued liabilities and capital lease obligations are recorded at amounts, which approximate fair value.

  New Accounting Pronouncements

     In March 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 revises and simplifies the computation for earnings per share and requires certain additional disclosures. The adoption of SFAS 128 had the following effect on previously reported earnings per share data for 1996 and 1995:

                                                               1996    1995
                                                              ------   -----
Primary EPS as reported.....................................  $ 0.35   $0.08
Effect of SFAS 128..........................................    0.02      --
                                                              ------   -----
Basic EPS as restated.......................................  $ 0.37   $0.08
                                                              ======   =====
Fully diluted EPS as reported...............................  $ 0.35   $0.08
Effect of SFAS 128..........................................   (0.01)     --
                                                              ------   -----
Diluted EPS as restated.....................................  $ 0.34   $0.08
                                                              ======   =====

3.  ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of September 30:

                                                                1997       1996
                                                              --------   --------
Accrued health plan.........................................  $521,000   $373,000
Other accrued liabilities...................................    88,000    150,000
                                                              --------   --------
                                                              $609,000   $523,000
                                                              ========   ========

4.  WARRANTS

     In the past the Company sold warrants to purchase shares of its common stock. Each warrant entitles the holder to purchase 1000 shares of common stock. As of September 30, 1997, there were warrants outstanding to purchase 4000 shares of common stock, at $2.00 per share. The warrants originally had an exercise period of five years which may be extended from time to time by HI. As of September 30, 1997, the exercise period for these warrants was extended to September 30, 1998. See Note 14.

                           HEALTH INTERNATIONAL, INC.

5.  PREFERRED STOCK

     Preferred stock consists of Series A convertible preferred stock. Each share is convertible into 2,000 shares of common stock.

     The Series A convertible preferred stock has a liquidation preference equal to 100 percent of the original $10,000 purchase price. After satisfaction or the full preferential liquidation amounts, the holders of the Series A convertible preferred stock are entitled to share ratably on a share-for-share basis with holders of shares of common stock in the remaining assets of the Company. The Series A convertible preferred stock has no voting rights except as required by the California Corporations Code.

     During 1997, Series A holders converted 2 units of their Series A convertible preferred stock into 4,000 shares of common stock. There were no conversions during 1996. See Note 14.

6.  COMMITMENTS AND CONTINGENCIES

     The Company may in the normal course of business become a defendant or plaintiff in various lawsuits. Although a successful claim for which the Company is not fully insured could have a material effect on the Company's financial condition, management is not of the opinion that it maintains adequate insurance to mitigate against the normal risk of operations.

7.  STOCK OPTIONS

     The Company has a non-qualified stock option plan ("Plan"). Options may be granted as nonqualified stock options. The Company accounts for the plan under APB Opinion No. 25, under which no cost has been recognized.

     The Company may grant options to purchase up to 300,000 shares of common stock under the Plan. The options are issued with exercise prices ranging between 85% and 110% of the Company's stock price at the date of grant. Options granted under the Plan vest over a period of up to five years, are exercisable in whole or in installments, and expire five years from date of grant. Upon termination of employment, stock options must be exercised within 90 days.

     In accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the fair value of options grants is estimated using the Black Scholes option pricing model for pro forma footnote purposes. The following assumptions were used in 1997 dividend yield -- 0%; risk free interest rate -- 5.2% to 6.8%; expected option life -- 5 years; weighted average expected volatility -- 56.2%.

     As permitted by SFAS 123, the company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, the tax-effected impact would be as follows:

                                                                1997         1996
                                                              --------    ----------
Net income:
  As reported...............................................  $755,000    $1,021,000
  Pro forma.................................................   694,000     1,004,000
Basic EPS:
  As reported...............................................  $   0.27    $     0.37
  Pro forma.................................................  $   0.25    $     0.36

                           HEALTH INTERNATIONAL, INC.

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The table below summarizes the transactions in the Company's stock options during 1997 and 1996:

                                                           1997       1996       1995
                                                         --------   --------   --------
Options outstanding at beginning of year...............   406,900    302,500    210,500
Options granted........................................   171,000    115,000    103,500
Options exercised......................................        --       (600)    (2,000)
Options canceled.......................................  (138,400)   (10,000)    (9,500)
                                                         --------   --------   --------
Options outstanding at end of year.....................   439,500    406,900    302,500
                                                         ========   ========   ========
Exercise price of options granted......................  $2.00 to   $2.50 to   $1.75 to
                                                         $   3.75   $   4.75   $   4.50

8.  LEASE OBLIGATIONS

     The Company leases 39,140 square feet of office space in Scottsdale, Arizona. Rent expense is approximately $31,214 per month. The leases have current expiration terms at various dates through June 30, 2000 and have renewal options for unspecified periods subsequent to their current terms.

     In addition, the Company leases certain equipment at interest rates ranging from 8.50 percent to 13.03 percent. Amortization of equipment held under capital leases is included in depreciation expense.

     Future minimum lease payments under the capital and operating leases with initial or remaining terms of one year or more as follows:

                                                              CAPITAL    MINIMUM
YEAR ENDING SEPTEMBER 30,                                      LEASE     RENTALS
-------------------------                                     --------   --------
          1998..............................................  $270,000   $341,000
          1999..............................................   260,000    346,000
          2000..............................................   234,000    149,000
          2001..............................................        --     70,000
          2002..............................................        --     52,000
                                                              --------   --------
                                                               764,000   $958,000
                                                                         ========
Less -- amount representing interest........................   102,000
                                                              --------
Value of minimum lease payments.............................   662,000
Less -- current installments................................   213,000
                                                              --------
Long-term capital lease obligations.........................  $449,000
                                                              ========

                           HEALTH INTERNATIONAL, INC.

9.  INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                            1997       1996      1995
                                                          --------   --------   -------
Federal:
  Current...............................................  $458,000   $137,000   $12,000
  Deferred..............................................   (54,000)    24,000        --
                                                          --------   --------   -------
                                                           404,000    161,000    12,000
                                                          --------   --------   -------
State:
  Current...............................................   100,000     65,000    18,000
  Deferred..............................................   (17,000)   (14,000)       --
                                                          --------   --------   -------
                                                            83,000     51,000    18,000
                                                          --------   --------   -------
                                                          $487,000   $212,000   $30,000
                                                          ========   ========   =======

     The components of the net deferred tax asset (liability) as of September 30, 1997 and 1996 were as follows:

                                                                1997        1996
                                                              ---------   ---------
Deferred tax assets:
  Other liabilities and reserves............................  $ 166,000   $ 140,000
  Net operating loss carryforwards..........................         --      14,000
                                                              ---------   ---------
          Total deferred tax assets.........................    166,000     154,000
                                                              ---------   ---------
Deferred tax liabilities:
  Equipment -- accumulated depreciation.....................    (71,000)    (90,000)
  Other liabilities.........................................    (31,000)    (74,000)
                                                              ---------   ---------
          Total deferred tax liability......................   (102,000)   (164,000)
                                                              ---------   ---------
          Net deferred tax asset (liability)................  $  64,000   $ (10,000)
                                                              =========   =========

     A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                              1997   1996    1995
                                                              ----   -----   -----
Federal income tax at statutory rate........................  34.0%   34.0%   34.0%
State taxes, net of Federal benefit.........................   2.0     3.0     7.0
Non-operating loss utilization..............................    --      --   (17.0)
Other.......................................................   3.0      --      --
Reversal of Federal and State reserves no longer needed.....    --   (20.0)  (11.0)
                                                              ----   -----   -----
                                                              39.0%   17.0%   13.0%
                                                              ====   =====   =====

10.  EMPLOYEE MEDICAL BENEFITS

     On January 1, 1991, the Company elected to self-insure employee medical benefits with stop-loss insurance coverage. The accrual for payment of future claims is $520,899 and $373,025 as of September 30, 1997 and 1996, respectively, and is reflected in accrued liabilities in the accompanying financial statements. The Company had stop-loss coverage of $15,000 per employee in 1997 and 1996, and approximately $240,000 in 1997 and 1996 in the aggregate.

                           HEALTH INTERNATIONAL, INC.

11.  EARNINGS PER SHARE

     A reconciliation of the net income and shares used in the computations of the basic and diluted earnings per share ("EPS") for each of the three years in the period ended September 30, 1997 is as follows:

                                                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                     -------------------------------------
                                                                                PER SHARE
                                                      INCOME        SHARES        AMOUNT
                                                     ---------    ----------    ----------
Basic EPS
  Net Income.......................................  $755,000     2,760,867       $0.27
Effect of Dilutive Securities:
  Convertible Preferred Stock......................        --        62,000
Stock Options and Warrants.........................        --        70,901
                                                     --------     ---------       -----
Diluted EPS........................................  $755,000     2,893,768       $0.26
                                                     ========     =========       =====

     During 1997, 50,000 stock options, convertible into 50,000 shares of common stock were outstanding but were not included in the computation of diluted EPS because conversion would have an antidilutive effect on EPS.

                                                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                                    ---------------------------------------
                                                                                 PER SHARE
                                                      INCOME         SHARES        AMOUNT
                                                    -----------    ----------    ----------
Basic EPS
  Net Income......................................  $1,021,000     2,756,467       $0.37
                                                                                   =====
Effect of Dilutive Securities:
  Convertible Preferred Stock.....................          --        66,000
Stock Options and Warrants........................          --       137,140
                                                    ----------     ---------
Diluted EPS.......................................  $1,021,000     2,959,607       $0.34
                                                    ==========     =========       =====

                                                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                                     -------------------------------------
                                                                                PER SHARE
                                                      INCOME        SHARES        AMOUNT
                                                     ---------    ----------    ----------
Basic EPS
  Net income.......................................  $227,000     2,753,267       $0.08
                                                                                  =====
Effect of Dilutive Securities:
  Convertible Preferred Stock......................        --        66,000
Stock Options and Warrants.........................        --        79,079
                                                     --------     ---------       -----
Diluted EPS........................................  $227,000     2,898,346       $0.08
                                                     ========     =========       =====

     During 1995, 86,375 stock options, convertible into 86,375 shares of common stock were outstanding but were not included in the computation of diluted EPS because conversion would have an antidilutive effect on EPS.

                           HEALTH INTERNATIONAL, INC.

12.  MAJOR CUSTOMERS

     American Airlines Corporation and Kmart Corporation are the company's two major customers. They accounted for the following revenues:

                                                        1997         1996         1995
                                                     ----------   ----------   ----------
American Airlines Corporation......................  $2,228,000   $2,129,000   $2,029,000
                                                             19%          19%          27%
Kmart Corporation..................................   2,299,000    2,837,000           --
                                                             20%          25%          --

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the years ended September 30, 1997, 1996 and 1995 is as follows:

                                                                1997
                                          -------------------------------------------------
                                            FIRST        SECOND       THIRD        FOURTH
                                           QUARTER      QUARTER      QUARTER      QUARTER
                                          ----------   ----------   ----------   ----------
Revenues................................  $3,025,000   $2,990,000   $2,987,000   $3,057,000
Income before provision for income
  taxes.................................     395,000      246,000      291,000      310,000
Net income..............................     234,000      148,000      175,000      198,000
Basic EPS...............................  $     0.08   $     0.05   $     0.06   $     0.08
Diluted EPS.............................  $     0.08   $     0.05   $     0.06   $     0.07

                                                                1996
                                          -------------------------------------------------
                                            FIRST        SECOND       THIRD        FOURTH
                                           QUARTER      QUARTER      QUARTER      QUARTER
                                          ----------   ----------   ----------   ----------
Revenue.................................  $2,957,000   $2,942,000   $2,785,000   $3,006,000
Income before provision for income
  taxes.................................     401,000      307,000      153,000      372,000
Net income..............................     353,000      270,000      135,000      263,000
Basic EPS...............................  $     0.13   $     0.10   $     0.05   $     0.09
Diluted EPS.............................  $     0.12   $     0.09   $     0.05   $     0.08

                                                                1995
                                          -------------------------------------------------
                                            FIRST        SECOND       THIRD        FOURTH
                                           QUARTER      QUARTER      QUARTER      QUARTER
                                          ----------   ----------   ----------   ----------
Revenues................................  $1,817,000   $1,872,000   $1,864,000   $2,228,000
Income before provision for income
  taxes.................................     128,000       57,000       51,000       21,000
Net income..............................     133,000       50,000       44,000           --
Basic EPS...............................  $     0.04   $     0.02   $     0.02           --
Diluted EPS.............................  $     0.04   $     0.02   $     0.02           --

14.  SUBSEQUENT EVENT

     Effective March 31, 1998 HI entered into an Acquisition Agreement whereby Sykes Healthplan Services, Inc. (SHPS) has tendered an offer to purchase all of the issued and outstanding preferred and common stock of HI. Prior to closing, the outstanding shares of preferred stock will be converted into common stock. SHPS will pay $8.00 per share in cash consideration for each common stock share acquired. Additionally, all outstanding stock options will be canceled in exchange for cash consideration and any remaining treasury stock owned by HI will be canceled and will cease to exist. As a result of the agreement, HI will be merged with a subsidiary entity of SHPS and the merged entities will operate as one new entity under the current HI corporate name. HI is obligated to comply with certain conditions under such agreement which limits capitalized lease obligations, provides for a minimum working capital balance and places restrictions on negative changes in certain account balances.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
OMS, Inc.:

     We have audited the accompanying statements of operations, stockholders' equity and cash flows of OMS, Inc., a Massachusetts corporation, for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of OMS, Inc.'s operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP
Tampa, Florida,
February 27, 1998

                                   OMS, INC.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenues:
  License fees..............................................  $4,393,811
  Consulting, support and other services....................     619,612
                                                              ----------
  Total revenues............................................   5,013,423
Cost of revenues, exclusive of items shown separately
  below.....................................................   1,407,231
                                                              ----------
  Gross profit..............................................   3,606,192
Operating expenses:
  Selling, general and administrative.......................   1,991,454
  Research and development..................................     534,525
  Capitalized software cost amortization....................     389,718
  Depreciation..............................................      83,042
                                                              ----------
  Total operating expenses..................................   2,998,739
                                                              ----------
Income from operations......................................     607,453
Interest income.............................................     (78,331)
                                                              ----------
Income before provision for income taxes....................     685,784
Provision for income taxes..................................     351,113
                                                              ----------
          Net income........................................  $  334,671
                                                              ==========

         The accompanying notes are an integral part of this statement.

                                   OMS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                              COMMON STOCK
                                           ------------------   ADDITIONAL
                                           NUMBER OF             PAID-IN      RETAINED    STOCKHOLDERS'
                                            SHARES     AMOUNT    CAPITAL      EARNINGS       EQUITY
                                           ---------   ------   ----------   ----------   -------------
BALANCE, December 31, 1996...............   439,998    $4,400   $   70,630   $1,211,178    $1,286,208
  Net income.............................        --        --           --      334,671       334,671
  Common stock options exercised.........    30,000       300      224,700           --       225,000
  Conversion of Series A preferred stock
     to common stock.....................   510,000     5,100    1,295,400           --     1,300,500
                                            -------    ------   ----------   ----------    ----------
BALANCE, December 31, 1997...............   979,998    $9,800   $1,590,730   $1,545,849    $3,146,379
                                            =======    ======   ==========   ==========    ==========

         The accompanying notes are an integral part of this statement.

                                   OMS, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   334,671
Adjustments to reconcile net income to net cash provided by
  operating activities-
  Depreciation..............................................       83,042
  Capitalized software cost amortization....................      389,718
  Deferred income taxes.....................................       12,884
  Deferred rent.............................................       53,616
Changes in operating assets and liabilities-
  Accounts receivable.......................................       55,746
  Prepaid expenses and other current assets.................       55,312
  Cash surrender value of insurance.........................     (133,719)
  Accounts payable and accrued expenses.....................     (229,558)
  Income taxes payable......................................      (28,937)
  Deferred revenue..........................................      124,982
  Deferred compensation.....................................      195,446
                                                              -----------
  Net cash provided by operating activities.................      913,203
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................   (1,585,796)
  Payments for capitalized software.........................     (563,082)
  Purchases of equipment....................................     (123,840)
                                                              -----------
  Net cash used in investing activities.....................   (2,272,718)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock options exercised............................      225,000
                                                              -----------
  Net cash provided by financing activities.................      225,000
                                                              -----------
DECREASE IN CASH AND CASH EQUIVALENTS.......................   (1,134,515)
CASH AND CASH EQUIVALENTS, beginning of year................    1,980,492
                                                              -----------
CASH AND CASH EQUIVALENTS, end of year......................  $   845,977
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for taxes.......................................  $   367,166
                                                              -----------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of 510,000 shares of Series A preferred stock
     to common stock........................................  $ 1,300,500
                                                              ===========

         The accompanying notes are an integral part of this statement.

                                   OMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  BASIS OF PRESENTATION:

     Effective December 31, 1997, pursuant to a Stock Purchase Agreement (the Agreement), SHPS Acquisition Corp., a wholly-owned subsidiary of Sykes HealthPlan Services, Inc. (SHPS), purchased all of the outstanding common stock of OMS, Inc. (the Company) for $10,000,000 (the Purchase Price) in cash, $500,000 of which was held in escrow, pending adjustments to the Purchase Price, as defined in the Agreement.

     SHPS Acquisition Corp. accounted for the acquisition using the purchase method of accounting, under which the purchase price was allocated to the assets and liabilities, based on fair values at the date of the acquisition. The allocations were based on appraisals, evaluations, estimations and other studies. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $1,341,219 as follows:

                                                                AMOUNT
                                                              -----------
Goodwill....................................................  $ 1,341,219
Fair value of assets acquired...............................    5,679,266
Acquired in-process research and development................    5,590,000
Liabilities assumed.........................................   (2,610,485)
                                                              -----------
          Cash paid.........................................  $10,000,000
                                                              ===========

     The accompanying financial statements present the results of the Company's operations and its cash flows for the year ended December 31, 1997, on a pre-acquisition basis.

2.  FORM OF ORGANIZATION AND SUMMARY OF OPERATIONS:

     The Company was organized under Massachusetts Law on January 18, 1990, for the purpose of acquiring certain assets of Health Data Institute, Inc., a division of Baxter Healthcare Corp. (Baxter). The original stockholders of the Company were Blue Cross Blue Shield of Connecticut, Inc. (Blue Cross) and two former executives of Baxter and a former independent consultant (the Principals). The Company was incorporated through the issuance of 510,000 shares of Series A convertible redeemable preferred stock (the Preferred Stock), par value $2.55 per share, and 439,998 shares of common stock (the Common Stock), par value $.01 per share. Holders of the Preferred Stock had the number of votes per share equal to the number of shares of Common Stock into which each share of Preferred Stock held by such holder was convertible at the time of such vote.

     In connection with the organization, Blue Cross provided $1,300,500 in cash in exchange for all of the issued shares of the Preferred Stock. Each of the three Principals acquired 146,666 shares of Common Stock for cash of $10,010 and notes payable to the Company of $15,000, which were repaid by the Principals during 1991 and 1992.

     The Company develops and markets healthcare clinical criteria and software systems for the managed healthcare insurance industry and provides installation, customization and training for its products.

3.  SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   OMS, INC.

  Concentration of Credit Risk

     The Company develops and markets healthcare clinical software systems to companies in the healthcare insurance industry. The Company may perform periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have not been material historically.

  Cash and Cash Equivalents

     Cash and cash equivalents include time deposits and other investments with original maturities of three months or less at the date of purchase.

  Equipment

     Equipment was recorded at historical cost. Depreciation expense has been determined using the straight-line method over the estimated useful lives of three to five years.

  Income Taxes

     The Company accounts for income taxes under the liability method as required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The liability method requires income taxes to be recognized based on income taxes currently payable and the change in deferred taxes. Deferred taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities at enacted tax rates as of the dates the differences are expected to reverse.

  Capitalized Software Costs

     All costs incurred to establish the technological feasibility of a computer software product to be marketed are charged to research and development as incurred. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements.

     The Company capitalizes software costs incurred in developing a product from the time when detail program specifications are completed and coding has begun until the production of master copies for general release. Capitalized software costs are amortized over the product's estimated economic life, generally five to seven years, commencing at the point that the product is available to the market. Research and development activity for the year ended December 31, 1997, was as follows:

                                                                AMOUNT
                                                              ----------
Total research and development..............................  $1,097,607
Amount capitalized..........................................    (563,082)
                                                              ----------
          Research and development expense..................  $  534,525
                                                              ==========

     Amortization expense of $389,718 is included in capitalized software cost amortization in the accompanying statement of operations.

  Revenue Recognition and Deferred Revenue

     Revenues are derived from licensing the Company's software (Optimed(R)) and for support and consulting services related to installing and maintaining the software. The Company generally recognizes revenue from the licensing, installation and maintenance of the software and ratably over the life of the contracts (one to six years) in accordance with the provisions of the Statement of Position 97-2, "Software Revenue Recognition." Revenues from support and consulting services are recognized ratably over the contract period or as services

                                   OMS, INC.

are performed. Revenue from software licensing, when the Company has no continuing support service or consulting obligations, is recognized upon shipment.

  Recent Accounting Pronouncements

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued, establishing standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company will adopt this pronouncement in 1998 in accordance with the implementation requirements.

     In June 1997, SFAS No. 131, "Disclosures About Segments Of An Enterprise and Related Information" (SFAS 131), was issued, establishing standards for public enterprises to disclose certain information about operating segments. It also requires that public enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company will adopt this pronouncement in 1999 in accordance with the implementation requirements.

     Management does not believe that adoption of SFAS 130 and SFAS 131 will have a material impact on the Company's financial statements.

4.  LINE OF CREDIT:

     The Company had a line of credit agreement with Blue Cross under which it could borrow up to $1,000,000. During 1997, there were no borrowings on the line of credit. Borrowings under the agreement bore interest at Blue Cross' cost of funds plus 5 percent.

5.  INCOME TAXES:

     The provision for income taxes for the year ended December 31, 1997, consisted of the following:

                                                               AMOUNT
                                                              --------
Current:
  Federal...................................................  $288,462
  State.....................................................    49,767
                                                              --------
                                                               338,229
                                                              --------
Deferred:
  Federal...................................................     9,019
  State.....................................................     3,865
                                                              --------
                                                                12,884
                                                              --------
                                                              $351,113
                                                              ========

     The provision for income taxes differs from the amount computed by applying the federal tax rate of 34 percent to income before provision for income taxes as follows:

                                                              PERCENTAGE
                                                              ----------
Statutory federal income tax rate...........................     34.0%
Acquisition fees............................................     20.6
State taxes, net of federal benefit.........................      6.3
Common stock options exercised..............................     (3.9)
Research and development credits used.......................     (3.2)
Other.......................................................     (2.6)
                                                                 ----
Effective tax rate..........................................     51.2%
                                                                 ====

                                   OMS, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes.

6.  SIGNIFICANT CUSTOMERS:

     For the year ended December 31, 1997, the Company earned revenue comprising approximately 20 percent of total revenues from two unaffiliated customers.

     Revenue earned from Blue Cross (see Note 2) was approximately $483,000 for the year ended December 31, 1997.

7.  401(K) PLAN:

     All employees of the Company who were over the age of 21 were eligible to participate in the Company's defined contribution plan (the 401(k) Plan). Participants in the 401(k) Plan could not contribute more than the greater of a specified statutory amount or 15 percent of his or her pre-tax total compensation. Eligible employees were 100 percent vested in their own contributions. The 401(k) Plan permits, but did not require, additional contributions to the 401(k) Plan by the Company. The Company recorded an additional contribution in 1997 of approximately $53,000, which is included in the accompanying statement of operations.

8.  DEFERRED COMPENSATION PLANS:

     Under deferred compensation arrangements (the Deferred Compensation Plans), the Company had agreed to pay certain key employees a certain sum annually for 15 years upon their retirement or, in the event of their death, to their designated beneficiary. A benefit equal to the current cash surrender value of insurance was payable if the employee was terminated (other than by his voluntary action or discharge for cause) before they attained age 60. The Company had purchased individual life insurance contracts with respect to each employee covered by this program, with the Company as the owner and beneficiary of the contracts. Prior to the acquisition, the Company and the key employees agreed to terminate the Deferred Compensation Plans. As consideration for termination of the Deferred Compensation Plans, the Company agreed to pay the key employees proceeds from the cash surrender value of insurance of approximately $267,000, which was paid subsequent to year-end.

     During 1997, insurance expense, net of the increase in the cash surrender value of insurance, was approximately $26,000. The expense associated with the Deferred Compensation Plans was approximately $195,000 for 1997.

9.  STOCK OPTIONS:

     During 1996 and 1997, the Company granted non-qualified stock options (the Option Shares) to two employees (the Option Holders) for the purchase of up to 20,000 and 10,000 shares, respectively, of the Company's Common Stock, with an exercise price of $7.50 per share (the Exercise Price).

     Immediately prior to the acquisition, the Option Holders exercised all of the Option Shares at the Exercise Price and Blue Cross converted the 510,000 of Preferred Stock on a one-to-one basis into Common Stock.

                                   OMS, INC.

     The Company applied Accounting Principles Board Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock option under SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                               AMOUNT
                                                              --------
Net income:
  As reported...............................................  $334,671
  Pro forma.................................................   259,671

10.  COMMITMENTS:

  Lease Commitments

     The Company rented its office space and certain office equipment under various operating leases. Future minimum lease payments under all non-cancelable operating leases having an initial or remaining term in excess of one year were as follows:

YEAR ENDING
DECEMBER 31,                                                    AMOUNT
------------                                                  ----------
1998........................................................  $  262,119
1999........................................................     260,020
2000........................................................     259,883
2001........................................................     280,186
2002........................................................     233,488
                                                              ----------
                                                              $1,295,696
                                                              ==========

     Total rent expense was approximately $262,000 during the year ended December 31, 1997.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
OMS, Inc.

     We have audited the accompanying balance sheets of OMS, Inc. as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OMS, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Boston, Massachusetts
February 21, 1997

                                   OMS, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,980,492   $ 1,499,591
  Accounts receivable, less allowances of $0 in 1996 and
     $18,000 in 1995).......................................    1,201,442     1,148,175
  Deferred income taxes.....................................           --         7,830
  Prepaid expenses and other current assets.................      101,331       108,898
                                                              -----------   -----------
          Total current assets..............................    3,283,265     2,764,494
                                                              -----------   -----------
Equipment:
  Computer and office equipment.............................      548,072       537,847
  Less accumulated depreciation.............................      409,945       424,331
                                                              -----------   -----------
                                                                  138,127       113,516
                                                              -----------   -----------
Cash surrender value of insurance...........................      133,134            --
Intangible assets:
  Capitalized software costs................................    2,390,891     2,183,217
  Rights to the Optimed software............................      388,868       388,868
  Other.....................................................       54,029        54,029
                                                              -----------   -----------
                                                                2,833,788     2,626,114
  Less accumulated amortization.............................    1,518,367     1,159,801
                                                              -----------   -----------
                                                                1,315,421     1,466,313
                                                              -----------   -----------
                                                              $ 4,869,947   $ 4,344,323
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 1,039,434   $   809,081
  Income taxes payable......................................      216,407       170,611
  Deferred revenue..........................................      380,484       475,000
                                                              -----------   -----------
          Total current liabilities.........................    1,636,325     1,454,692
                                                              -----------   -----------
Deferred income taxes.......................................      575,507       510,337
Deferred compensation.......................................       71,407            --
Commitments and contingencies...............................
Redeemable preferred stock..................................
Convertible Redeemable Preferred stock, Series A; $2.55 par
  value; 510,000 shares authorized, issued and outstanding,
  redemption value $2.55....................................    1,300,500     1,300,500
Stockholders' equity:
  Common stock, $.01 par value; 1,100,000 shares authorized;
     439,998 shares issued and outstanding..................        4,400         4,400
  Capital in excess of par value............................       70,630        70,630
  Retained earnings.........................................    1,211,178     1,003,764
                                                              -----------   -----------
                                                                1,286,208     1,078,794
                                                              -----------   -----------
                                                              $ 4,869,947   $ 4,344,323
                                                              ===========   ===========

                            See accompanying notes.

                                   OMS, INC.

                              STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
Revenues:
  License fees..............................................  $4,102,340   $3,847,147
  Consulting services.......................................     286,200      181,740
  Support and other services................................     321,414      219,355
                                                              ----------   ----------
  Total revenues............................................   4,709,954    4,248,242
  Cost of sales.............................................   1,167,382    1,055,877
                                                              ----------   ----------
     Gross profit...........................................   3,542,572    3,192,365
                                                              ----------   ----------
Operating expenses:
  General and administrative................................   1,108,488    1,074,998
  Research and development..................................     821,886      695,034
  Selling...................................................     437,707      338,000
  Amortization..............................................     358,566      328,990
  Depreciation..............................................      50,603       75,820
                                                              ----------   ----------
                                                               2,777,250    2,512,842
                                                              ----------   ----------
  Income from operations....................................     765,322      679,523
  Interest income, net......................................      62,892       40,317
                                                              ----------   ----------
  Income before income taxes................................     828,214      719,840
  Provision for income taxes................................     376,000      294,000
                                                              ----------   ----------
          Net income........................................  $  452,214   $  425,840
                                                              ==========   ==========

                            See accompanying notes.

                                   OMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  COMMON STOCK
                                                                              --------------------
                                                     NUMBER OF                PAID-IN    RETAINED    STOCKHOLDERS'
                                                      SHARES       AMOUNT     CAPITAL    EARNINGS       EQUITY
                                                     ---------   ----------   -------   ----------   -------------
Balance at December 31, 1994.......................   439,998    $    4,400   $70,630   $  577,924    $  652,954
  Net income for the year ended December 31,
    1995...........................................                                        425,840       425,840
                                                      -------    ----------   -------   ----------    ----------
Balance at December 31, 1995.......................   439,998         4,400    70,630    1,003,764     1,078,794
  Net income for the year ended December 31,
    1996...........................................                                        452,214       452,214
Dividends declared.................................                                       (244,800)     (244,800)
                                                      -------    ----------   -------   ----------    ----------
Balance at December 31, 1996.......................   439,998    $    4,400   $70,630   $1,211,178    $1,286,208
                                                      =======    ==========   =======   ==========    ==========

                            See accompanying notes.

                                   OMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
OPERATING ACTIVITIES
Net income..................................................  $  452,214   $  425,840
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      50,603       75,820
  Amortization..............................................     358,566      328,990
  Deferred income taxes.....................................      73,000      152,000
  Deferred compensation.....................................      71,407           --
Change in operating assets and liabilities:
  Accounts receivable.......................................     (53,267)      95,300
  Prepaid expenses and other current assets.................       7,567      (22,204)
  Accounts payable and accrued expenses.....................     230,353      (19,329)
  Income taxes payable......................................      45,796      129,100
  Deferred revenue..........................................     (94,516)    (133,199)
                                                              ----------   ----------
Net cash provided by operating activities...................   1,141,723    1,032,318
                                                              ----------   ----------
INVESTING ACTIVITIES
Payments for capitalized software...........................    (207,673)    (164,116)
Purchases of equipment......................................     (75,215)     (35,462)
  Cash surrender value......................................    (133,134)          --
                                                              ----------   ----------
Net cash used for investing activities......................    (416,022)    (199,578)
                                                              ----------   ----------
FINANCING ACTIVITIES
Reduction in software development obligation................          --     (159,194)
Dividends paid..............................................    (244,800)          --
                                                              ----------   ----------
Net cash used for financing activities......................    (244,800)    (159,194)
                                                              ----------   ----------
Increase in cash and cash equivalents.......................     480,901      673,546
Cash and cash equivalents at beginning of year..............   1,499,591      826,045
                                                              ----------   ----------
Cash and cash equivalents at end of year....................  $1,980,492   $1,499,591
                                                              ==========   ==========
Supplemental disclosure:
  Interest paid.............................................  $       --   $    3,261
                                                              ==========   ==========
  Taxes paid................................................  $  257,204   $   12,900
                                                              ==========   ==========

                            See accompanying notes.

                                   OMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31 1996

1.  SIGNIFICANT ACCOUNTING POLICIES

  Business Activity

     OMS, Inc. (the Company) develops and markets healthcare clinical criteria and software systems for the managed healthcare insurance industry and provides installation, customization and training for its products.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company develops and markets healthcare clinical software systems to companies in the healthcare insurance industry. The Company may perform periodic credit evaluations of its customers' financial condition and generally does not require collateral. At December 31, 1996 and 1995, all of its accounts receivable were from customers in the healthcare insurance industry. Credit losses have not been material historically.

  Cash and Cash Equivalents

     Cash and cash equivalents include time deposits and other investments with maturities of three months or less at the date of purchase.

  Fair Value of Financial Instruments

     The fair value of the Company's financial instruments approximates carrying value as of December 31, 1996 and 1995.

  Equipment

     Equipment is stated at cost less accumulated depreciation, provisions for which have been determined by use of the straight-line method over the estimated useful lives of three to five years.

  Income Taxes

     The Company accounts for income taxes under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The liability method requires income taxes to be recognized based on income taxes currently payable and the change in deferred taxes. Deferred taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities at enacted tax rates as of the dates the differences are expected to reverse.

  Intangible Assets

     Intangible assets, other than capitalized software costs, represent principally the cost of acquisition in 1990 of certain rights, titles and assets of Health Data Institute, Inc., a division of Baxter Healthcare Corp., and are amortized on a straight-line basis over periods ranging from two to seven years.

                                   OMS, INC.

  Capitalized Software Costs

     Pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, issued by the Financial Accounting Standards Board, the Company is required to capitalize certain software development and production costs related to products to be sold or licensed to customers once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are charged to operating expense as incurred.

     Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon initial product availability, these costs are amortized using the straight-line method over the estimated life, generally five to seven years.

  Accounting for the Impairment of Long-Lived Assets

     The Company has adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of, effective in 1996. The Statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The adoption of FAS 121 had no impact on the Company's financial statements.

  Revenue Recognition and Related Costs

     Revenues are derived from licensing the Company's software (Optimed(R)) and for support and consulting services related to installing and maintaining the software. The Company generally recognizes revenue from the licensing of the software ratably over the life of the contracts (one to six years). Revenues from support and consulting services are recognized ratably over the contract period or as services are performed. Revenue from software licensing when the Company no longer has any significant obligations is recognized upon shipment.

  Research and Development Costs

     Research and development costs (principally salaries and related costs) are charged to expense as incurred.

2.  FORM OF ORGANIZATION

     The Company was organized under Massachusetts Law on January 18, 1990 for the purpose of acquiring certain assets of Health Data Institute, Inc., a division of Baxter Healthcare Corp. (Baxter). The stockholders of the Company are Blue Cross Blue Shield of Connecticut, Inc. (Blue Cross) and two former executives of Baxter and a former independent consultant (principals). The Company was incorporated through the issuance of 510,000 shares of Series A convertible redeemable preferred stock (Preferred Stock), par value $2.55 per share and 439,998 shares of common stock, par value $.01 per share.

     In connection with the organization, Blue Cross provided $1,300,500 in cash in exchange for all of the issued shares of the Preferred Stock. Each of the three principals acquired 146,666 shares of common stock for cash of $10,010 and 9% nonrecourse notes payable to the Company of $15,000 which were repaid by the principals during 1991 and 1992.

     During 1996 the Company granted a non-qualified stock option to one employee for the purchase of up to an aggregate amount of 20,000 shares of $.01 par value common stock at a price of $7.50 per share. The option vests 50% on January 1, 1997 and 50% on January 1, 1998 and expires 10 years from the date of grant.

                                   OMS, INC.

3.  LINE OF CREDIT

     The Company has a line of credit agreement with Blue Cross under which it may borrow up to $1,000,000. At December 31, 1996 and 1995, there were no borrowings outstanding. Borrowings under the agreement bear interest at Blue Cross' cost of funds plus 1/2% (7.8% at December 31, 1996).

4.  CAPITALIZED SOFTWARE COSTS AND SOFTWARE DEVELOPMENT OBLIGATION

     Net capitalized software costs consisted of the following at December 31:

                                                                 1996         1995
                                                              ----------   ----------
Costs capitalized...........................................  $2,390,891   $2,183,217
Accumulated amortization....................................   1,097,348      794,335
                                                              ----------   ----------
                                                              $1,293,543   $1,388,882
                                                              ==========   ==========

     In September 1991, the Company entered into an agreement with a significant customer whereby the customer agreed to develop a version of Optimed software that operates in a mainframe environment. Title to this new version of Optimed software remains with the Company. The Company funded development costs totaling $895,468 incurred by the customer by a reduction of $18,655 in the customer's monthly license fee through September 1995, plus interest payable monthly at an annual rate of 6.5% on the unamortized balance. In connection with this agreement, development costs totaling $895,468 were capitalized and are included in the amounts presented above. This software product became available for general release in July 1992. Amortization of capitalized software costs is included in operating expenses in the accompanying statements of income and totaled $303,013 and $266,935 for the years ended December 31, 1996 and 1995, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                   DECEMBER 31
                                                                 1996        1995
                                                              ----------   --------
Salaries and benefits.......................................  $  271,600   $280,000
Consulting service contractors..............................     316,459    337,689
Insurance payable...........................................     159,703         --
Other.......................................................     291,672    191,392
                                                              ----------   --------
                                                              $1,039,434   $809,081
                                                              ==========   ========

6.  CONVERTIBLE REDEEMABLE PREFERRED STOCK

     The preferred stock is convertible into the Company's common stock at a conversion price of $2.55 per share. The preferred stock is redeemable subsequent to July 1, 1995 at a price of $2.55 per share plus an amount equal to all unpaid dividends payable provided that such redeeming holder shall have given written notice to the Company at least 45 days prior to the requested date of redemption. Each share of preferred stock shall automatically be converted into shares of common stock at the effective conversion price if the Company offers and sells common stock to the public at an aggregate offering price resulting in gross proceeds to the Company as seller of at least $5,000,000, provided that the offering price per share is not less than $5.50 per share.

     Dividends of $244,800 were declared and paid on preferred stock during 1996. The dividends declared and paid during 1996 included dividends in arrears from January 1, 1993 through December 31, 1995 and current dividends payable through September 30, 1996. Undeclared and unpaid dividends at December 31, 1996 totaled $16,320.

                                   OMS, INC.

     Holders of the preferred stock shall have the number of votes per share equal to the number of shares of common stock into which each share of preferred stock held by such holder is convertible at the time of such vote. In the event of any liquidation, dissolution or winding up of affairs of the Company, each holder of preferred stock shall be entitled to receive $2.55 per share plus any unpaid dividends prior to any type of distribution to the holders of common stock.

7.  INCOME TAXES

     The provision for income taxes for the year ended December 31 consisted of:

                                                                1996       1995
                                                              --------   --------
Current:
  Federal...................................................  $250,000   $142,000
  State.....................................................    53,000         --
                                                              --------   --------
  Total current.............................................   303,000    142,000
Deferred:
  Federal...................................................    58,000     91,000
  State.....................................................    15,000     61,000
                                                              --------   --------
  Total deferred............................................    73,000    152,000
                                                              --------   --------
Provision for income taxes..................................  $376,000   $294,000
                                                              ========   ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes.

     The provision for income taxes for the year ended December 31 differs from the amount computed by applying the federal tax rate of 34 percent to income before provision for income taxes as follows:

                                                              1996    1995
                                                              -----   -----
                                                              (PERCENTAGE)
Statutory federal income tax rate...........................   34.0%   34.0%
  State taxes, net of federal benefit.......................    5.7     5.5
  Officers life insurance...................................   16.9      .6
  NOL and Research and development credits used.............  (14.2)   (7.9)
  Other.....................................................   (3.0)   (8.6)
                                                              -----   -----
  Effective tax rate........................................   45.4    40.8
                                                              =====   =====

     Net deferred tax liabilities are attributable to the following temporary differences at December 31.

                                                                1996       1995
                                                              --------   ---------
Capitalized Software development............................  $562,691   $ 604,164
Research and development tax credit carryforward............              (108,835)
Other, net..................................................    12,816      15,008
                                                              --------   ---------
                                                              $575,507   $ 510,337
                                                              ========   =========

     At December 31, 1996 for tax purposes the Company has approximately $183,400 and $90,100, respectively, of federal and state research and development tax credit carryforwards. These credits are available, subject to limitations, to offset future tax liabilities of the Company and expire through 2011.

                                   OMS, INC.

8.  SIGNIFICANT CUSTOMERS

     For the year ended December 31, 1996, the Company earned revenue constituting approximately 12% and 11% of total revenues from each of two unaffiliated customers. The Company earned revenue of approximately 10% and 13% of total revenues from these same two customers for the year ended December 31, 1995.

     Revenue earned from Blue Cross (see Note 2) approximated $525,000 and $406,000 for the years ended December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, accounts receivable included amounts due from Blue Cross of $71,127 and $148,804, respectively.

9.  401(K) PLAN

     On January 1, 1996, the Company converted its Simplified Employee Pension Plan to a defined contribution plan (the 401(k) Plan). All current and future employees who are over the age of 21, are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the greater of a specified statutory amount or 15% of his or her pre-tax total compensation. Eligible employees are 100% vested in their own contributions. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. The Company recorded an additional contribution in 1996 of $43,000. This amount is included in accounts payable and accrued expenses as of December 31, 1996.

10.  DEFERRED COMPENSATION PLAN

     During 1996, the Company entered into a deferred compensation arrangement with certain key employees. Under this program, the Company has agreed to pay each covered employee a certain sum annually for 15 years upon their retirement or, in the event of their death, to their designated beneficiary. A benefit equal to the current cash surrender value is payable if the employee is terminated (other than by his voluntary action or discharge for cause) before they attain age 60. The Company has purchased individual life insurance contracts with respect to each employee covered by this program. The Company is the owner and beneficiary of the insurance contracts. The insurance expense, net of the increase in the cash surrender value, was $26,569 for 1996. The expense associated with the deferred compensation plan was $71,407 for 1996.

11.  COMMITMENTS

     In connection with its relocation to new office facilities, the Company entered into a new lease agreement as of December 1, 1996 with a five year term. Under the lease agreement, the landlord has agreed to reimburse the Company for certain relocation costs totalling $45,270. The Company, at the end of October 31, 2002, has the option to extend the term of the lease for an additional three year period.

     Annual lease payments under the amended lease are approximately $256,000 and the Company is also responsible for the payment of certain operating costs. Total rent expense was $186,000 and $183,000, during the years ended December 31, 1996 and 1995, respectively.

                                   OMS, INC.

     The Company also rents certain office equipment under various operating leases. Future minimum lease payments under all noncancelable operating leases (office space and equipment) having an initial or remaining term in excess of one year are as follows:

YEAR ENDING DECEMBER 31,
------------------------
  1997......................................................  $  222,833
  1998......................................................     262,119
  1999......................................................     260,020
  2000......................................................     259,883
  2001......................................................     280,186
  Thereafter................................................     233,488
                                                              ----------
                                                              $1,518,529
                                                              ==========

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
         FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
REVENUES:
  Services provided -- related parties......................  $ 5,435,557     $ 5,448,087
  Others....................................................    8,375,613       6,876,691
                                                              -----------     -----------
          Total revenues....................................   13,811,170      12,324,778
COST OF SERVICES PROVIDED...................................   17,722,120      14,001,674
                                                              -----------     -----------
          Loss from operations..............................   (3,910,950)     (1,676,896)
                                                              -----------     -----------
OTHER INCOME (EXPENSE):
  Interest income...........................................      325,398         459,546
  Related party interest expense............................     (249,008)        (13,347)
                                                              -----------     -----------
          Total other income (expense)......................       76,390         446,199
                                                              -----------     -----------
LOSS BEFORE PROVISION FOR INCOME TAXES......................   (3,834,560)     (1,230,697)
INCOME TAX BENEFIT, (NET)...................................   (1,529,031)       (490,740)
                                                              -----------     -----------
NET LOSS....................................................   (2,305,529)       (739,957)
RETAINED EARNINGS, BEGINNING OF YEAR........................     (658,355)      3,430,462
                                                              -----------     -----------
RETAINED EARNINGS, END OF YEAR..............................  $(2,963,884)    $ 2,690,505
                                                              ===========     ===========

                  See notes to unaudited financial statements.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                            STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1998            1997
                                                              ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,305,529)    $   (739,957)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      689,848          839,465
     Deferred income taxes..................................      431,138         (103,044)
     Change in assets and liabilities:
       Accounts receivable, net.............................    1,091,532       (7,893,982)
       Prepaids.............................................      326,398          177,800
       Accounts payable and accrued expenses................     (375,312)       6,915,898
       Income taxes payable.................................          293              248
       Receivable from Prudential...........................    1,696,258         (475,039)
       Payable to Prudential................................   (1,240,671)      (6,035,578)
       Restricted cash and other............................     (503,960)      (3,192,771)
                                                              -----------     ------------
          Net cash used in operating activities.............     (190,005)     (10,506,960)
                                                              -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of equipment and leasehold improvements.........     (791,719)        (685,088)
                                                              -----------     ------------
          Net cash used in investing activities.............     (791,719)        (685,088)
                                                              -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable.......................         (906)              --
  Principal payments on capital leases......................           --       (1,068,424)
                                                              -----------     ------------
          Net cash used in financing activities.............         (906)      (1,068,424)
                                                              -----------     ------------
CHANGE IN CASH AND CASH EQUIVALENTS.........................     (982,630)     (10,890,296)
CASH AND CASH EQUIVALENTS, beginning of period..............    3,763,152       14,368,115
                                                              -----------     ------------
CASH AND CASH EQUIVALENTS, end of period....................  $ 2,780,522     $  3,477,819
                                                              ===========     ============

                  See notes to unaudited financial statements.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
          AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

1.  BASIS OF PRESENTATION

     The accompanying financial statements of Sykes HealthPlan Service Bureau, Inc. (the Company) (formerly Prudential Service Bureau, Inc.), as of and for the three months then ended March 31, 1998 and 1997, are unaudited. In the opinion of management, all adjustments necessary for the fair presentation of such financial information have been included. These adjustments are of a normal recurring nature. There have been no changes in accounting policies since the years ending December 31, 1997 and 1996.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements, footnotes and discussions should be read in conjunction with the December 31, 1997 and 1996 financial statements and related footnotes contained elsewhere in the Registration Statement.

2.  SUBSEQUENT EVENT

     Effective March 31, 1998, pursuant to a Stock Purchase Agreement (the Agreement) Sykes HealthPlan Services, Inc. (SHPS) purchased all of the outstanding stock of the Company for $50,000,000 (the Purchase Price) in cash.

     SHPS accounted for the acquisition using the purchase method of accounting, under which the purchase price was allocated to the assets and liabilities, based on fair values at the date of the acquisition. The allocations were based on appraisals, evaluations, estimations and other studies. The excess of the purchase price over the fair value of the assets acquired resulted in goodwill of $23,039,706 as follows:

                                                                AMOUNT
                                                             ------------
Goodwill...................................................  $ 23,039,706
Fair value of assets acquired..............................    15,982,180
Acquired in-process research and development...............    15,240,000
Fair value of liabilities assumed..........................   (20,287,869)
                                                             ------------
          Cash paid........................................  $ 33,974,017
                                                             ============

     The accompanying financial statements present the results of the Company's operations and its cash flows for the period ended March 31, 1998 on a pre-acquisition basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS

April 16, 1998

To the Prudential Insurance Company of
America as the Sole Shareholder of
Prudential Service Bureau, Incorporated

In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Prudential Service Bureau, Incorporated (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for the opinion expressed above.

The Company is a member of a group of affiliated companies and, as disclosed in Notes 1 and 2 to the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

As explained in Note 9 to the financial statements, The Prudential Insurance Company of America, the sole beneficial owner of the shares of the Company, sold all shares held in the Company pursuant to a Stock Purchase Agreement dated March 8, 1998.

/s/  Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY-OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996

                                                                 1997           1996
                                                              -----------    -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,763,152    $14,368,115
  Restricted cash...........................................   14,414,906      9,729,962
  Accounts receivable --
     Prudential affiliates..................................    8,417,088      3,738,229
     Others (net of allowance of $103,088; 1996;
      $104,674).............................................    7,642,895      7,269,049
  Other accounts receivable.................................           --        600,505
  Receivable from Prudential................................           --        756,442
  State income tax receivable...............................      400,303         61,279
  Prepaids and other current assets.........................      992,780        761,832
  Deferred income tax.......................................    1,209,714      1,307,904
                                                              -----------    -----------
          Total current assets..............................   36,840,838     38,593,317
Deferred income tax.........................................      571,414             --
Equipment and leasehold improvements (net)..................    4,191,371      7,761,961
                                                              -----------    -----------
          Total assets......................................  $41,603,623    $46,355,278
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 5,904,579    $ 4,834,676
  Payable to Prudential and affiliates......................   18,284,023     21,622,737
  Product payable...........................................   14,325,005      9,729,962
  Current portion of capital lease obligation...............           --        289,889
  Other current liabilities.................................    1,737,547      3,094,739
                                                              -----------    -----------
          Total current liabilities.........................   40,251,154     39,572,003
Deferred income tax liability...............................           --        574,278
Notes payable...............................................       10,824             --
Long term capital lease obligation..........................           --        778,535
                                                              -----------    -----------
          Total liabilities.................................   40,261,978     40,924,816
                                                              ===========    ===========
Stockholder's equity:
  Capital stock -- common, $10 par value, 100 shares
     authorized, issued and outstanding.....................        1,000          1,000
  Additional paid-in capital................................    1,999,000      1,999,000
  Retained earnings/(accumulated deficit)...................     (658,355)     3,430,462
                                                              -----------    -----------
          Total stockholder's equity........................    1,341,645      5,430,462
                                                              -----------    -----------
          Total liabilities and stockholder's equity........  $41,603,623    $46,355,278
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY-OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
Revenues:
  Services provided -- Prudential and affiliates............  $ 31,488,950    $ 23,572,537
                       Others...............................    32,892,249      28,064,056
                                                              ------------    ------------
                                                                64,381,199      51,636,593
Costs of services provided..................................   (72,554,592)    (56,998,855)
                                                              ------------    ------------
                                                                (8,173,393)     (5,362,262)
  Gain on sale of fixed assets..............................       200,872              --
                                                              ------------    ------------
Loss from operations........................................    (7,972,521)     (5,362,262)
Other income (expense):
  Interest income...........................................     1,435,115       1,586,567
  Interest expense -- Other.................................       (71,588)        (62,872)
      -- Prudential and affiliates..........................      (567,870)             --
                                                              ------------    ------------
Loss before income taxes....................................    (7,176,864)     (3,838,567)
Income tax benefit..........................................     3,088,047       1,487,982
                                                              ------------    ------------
Net loss....................................................    (4,088,817)     (2,350,585)
Retained earnings, beginning of year........................     3,430,462       5,781,047
                                                              ------------    ------------
Retained earnings/(accumulated deficit), end of year........  $   (658,355)   $  3,430,462
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY-OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                            STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                  1997          1996
                                                              ------------   -----------
Cash flows from operating activities:
  Net loss..................................................  $ (4,088,817)  $(2,350,585)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization expense...................     4,942,213     3,057,694
    Deferred income tax benefit.............................    (1,047,481)   (1,752,589)
    Gain on sale of fixed assets............................      (200,872)           --
    Change in current assets and liabilities:
      Accounts receivable, net (including Prudential).......    (5,052,705)   (4,237,283)
      Prepaids and other current assets.....................      (230,948)      284,382
      Accounts payable and accrued expenses.................     1,069,903     2,718,077
      Income taxes payable..................................            --       849,248
      Receivable from Prudential............................       756,442      (436,097)
      Payable to Prudential and affiliate...................    (3,338,714)   (2,724,510)
      Other.................................................    (1,475,502)    2,797,689
                                                              ------------   -----------
         Net cash used in operating activities..............    (8,666,481)   (1,793,974)
                                                              ------------   -----------
Cash flows from investing activities:
  Proceeds from sale of fixed assets........................       838,675            --
  Additions to equipment and leasehold improvements.........    (2,787,981)   (2,200,383)
                                                              ------------   -----------
         Net cash used in investing activities..............    (1,949,306)   (2,200,383)
                                                              ------------   -----------
Cash flows from financing activities:
  Principal payments on capital leases......................            --      (318,775)
  Note Payable..............................................        10,824            --
                                                              ------------   -----------
         Net cash from (used in) financing activities.......        10,824      (318,775)
                                                              ------------   -----------
Net decrease in cash and cash equivalents...................   (10,604,963)   (4,313,132)
Cash and cash equivalents, beginning of year................    14,368,115    18,681,247
                                                              ------------   -----------
Cash and cash equivalents, end of year......................  $  3,763,152   $14,368,115
                                                              ============   ===========
Supplemental disclosures:
  Interest paid.............................................  $    639,458   $    62,872
                                                              ============   ===========
  Income tax refund received (paid).........................  $ (1,110,514)  $   636,356
                                                              ============   ===========

   The accompanying notes are an integral part of these financial statements.

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                       NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business and Ownership. Prudential Service Bureau, Incorporated (the "Company") is a wholly owned subsidiary of The Prudential Insurance Company of America ("Prudential"). The Company was incorporated in October 1989 under the laws of Kentucky. The Company is a third-party administrator, engaged in providing benefit outsourcing services, which includes benefit plan management and administration services and cost containment services. As more fully described in Note 2, the Company is a member of a group of affiliated companies and has various agreements and extensive transactions with affiliates relating to fees, reimbursement of expenses and services of officers and employees. The accompanying financial statements, including the results of operation, have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed if the Company had been operating as an unaffiliated entity.

     Cash and Cash Equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. In connection with investment transactions, the Company enters into repurchase agreements, a bank as custodian for Company takes possession of the underlying security as collateral, with a market value at equal to the amount of the repurchase transaction, including principal and accrued interest. In the event of default on the obligation to repurchase, the Company has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In the event of default or bankruptcy by the counterparty to the agreement, realization and/or collateral or proceeds may be subject to legal proceedings.

     The cash balance at December 31, 1997 and 1996 included securities purchased under repurchase agreements of $2,212,000 and $38,415,000 respectively.

     Trust Assets and Liabilities. The financial statements include restricted cash, which is held in trust for clients, and the related product payable at December 31, 1997 and 1996.

     Fixed Assets and Depreciation. Fixed assets are stated at cost less accumulated depreciation. Computer hardware and software and telecommunication equipment is depreciated over a period of three years. Leased equipment and leasehold improvements are stated at historical cost. Depreciation and amortization are computed using the straight-line method based upon the shorter of the estimated useful life of the asset or the lease term. Effective January 1, 1997, the Company changed its estimate of useful life of computer hardware and software and telecommunication equipment acquired prior to December 31, 1995 from five years to three years. Consequently, the depreciation charged in the current year on such assets, exceeded the amount that would have applied under the previous estimate by approximately $2.0 million.

     Accounts Receivable. Included in accounts receivable at December 31, 1997 and 1996 are earned but unbilled receivables totaling $11,998,968 and $5,770,763, respectively.

     Service Revenue. Service revenue is recorded as revenue in the month for which the service is provided.

     Income Taxes. The Company is a member of a group of affiliated companies which join in filing a consolidated federal income tax return. The Company files separate state and local tax returns.

     Pursuant to the tax allocation arrangements, total federal tax expense is determined on a separate company basis. Members with losses record tax benefits to the extent such losses are recognized in the consolidated federal tax provisions. The Internal Revenue Code limits the amount of non-life insurance losses that may offset life insurance company taxable income.

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Deferred income taxes are generally recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to reduce any deferred tax asset to that amount expected to be realized. See Note 5 for additional information.

     Management Estimates. The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as at the date of the balance sheet and income and expense for the period. Actual results could differ from those estimates.

2.  RELATED PARTY TRANSACTIONS

     At December 31, 1997, the Company had $0 (1996: $756,442) receivable from Prudential and $18,284,023 (1996: $21,622,737) payable to Prudential and its affiliates.

     Included in accounts receivable at December 31, 1997 are $8,417,088 (1996:
$3,738,229) of receivables for services provided to affiliated companies.

     The Company provides certain claims administration data processing and other services to certain Prudential affiliates. Included in revenue at December 31, 1997 is affiliated service revenue of approximately $30,480,652 (1996:
$19,996,906). Additionally, the Company had a service agreement with an affiliated company whereby the Company furnished the services of officers, employees and data processing. The Company was reimbursed for these costs of services provided by Prudential. During 1997, prior to the sale of that business by the affiliate, approximately $1,008,000 (1996: $3,575,631) was billed under this agreement and is included in revenues.

     The Company has also entered into a service agreement with Prudential whereby Prudential and its affiliate furnish services of officers and employees and data processing to the Company. In 1997, the Company recognized expenses of $10,178,157 (1996: $8,988,333) for services provided under this agreement.

     The Company has obtained a portion of its working capital financing from certain Prudential affiliates. The amount of such financing is included in the amount payable to Prudential. During the year ended December 31, 1997 and 1996, the interest paid on such financings, rate on which approximated 30 day LIBOR, was $567,870 and 0, respectively. Such amounts are included in interest expense on the Statement of Operations.

3.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consists of the following at December 31, 1997 and 1996:

                                                                 1997          1996
                                                              -----------   -----------
Computer equipment and software.............................  $13,470,888   $12,477,832
Furniture and fixtures......................................    1,164,961     3,054,789
Telecommunications equipment................................    1,516,579     1,288,654
Leasehold improvements......................................    1,001,236       794,055
Automobiles.................................................       14,827        14,827
                                                              -----------   -----------
                                                               17,168,491    17,630,157
Less accumulated depreciation and amortization..............   12,977,120     9,868,196
                                                              -----------   -----------
          Total.............................................  $ 4,191,371   $ 7,761,961
                                                              ===========   ===========

     The depreciation and amortization expense for the years ended December 31, 1997 and 1996 was $4,942,213 and $3,057,694, respectively.

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

4.  OPERATING LEASES

     The Company leases its facility and warehouse under a renewable, non-cancellable operating lease agreement which requires payment of property taxes, insurance and normal maintenance costs.

     As of December 31, 1997 future annual minimum operating lease payments for leases with remaining lease terms in excess of one year are as follows:

1998........................................................  $ 1,755,370
1999........................................................    1,511,110
2000........................................................    1,462,258
2001........................................................    1,462,260
2002........................................................    1,462,260
Thereafter..................................................    3,777,495
                                                              -----------
          Total.............................................  $11,430,753
                                                              ===========

     Rent expenses for the year ended December 31, 1997 were $1,615,788 (1996:
$1,650,603).

5.  INCOME TAXES

     The components of income taxes for the years ended December 31, 1997 and 1996 were as follows:

                                                                 1997          1996
Current taxes (benefit)
  Federal...................................................  $(1,701,542)  $   189,294
  State.....................................................     (339,024)       75,333
                                                              -----------   -----------
          Total.............................................   (2,040,566)      264,627
                                                              -----------   -----------
Deferred taxes (benefits)
  Federal...................................................     (850,463)   (1,422,965)
  State.....................................................     (197,018)     (329,644)
                                                              -----------   -----------
          Total.............................................   (1,047,481)   (1,752,609)
                                                              -----------   -----------
          Total taxes.......................................  $(3,088,047)  $(1,487,982)
                                                              ===========   ===========

     The effective income tax rate of 43.03% as of December 31, 1997 (1996:
38.76%) is different from the expected statutory federal income tax rate of 35% primarily due to state income tax.

     Deferred tax assets and liabilities at December 31, resulted from the items listed in the following table:

                                                                 1997         1996
Deferred tax asset:
  Expenses currently not deductible.........................  $  846,473   $1,307,904
  Employee benefits.........................................     363,241           --
  Depreciation..............................................     571,414
                                                              ----------   ----------
                                                               1,781,128    1,307,904
Deferred tax liability:
  Depreciation..............................................          --     (574,278)
                                                              ----------   ----------
Net deferred tax asset......................................  $1,781,128   $  733,626
                                                              ==========   ==========

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     The receivable from Prudential at December 31, 1997 includes a current income tax receivable of $1,312,369, and the payable to Prudential at December 31, 1996 includes a current income tax payable of $1,499,665.

     Management believes that based on its historical pattern of taxable income, the consolidated group will produce sufficient income in the future to realize its deferred tax asset after valuation allowance. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of deferred tax asset that is realizable.

     The Internal Revenue Service (the Service) has completed an examination of the consolidated federal income tax return through 1989. The Service has examined the years 1990 through 1992. Discussions are being held with the Service with respect to proposed adjustments, however, management believes there are adequate defenses against, or sufficient reserves to provide for, such adjustments. The Service has begun their examination of the years 1993 through 1995.

6.  RETIREMENT PLAN

     The Company sponsors a defined contribution plan (the "Plan") that covers all employees meeting certain eligibility requirements. The Company recognized expense of $251,251 (1996: $221,973) for the year ended December 31, 1997 pertaining to the Plan.

7.  MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by the Company's ongoing credit evaluation process, relatively short collection terms and the nature of the Company's client base, primarily mid- and large-size corporations with significant financial histories. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Historically, the Company has not incurred any significant credit related losses.

     Revenue from two unrelated customers was approximately 10% and 5% of total revenue for the year ended December 31, 1997 (1996: 10% and 9% respectively). The Company had two customers that represented approximately 2% and 4% of the total accounts receivable at December 31, 1997 (1996: 13% and 15% respectively). Revenues from the Company's Fulfillment activity represented approximately 29% of the total revenues of the Company for the year ended December 31, 1997.

8.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" which requires that the Company disclose estimated fair values for certain financial instruments. Considerable judgment is required to interpret the effects on fair value. The carrying amounts of cash and cash equivalents, accounts receivables, prepaids and other current assets, and accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments. The fair value of capital lease obligations at December 31, 1996 was estimated by discounting projected cash flows using an estimate of the Company's borrowing rate at December 31, 1996. The fair value of the capital lease obligation at December 31, 1996 approximates its carrying amount of $1,068,424.

                    PRUDENTIAL SERVICE BUREAU, INCORPORATED
   (A WHOLLY OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

9.  SUBSEQUENT EVENTS

     Pursuant to a Stock Purchase Agreement (the Agreement) dated March 9, 1998 between the Prudential and Sykes Healthplan Services, Inc. (the Buyer), all shares of beneficial interest were sold by Prudential to the Buyer on March 31, 1998.

10.  RECLASSIFICATIONS

     Reclassifications have been made to 1996 amounts for comparative purposes.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholder
Sykes HealthPlan Service Bureau, Inc.
Louisville, Kentucky

     We have audited the accompanying balance sheet of Sykes HealthPlan Service Bureau, Inc. (formerly Prudential Service Bureau, Incorporated) (the "Company") as of December 31, 1995, and the related statements of operations and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Sykes HealthPlan Service Bureau, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/  DELOITTE & TOUCHE LLP

Parsippany, New Jersey
May 24, 1996

(March 31, 1998 as to Note 10)

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                                 BALANCE SHEET

                                                              DECEMBER 31, 1995
                                                              -----------------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................     $18,681,247
  Restricted cash...........................................       7,263,237
  Accounts receivable (net of allowance of $12,038).........       6,769,995
  Receivable from Prudential................................         320,345
  Prepaids and other current assets.........................       1,046,214
                                                                 -----------
          Total current assets..............................      34,081,038
Equipment and leasehold improvements........................       8,517,509
                                                                 -----------
          Total assets......................................     $42,598,547
                                                                 ===========

                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................     $ 2,116,599
  Payable to Prudential.....................................      22,847,580
  Product payable...........................................       7,263,237
  Current portion of capital lease obligation...............         265,518
  Corporate income tax payable..............................         589,140
                                                                 -----------
          Total current liabilities.........................      33,082,074
Long-term capital lease obligation..........................         716,463
                                                                 -----------
Deferred income tax.........................................       1,018,963
          Total liabilities.................................      34,817,500
                                                                 -----------
Stockholder's equity:
  Capital stock -- common, $10 par value, 100 shares
     authorized, issued and outstanding.....................           1,000
  Additional paid-in capital................................       1,999,000
  Retained earnings.........................................       5,781,047
                                                                 -----------
          Total stockholder's equity........................       7,781,047
                                                                 -----------
          Total liabilities and stockholder's equity........     $42,598,547
                                                                 ===========

    The accompanying notes are an integral part of the financial statements.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1995
                                                              -----------------
Revenues:
  Services provided.........................................     $53,400,675
  Costs of services provided................................      50,983,750
                                                                 -----------
  Income from operations....................................       2,416,925
                                                                 -----------
Other income (expense):
  Interest income...........................................       1,451,572
  Interest expense..........................................         (43,362)
                                                                 -----------
          Total other income................................       1,408,210
                                                                 -----------
Income before income taxes..................................       3,825,135
Provision for income taxes..................................       1,548,029
                                                                 -----------
Net income..................................................       2,277,106
Retained earnings, beginning of year........................       3,503,941
                                                                 -----------
Retained earnings, end of year..............................     $ 5,781,047
                                                                 ===========

    The accompanying notes are an integral part of the financial statements.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.

               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                            STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1995
                                                              -----------------
Cash flows from operating activities:
  Net income................................................     $ 2,277,106
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization expense.....................       2,823,914
  Write-off of computer software............................         189,734
  Deferred income taxes.....................................         (88,796)
Change in operating assets and liabilities:
  Accounts receivable (net).................................       2,304,190
  Prepaids and other current assets.........................        (264,671)
  Accounts payable and accrued expenses.....................         543,452
  Income taxes payable......................................        (366,038)
  Receivable from Prudential................................       2,205,274
  Payable to Prudential.....................................        (240,490)
                                                                 -----------
     Net cash provided by operating activities..............       9,383,675
Cash flows from investing activities:
  Additions to equipment and leasehold improvements.........      (3,595,220)
  Proceeds from sale of equipment...........................           1,421
                                                                 -----------
     Net cash used in investing activities..................      (3,593,799)
                                                                 -----------
Cash flows from financing activities:
  Principal payments on capital leases......................        (238,053)
                                                                 -----------
     Net cash used in financing activities..................        (238,053)
                                                                 -----------
Net increase in cash and cash equivalents...................       5,551,823
Cash and cash equivalents, beginning of year................      13,129,424
                                                                 -----------
Cash and cash equivalents, end of year......................     $18,681,247
                                                                 ===========
Supplemental disclosures:
  Interest paid.............................................     $    40,192
                                                                 ===========
  Income taxes paid.........................................     $ 2,028,863
                                                                 ===========

    The accompanying notes are an integral part of the financial statements.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                         NOTES TO FINANCIAL STATEMENTS
                        FOR YEAR ENDED DECEMBER 31, 1995

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Ownership

     Prudential Service Bureau, Incorporated (the "Company") is a wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"). The Company was incorporated in October 1989 under the laws of Kentucky. The Company is a third-party administrator, engaged in providing benefit outsourcing services, which includes benefit plan management and administration services and cost containment services. As more fully described in Note 2, the Company is a member of a group of affiliated companies and has various agreements and extensive transactions with affiliates relating to fees, reimbursement of expenses and services of officers and employees.

     The accompanying financial statements, including the results of operating, have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed if the Company had been operating as an unaffiliated entity.

  Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Restricted Cash

     The financial statements include restricted cash which is held in escrow for clients at December 31, 1995. Included in current liabilities at December 31, 1995 is the related product payable.

  Equipment and Leasehold Improvements; Fixed Assets and Depreciation

     Equipment and leasehold improvements are stated at historical cost. Depreciation and amortization are computed using the straight-line method based upon the shorter of the estimated useful life of the asset or the lease term.

  Accounts Receivable

     Included in accounts receivable at December 31, 1995 is earned but unbilled receivables totaling $3,065,623.

  Service Revenue

     Service revenue is recorded as revenue in the month for which the service is provided.

  Management Estimates

     The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as the date of the balance sheet and income and expense for the period. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

     At December 31, 1995, the Company had $320,345 receivable from and $22,847,580 payable to Prudential.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Included in accounts receivable at December 31, 1995 is $865,560 of receivables from services provided to affiliated companies.

     The Company provides certain claims administration data processing and other services to certain Prudential affiliates. Included in revenue at December 31, 1995 is affiliated service revenue of $11,401,052.

     The Company has also entered into a service agreement with Prudential whereby Prudential furnishes services of officers and employees and data processing to the Company. In 1995, the Company expended $12,846,248 for services provided under this agreement.

     Additionally, the Company has a service agreement with an affiliated company whereby the Company furnishes the services of officers, employees and data processing. The Company is reimbursed for these costs of services provided by Prudential. During 1995, $1,425,854 was reimbursed under this agreement and was deducted from the costs of services provided.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consists of the following at December 31, 1995:

                                                                 1995
                                                              -----------
Computer equipment and software.............................  $11,934,372
Furniture and fixtures......................................    2,368,151
Telecommunications equipment................................      995,708
Leasehold improvements......................................      701,715
Automobiles.................................................       14,827
                                                              -----------
                                                               16,014,773
Less accumulated depreciation and amortization..............   (7,497,264)
                                                              -----------
          Total.............................................  $ 8,517,509
                                                              ===========

4.  CAPITAL LEASE OBLIGATIONS

     Capital lease obligations at December 31, 1995 are payable through October 2000, and are collateralized by equipment. Future minimum lease payments for capitalized lease obligations at December 31, 1995 are as follows:

December 31,
  1996......................................................  $  326,295
  1997......................................................     326,295
  1998......................................................     286,163
  1999......................................................     177,728
  2000......................................................      92,727
                                                              ----------
Total minimum obligations...................................   1,209,208
Less interest...............................................    (227,227)
                                                              ----------
Present value of net minimum obligations....................     981,981
Less current portion........................................    (265,518)
                                                              ----------
                                                              $  716,463
                                                              ==========

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  OPERATING LEASES

     The Company leases its facility and warehouse under a renewable, non-cancelable operating lease agreement which requires payment of property taxes, insurance and normal maintenance costs. Future annual minimum operating lease payments, for leases with remaining lease terms in excess of one year are as follows:

1996........................................................  $ 1,755,370
1997........................................................    1,755,370
1998........................................................    1,755,370
1999........................................................    1,511,110
2000........................................................    1,462,258
Thereafter..................................................    6,702,015
                                                              -----------
          Total.............................................  $14,941,493
                                                              ===========

     Rent expense was $1,589,343 for the year ended December 31, 1995.

6.  INCOME TAXES

     The Company is a member of a group of affiliated companies which join in filing a consolidated federal tax return. Pursuant to a tax allocation agreement, current tax liabilities are determined for individual companies based upon their separate return basis taxable income. Members with taxable income incur an amount in lieu of the separate return basis federal tax. Members with a loss for tax purposes recognize a current benefit in proportion to the amount of their anticipated eligible losses utilized in computing consolidated taxable income.

     For state income tax purposes, the Company files its own separate state tax return.

     The Federal and State income tax provisions for the year ended December 31, 1995 consisted of the following:

Current:
  Federal...................................................  $1,313,015
  State.....................................................     323,810
                                                              ----------
          Total.............................................   1,636,825
                                                              ----------
Deferred:
  Federal...................................................     (76,111)
  State.....................................................     (12,685)
                                                              ----------
          Total.............................................     (88,796)
                                                              ----------
          Total.............................................  $1,548,029
                                                              ==========

     The deferred income tax liability at December 31, 1995 of $1,018,963 resulted from temporary differences between book and tax depreciation.

7.  PENSION PLAN

     The Company sponsors a defined contribution plan (the "Plan") that covers all employees meeting certain eligibility requirements. The Company expended $168,806 for the year ended December 31, 1995 pertaining to the Plan.

                     SYKES HEALTHPLAN SERVICE BUREAU, INC.
               (FORMERLY PRUDENTIAL SERVICE BUREAU, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by the Company's ongoing credit evaluation process, relatively short collection terms and the nature of the Company's client base, primarily mid- and large-size corporations with significant financial histories. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Historically, the Company has not incurred any significant credit related losses.

     Revenue from two unrelated customers was approximately 17% and 7% of total revenue for the year ended December 31, 1995 of which the larger customer's contract was a one-time three year contract which was fulfilled in 1995 and not renewed. The Company had three customers that represented approximately 16%, 13%, and 9% of the total accounts receivable at December 31, 1995.

9.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     Effective December 31, 1995, the Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" which requires that the Company disclose estimated fair values for certain financial instruments. Considerable judgment is required to interpret the effects on fair value. The carrying amounts of cash and cash equivalents, accounts receivables, prepaids and other current assets, and accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments. The fair value of capital lease obligations has been estimated by discounting projected cash flows using an estimate of the Company's borrowing rate at December 31, 1996. The fair value of capital lease obligations has been estimated by discounting projected cash flows using an estimate of the Company's borrowing rate at December 31, 1995.

                                                              CARRYING      FAIR
                                                               AMOUNT      VALUE
                                                              --------   ----------
Capital Lease Obligation....................................  $981,981   $1,006,803

10.  SUBSEQUENT EVENT -- SALE OF THE COMPANY

     On March 31, 1998, Sykes Health Plan Services, Inc. acquired all of the outstanding stock of the Company from Prudential.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Sykes HealthPlan Services, Inc.
  Selected Historical and Pro Forma
  Financial Data......................   21
Acquired Companies Selected Financial
  Data................................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   29
Business..............................   39
Management............................   55
Certain Transactions..................   62
Principal Shareholders................   63
Description of Capital Stock..........   65
Shares Eligible for Future Sale.......   66
Certain United States Federal Tax
  Consequences to Non-United States
  Holders.............................   68
Underwriting..........................   70
Legal Matters.........................   73
Experts...............................   73
Additional Information................   73
Index to Financial Statements.........  F-1

     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                2,500,000 SHARES

                                  (SHPS LOGO)

                                SYKES HEALTHPLAN
                                 SERVICES, INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------
                              MERRILL LYNCH & CO.

                           ING BARING FURMAN SELZ LLC

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                        RAYMOND JAMES & ASSOCIATES, INC.
                                           , 1998

             ------------------------------------------------------
             ------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS, DATED JULY 20, 1998


PROSPECTUS
                                2,500,000 SHARES

                                  [SHPS LOGO]

                        SYKES HEALTHPLAN SERVICES, INC.
                                  COMMON STOCK
                            ------------------------
    Of the 2,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Sykes HealthPlan Services, Inc. (the "Company"), offered hereby, 500,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering") and 2,000,000 shares are being offered initially in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering," and together with the International Offering, the "Offerings"). The initial public offering price and the underwriting discount per share are identical for each of the Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Common Stock. See "Underwriting" for a discussion of certain factors to be considered in determining the initial public offering price. It is currently expected that the initial public offering price will be between $11.00 and $13.00 per share.

    The Common Stock has been approved for listing on the Nasdaq National Market System, subject to official notification of issuance, under the symbol "SHPS."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                           PRICE           UNDERWRITING          PROCEEDS
                                                         TO PUBLIC          DISCOUNT(1)        TO COMPANY(2)
---------------------------------------------------------------------------------------------------------------
Per Share..........................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------
Total(3)...........................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company estimated at $1,250,000.
(3) The Company has granted to the International Managers and the U.S. Underwriters options, exercisable within 30 days after the date hereof, to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."
                            ------------------------
    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about            , 1998.
                            ------------------------
MERRILL LYNCH INTERNATIONAL
              ING BARING FURMAN SELZ LLC
                              NATIONSBANC MONTGOMERY SECURITIES LLC
                                           RAYMOND JAMES & ASSOCIATES, INC.
                            ------------------------
               The date of this Prospectus is             , 1998.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                  UNDERWRITING

     Merrill Lynch International, ING Baring Furman Selz LLC, NationsBanc Montgomery Securities LLC and Raymond James Associates, Inc. are acting as International Managers. Subject to the terms and conditions set forth in the International purchase agreement (the "International Purchase Agreement") among the Company and the International Managers, and concurrently with the sale of 2,000,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company and the Selling Shareholders have agreed to sell to the International Managers, and each of the International Managers severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus.

                                                              NUMBER OF
                   INTERNATIONAL MANAGER                       SHARES
                   ---------------------                      ---------
Merrill Lynch International.................................
ING Baring Furman Selz LLC..................................
NationsBanc Montgomery Securities LLC.......................
Raymond James & Associates, Inc.............................

                                                               -------
             Total..........................................   500,000
                                                               =======

     The Company has also entered into the U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, ING Baring Furman Selz LLC, NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. are acting as representatives. Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 500,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company, an aggregate of 2,000,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers, as the case may be, may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States or Canadian persons or to persons they believe intend to resell to persons who are United States or Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     The International Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock offered hereby to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $          per share of Common Stock. The International Managers may
allow, and such dealers may reallow, a discount not in excess of $          per
share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 75,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     The Company's shareholders have agreed not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them (except pursuant to the HPS Share Purchases), any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch.

     In addition, the Company and its executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus to not, without the prior written consent of Merrill Lynch, offer, sell or otherwise dispose of any shares of Common Stock except in the case of the Company, for shares of Common Stock offered hereby and shares issued and options granted pursuant to its Stock Option Plan.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial offering price for the Common Stock will be determined by negotiations between the Company and the U.S. Underwriters and the International Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be price earnings ratios of publicly traded companies that the U.S. Underwriters believe to be comparable to the Company, certain financial information of the Company, the history of and the prospects for the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for and timing of future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of securities of other companies engaged in businesses similar to the Company. There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public markets subsequent to the Offerings at or above the initial offering price.

     The Common Stock has been approved for listing on Nasdaq, subject to official notification of issuance, under the symbol "SHPS." The Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

     The U.S. Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold these shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it may discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Because the Company intends to use the entire estimated net proceeds of approximately $26.6 million from the Offerings for repayment of indebtedness outstanding under the Line of Credit with respect of which an affiliate of NationsBanc Montgomery Securities LLC is a lender, the underwriting arrangements for the Offerings must comply with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. (the "NASD"). The Offerings are being conducted in accordance with Rule 2720(c)(3), which provides that, among other things, when an NASD member participates in a public offering where more than 10% of the net offering proceeds, not including underwriting compensation, are intended to be paid to members participating in the distribution of the Offerings or associated or affiliated persons of such members, the price at which the issue is to be distributed to the public must be no higher than that recommended by a "qualified independent underwriter." Accordingly, Merrill Lynch is acting as a qualified independent underwriter for purposes of determining the price of the Common Stock offered hereby and has conducted due diligence investigations and has reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The price at which the Common Stock is being sold to the public will be no higher than the price recommended by Merrill Lynch. See "Risk Factors -- Conflict of Interests of NationsBanc Montgomery Securities LLC in the Offerings."

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of the Common Stock that will be offered by this Prospectus for directors, officers and employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Company has agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions of the International and U.S. Purchase Agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
  IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES
DOLLARS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Sykes HealthPlan Services, Inc.
  Selected Historical and Pro Forma
  Financial Data......................   21
Acquired Companies Selected Financial
  Data................................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   29
Business..............................   39
Management............................   55
Certain Transactions..................   62
Principal Shareholders................   63
Description of Capital Stock..........   65
Shares Eligible for Future Sale.......   66
Certain United States Federal Tax
  Consequences to Non-United States
  Holders.............................   68
Underwriting..........................   70
Legal Matters.........................   73
Experts...............................   73
Additional Information................   73
Index to Financial Statements.........  F-1

     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                2,500,000 SHARES

                                 (SHPS LOGO)
                                SYKES HEALTHPLAN
                                 SERVICES, INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------
                          MERRILL LYNCH INTERNATIONAL

                           ING BARING FURMAN SELZ LLC

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                        RAYMOND JAMES & ASSOCIATES, INC.
                                           , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the Company.

Securities and Exchange Commission registration fee.........  $   33,959
NASD filing fee.............................................      12,012
Nasdaq listing fee..........................................      38,750
Printing and engraving expenses.............................     150,000*
Accounting fees and expenses................................     350,000*
Legal fees and expenses.....................................     250,000*
Blue Sky fees and expenses..................................      30,000*
Transfer Agent's fees and expenses..........................      15,000*
Miscellaneous...............................................     370,279*
                                                              ----------
          Total.............................................  $1,250,000*
                                                              ==========

---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Florida corporation. The FBCA provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Article V of the Company's Bylaws provides that the Company shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law.

     The underwriters also will agree to indemnify the directors and officers of
the Company against certain liabilities as set forth in Section   of the
Underwriting Agreement (see Exhibit 1).

     The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The securities issued or sold by the Company since December 18, 1997, the date of inception, which were not registered under the Securities Act are listed below:

          (i) On December 18, 1997, the Company issued 2,910,000 shares of common stock, par value $.01 per share to Sykes Enterprises, Incorporated for an aggregate cash price of $17.0 million.

          (ii) On December 18, 1997, the Company issued 2,910,000 shares of common stock, par value $.01 per share to HealthPlan Services Corporation for an aggregate cash price of $17.0 million.

     Simultaneously with the completion of the Offerings, the Company will issue 1,700,000 shares of common stock, par value $.01 per share, to HealthPlan Services Corporation at the initial public offering price, less an amount equal to the underwriting discount, per share.

     The shares of capital stock issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction. All recipients had adequate access, through their relationship with the Company to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  EXHIBIT
  NUMBER                                 DESCRIPTION
  -------                                -----------
   1.0+     --   U.S. Purchase Agreement
   3.1*     --   Articles of Incorporation of the Company
   3.2*     --   Bylaws of the Company
   3.3*     --   Amended and Restated Articles of Incorporation of the
                 Company
   3.4*     --   Amended and Restated Bylaws of the Company
   4.1*     --   Shareholder Agreement, dated as of December 18, 1997,
                 between Sykes and HPS
   4.2*     --   Amendment to Shareholder Agreement, dated as of January 31,
                 1998
   4.3*     --   Form of Common Stock Certificate of the Company
   5.1      --   Opinion of Holland & Knight LLP
  10.1*     --   1997 Stock Option Plan
  10.2*     --   Employment Agreement, dated as of December 31, 1997, between the Company and Stephen K. Holland, M.D.
  10.3*     --   Employment Agreement, dated as of December 31, 1997, between the Company and James K. Murray, III
  10.4*     --   Employment Agreement, dated as of December 31, 1997, between the Company and David E. Garner
  10.5*     --   Employment Agreement, dated as of March 31, 1998, between
                 the Company and Donald K. Kelly, M.D.
  10.6*     --   Employment Agreement, dated as of March 31, 1998, between
                 the Company and Michael C. Peerboom
  10.7*     --   Employment Agreement, dated as of December 31, 1997, between the Company and Owen McKenna
  10.8*     --   Employment Agreement, dated as of March 31, 1998, between
                 the Company and Suzanne D. Kelly
  10.9*     --   Stock Purchase Agreement, dated as of March 9, 1998, between the Company and Prudential
  10.10*    --   Acquisition Agreement, dated as of December 31, 1997,
                 between the Company and SHPS Acquisition Corporation, OMS
                 Holding Corporation ("OMS Holding") and certain selling
                 shareholders of OMS
  10.11*    --   Plan and Agreement of Merger, dated as of February 11, 1998, between the Company, Sykes HealthPlan Services Acquisition
                 Corporation and HI
  10.12*    --   Amendment to Plan and Agreement of Merger, dated as of March
                 30, 1998, between the Company, Sykes Healthplan Services
                 Acquisition Corporation and HI
  10.13*    --   Credit Agreement, dated as of March 27, 1998, between the
                 Company and NationsBank, National Association -- 0176044.19
  10.14*    --   Amendment Agreement No. 1 to Credit Agreement, dated as of
                 May 13, 1998, between the Company and NationsBank, N.A.
  10.15*    --   Amendment Agreement No. 2 to Credit Agreement, dated as of
                 June 9, 1998, between the Company and NationsBank, N.A.
  10.16*    --   Outsourcing Agreement, dated as of January 1, 1998, between the Company and HPS
  10.17*    --   Administrative Services Agreement, dated as of March 9,
                 1998, between the Company and PHC
  10.18     --   Commitment Letter from NationsBank, N.A., dated July 16,
                 1998
  21.1*     --   List of Subsidiaries
  23.1      --   Consent of Holland & Knight LLP (included in Exhibit 5.1)

  EXHIBIT
  NUMBER                                 DESCRIPTION
  -------                                -----------
  23.2      --   Consent of Arthur Andersen LLP, independent auditors
  23.3      --   Consent of Arthur Andersen LLP, independent auditors
  23.4      --   Consent of Deloitte & Touche LLP, independent auditors
  23.5      --   Consent of Price Waterhouse LLP independent auditors
  23.6      --   Consent of Ernst & Young LLP, independent auditors
  24.1*     --   Power of Attorney
  27.1*     --   Financial Data Schedule (For SEC use only)

---------------

+ To be filed by amendment.
* Previously filed.

     (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 20th day of July, 1998.


                                          SYKES HEALTHPLAN SERVICES, INC.

                                          By:      /s/ DAVID E. GARNER
                                            ------------------------------------
                                                      David E. Garner
                                               President, and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----

                    DAVID E. GARNER                       President, Chief Executive      July 20, 1998
 ------------------------------------------------------     Officer and Director
                    David E. Garner                         (Principal Executive
                                                            Officer)

                           *                              Executive Vice President,       July 20, 1998
 ------------------------------------------------------     Treasurer and Chief
                  James K. Murray, III                      Financial Officer (Principal
                                                            Financial Officer and
                                                            Principal Accounting
                                                            Officer)

                           *                              Director                        July 20, 1998
 ------------------------------------------------------
                  James K. Murray, Jr.

                           *                              Director                        July 20, 1998
 ------------------------------------------------------
                   William L. Bennett

                           *                              Director                        July 20, 1998
 ------------------------------------------------------
              Linda McClintock-Greco, M.D.


*By:     /s/ DAVID E. GARNER
     -------------------------------
             David E. Garner
            Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.0+      --  U.S. Purchase Agreement
 3.1*      --  Articles of Incorporation of the Company
 3.2*      --  Bylaws of the Company
 3.3*      --  Amended and Restated Articles of Incorporation of the
               Company
 3.4*      --  Amended and Restated Bylaws of the Company
 4.1*      --  Shareholder Agreement, dated as of December 18, 1997,
               between Sykes and HPS
 4.2*      --  Amendment to Shareholder Agreement, dated as of January 31,
               1998
 4.3*      --  Form of Common Stock Certificate of the Company
 5.1       --  Opinion of Holland & Knight LLP
10.1*      --  1997 Stock Option Plan
10.2*      --  Employment Agreement, dated as of December 31, 1997, between the Company and Stephen K. Holland, M.D.
10.3*      --  Employment Agreement, dated as of December 31, 1997, between the Company and James K. Murray, III
10.4*      --  Employment Agreement, dated as of December 31, 1997, between the Company and David E. Garner
10.5*      --  Employment Agreement, dated as of March 31, 1998, between the Company and Donald K. Kelly, M.D.
10.6*      --  Employment Agreement, dated as of March 31, 1998, between the Company and Michael C. Peerboom
10.7*      --  Employment Agreement, dated as of December 31, 1997, between the Company and Owen McKenna
10.8*      --  Employment Agreement, dated as of March 31, 1998, between the Company and Suzanne D. Kelly
10.9*      --  Stock Purchase Agreement, dated as of March 9, 1998, between the Company and Prudential
10.10*     --  Acquisition Agreement, dated as of December 31, 1997,
               between the Company and SHPS Acquisition Corporation, OMS
               Holding Corporation ("OMS Holding") and certain selling
               shareholders of OMS
10.11*     --  Plan and Agreement of Merger, dated as of February 11, 1998, between the Company, Sykes HealthPlan Services Acquisition
               Corporation and HI
10.12*     --  Amendment to Plan and Agreement of Merger, dated as of March
               30, 1998, between the Company, Sykes Healthplan Services
               Acquisition Corporation and HI
10.13*     --  Credit Agreement, dated as of March 27, 1998, between the
               Company and NationsBank, National Association -- 0176044.19
10.14*     --  Amendment Agreement No. 1 to Credit Agreement, dated as of
               May 13, 1998 between the Company and NationsBank, N.A.
10.15*     --  Amendment Agreement No. 2 to Credit Agreement, dated as of
               June 9, 1998, between the Company and NationsBank, N.A.
10.16*     --  Outsourcing Agreement, dated as of January 1, 1998, between the Company and HPS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.17*     --  Administrative Services Agreement, dated as of March 9,
               1998, between the Company and PHC
10.18      --  Commitment Letter from NationsBank, N.A., dated July 16,
               1998
21.1*      --  List of Subsidiaries
23.1       --  Consent of Holland & Knight LLP (included in Exhibit 5.1)
23.2       --  Consent of Arthur Andersen LLP, independent auditors
23.3       --  Consent of Arthur Andersen LLP, independent auditors
23.4       --  Consent of Deloitte & Touche LLP, independent auditors
23.5       --  Consent of Price Waterhouse LLP, independent auditors
23.6       --  Consent of Ernst & Young LLP, independent auditors
24.1*      --  Power of Attorney
27.1*      --  Financial Data Schedule (For SEC use only)


---------------

+ To be filed by amendment.
* Previously filed.